Exhibit 10.1

LOAN AGREEMENT

Dated as of October 17, 2025

among

VB TWO, LLC, VB THREE, LLC, AND
THE SUBSIDIARY BORROWERS PARTY HERETO FROM TIME TO TIME,

collectively, as Borrowers,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
as Class A Lender,

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY,
as Class B Lender,

and

MARTELLO RE LIMITED,
as Class C Lender

Schedules and Exhibits

Schedules:

Schedule I	-	Closing Date Data Tape (including Allocated Loan Amounts)
Schedule II	-	Monthly Properties Schedule
Schedule III	-	Exceptions to Representations and Warranties
Schedule IV	-	Chief Executive Office, Prior Names, FEIN and Organizational Chart
Schedule V	-	HOA Properties
Schedule VI	-	Notice Addresses

Exhibits:

Exhibit A	-	Insurance Requirements
Exhibit B	-	Form of Request for Release
Exhibit C	-	Definition of Special Purpose Entity
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Tenant Direction Letter
Exhibit F	-	Form of Data Tape
Exhibit G	-	Form of Lease

i

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 17, 2025 (this “Agreement”), among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (together with its successors and assigns, “Class A Lender”), MASSMUTUAL ASCEND LIFE INSURANCE COMPANY (together with its successors and assigns, “Class B Lender”), MARTELLO RE LIMITED (together with its successors and assigns, “Class C Lender;” and collectively with Class A Lender, Class B Lender, and their respective successors and assigns, “Lenders,” and each, individually, together with its respective successors and assigns, “Lender”), VB TWO, LLC, a Delaware limited liability company, VB THREE, LLC, a Delaware limited liability company, and the Subsidiary Borrowers (as hereinafter defined) (collectively, with their respective permitted successors and assigns, “Borrowers,” and each, individually with its respective permitted successors and assigns, “Borrower”).

Borrowers desires to obtain the Loan (as hereinafter defined) from Lenders, and Lenders are willing to make the Loan to Borrowers, subject to, and in accordance with, the terms and conditions of this Agreement and the other Loan Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.    Specific Definitions. For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable Blanket Policy” has the meaning given such term in Exhibit A.

“Act” has the meaning given such term in Exhibit C.

“Actual Rent Collections” means, for any period of determination, actual cash collections of Rents in respect of the Properties to the extent such Rents relate to such period of determination, regardless of when actually collected.

“Actual Revenue Collections” means, for any period of determination, Actual Rent Collections, plus (b) other revenue from the Properties, other than Insurance Proceeds in respect of any Casualty or Awards in any Condemnation and used for Restoration.

“Additional Insolvency Opinion” means a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date, in form and substance and from counsel reasonably satisfactory to Required Lenders.

“Affected Property” has the meaning given such term in Section 2.4.2(iii).

“Affiliate” means, as to any Person, any other Person that (i) owns or Controls, directly or indirectly, twenty percent (20%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, lineal descendent or parent of such Person or of an Affiliate of such Person.

“Aggregate BPO Value” means, as to all Eligible Properties, the sum of the BPO Values for such Eligible Properties.

“Aggregate Collateral Value” means, as of any date of determination, the sum of the Collateral Values for all Properties.

“Agreement” has the meaning given such term in the introductory paragraph of this Loan Agreement.

“Allocated Loan Amount” means, as to any Property, an amount equal to (i) the Outstanding Principal Balance times a fraction, the numerator of which is the Collateral Value of such Property and the denominator of which is the Aggregate Collateral Value, in each case as such amount is set forth on Schedule I based on the Properties as of the Closing Date.

“Alternate Reserve Account” has the meaning given such term in Section 7.3.10.

“Annual Budget” means the operating and capital budget for the Properties in the aggregate setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrowers’ respective good faith estimate of anticipated Rents and other recurring income, Operating Expenses and Capital Expenditures for the applicable twelve (12) calendar month period.

“Anti-Money Laundering Laws” has the meaning given such term in Section 5.18.

“Approved Annual Budget” has the meaning given such term in Section 7.4.3.

“Approved BPO Provider” shall mean SingleSource Diligence Services of Utah, LLC, d/b/a Resolute Diligence Solutions, Radian Real Estate Management LLC (f/k/a Green River Capital, LLC), Black Knight, Service Link, or any other BPO provider, mutually acceptable to Borrowers and Required Lenders.

“Approved Extraordinary Operating Expense” has the meaning given such term in Section 7.4.4.

“Assignment of Management Agreement” means the Assignment of Management Agreement and Subordination of Management Fees among Borrowers, Existing Manager and Collateral Agent, for the benefit of Lenders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Available Cash” has the meaning given such term in Section 7.4.1(n).

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of a Property.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Borrower” has the meaning given such term in the introductory paragraph of this Loan Agreement.

“Borrower Security Agreement” means that certain Borrower Security Agreement dated as of the Closing Date, executed by Borrowers in favor of Collateral Agent for the benefit of Lenders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Borrowers” has the meaning given such term in the introductory paragraph of this Loan Agreement.

“BPO” shall mean a written opinion as to the as-is fair market value of a Property given by any Approved BPO Provider, which opinion shall include an interior (or partial interior), if vacant, and exterior, if occupied, assessment of the Property (unless otherwise agreed to by Required Lenders in their reasonable discretion), and shall have been issued based on an assessment that occurred no more than ninety (90) days prior to a Property’s inclusion as an Eligible Property.

“BPO Value” shall mean, with respect to any Property, the “as-is” U.S. Dollar value contained in the most recent BPO regarding the fair market value of such Property accepted by Required Lenders.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the servicing offices of the Servicer are located, (iii) the state where the offices of Manager are located, or (iv) the state in which the corporate trust office of Collateral Agent from which the Loan Documents are being administered is located.

“Calculation Date” means the last day of each calendar quarter.

“Capital Expenditures” means, for any period, amounts expended for repairs, replacements and alterations to any Property and required to be capitalized according to GAAP.

“Capital Expenditures Funds” has the meaning given such term in Section 7.3.4.

“Capital Expenditures Reserve” has the meaning given such term in Section 7.3.4.

“Capital Expenditures Reserve Minimum Balance” has the meaning given such term in Section 7.3.4.

“Cash Collateral Funds” has the meaning given such term in Section 7.3.7.

“Cash Collateral Reserve” has the meaning given such term in Section 7.3.7.

“Cash Management Account” means an Eligible Account at the Cash Management Account Bank established pursuant to the Cash Management Agreement.

“Cash Management Account Bank” means PNC Bank, National Association, or any other Eligible Institution selected by Required Lenders.

“Cash Management Agreement” means that certain Cash Management Agreement to be entered into among Borrowers, Lenders and Cash Management Account Bank in relation to the Cash Management Account, the Rent Deposit Account and the Operating Account, in form and substance acceptable to Required Lenders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Casualty” has the meaning given such term in Section 6.2.

“Casualty and Condemnation Funds” has the meaning given such term in Section 7.3.5.

“Casualty and Condemnation Reserve” has the meaning given such term in Section 7.3.5.

“Casualty Prepayment Amount” has the meaning given such term in Section 6.4(c).

“Cause” has the meaning given such term in Exhibit C.

“Change of Control” means (i) with respect to a Borrower, any change in the management and control of such Borrower such that such Borrower is no longer Controlled by Parent, (ii) with respect to a Borrower, any change in the management and control of such Borrower such that such Borrower is no longer a wholly-owned subsidiary of the Equity Owner, or (iii) with respect to the Equity Owner, any change in the management and control of the Equity Owner such that the Equity Owner is no longer Controlled by Parent or a direct or indirect wholly-owned subsidiary of Parent.

“Class A Loan” means that certain loan from Class A Lender to Borrowers in the original principal amount of $248,700,000.00.

“Class A Percentage” means 76.523077%.

“Class B Loan” means that certain loan from Class B Lender to Borrowers in the original principal amount of $70,300,000.00.

“Class B Percentage” means 21.630769%.

“Class C Loan” means that certain loan from Class B Lender to Borrowers in the original principal amount of $6,000,000.00.

“Class C Percentage” means 1.846154%.

“Closing Date” means October 17, 2025.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted in favor of Collateral Agent, for the benefit of Lenders, pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement dated as of the Closing Date by and among Collateral Agent, Borrowers, Equity Owner and Lenders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Collateral Agent” means U.S. Bank Trust Company, National Association, a national banking association, not in its individual capacity, but solely in its capacity as Collateral Agent for the benefit of Lenders, and any successor Collateral Agent approved by Required Lenders.

“Collateral Documents” means collectively, the Borrower Security Agreement, the Equity Owner Security Agreement, the Rent Deposit Account Control Agreement, the Cash Management Agreement, each Assignment of Management Agreement, each Mortgage, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of a Loan Party as security for the Obligations.

“Collateral Value” means, as to any Stabilized Property, sixty-five percent (65%) times the BPO Value of such Property; provided that the Collateral Value of any Property which is a Disqualified Property shall be zero.

“Collections” means, with respect to any Property, all Rents, Insurance Proceeds, Awards, Transfer Proceeds, interest on amounts on deposit in the Cash Management Account and the Reserve Funds, amounts paid by Borrowers to the Cash Management Account pursuant to this Agreement, and all other payments received with respect to such Property and all “proceeds” (as defined in Section 9-102 of the UCC) of such Property. For the avoidance of doubt, Collections shall not include security deposits that have not been forfeited by the applicable Tenant.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit E.

“Concentration Limits” means, the property criteria set forth in the definition of Eligible Property.

“Condemnation” means a temporary or permanent taking by any Governmental Authority in the exercise of the right of condemnation or eminent domain, of all or any part of a Property, or any interest therein or right accruing thereto, including any right of access thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, by contract or otherwise, and the terms “Controlled” and “Controlling” shall have correlative meanings.

“Custodian” means Collateral Agent or any custodian engaged by Lenders with respect to the Collateral and/or the Notes.

“Data Tape” means a schedule of all Properties, with current information for each Property for each category of information shown on Exhibit I.

“Debt” means the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including expense reimbursements, indemnification obligations and Yield Maintenance Premium, if applicable) due from time to time in respect of the Loan under any Loan Document.

“Debt Service” means, with respect to any particular period of determination, Monthly Debt Service Payments applicable to such period.

“Debt Service Coverage Ratio” means, as of any date of determination, a ratio of (i) Underwritten Net Cash Flow for all Properties to (ii) actual Debt Service for the twelve (12) month period ending on the date of determination; provided that for any date of determination prior to the first anniversary of the Closing Date, such amount shall be deemed to be the Monthly Debt Service Payment as of such date of determination multiplied by twelve (12). Debt Service Coverage Ratio shall be tested quarterly.

“Default” means the occurrence of any event under any Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) four percent (4.0%) above the pre-default Interest Rate.

“Deficiency” means, with respect to the Underwriting Package with respect to any Property, (i) the failure of one or more Specified Documents contained therein to be fully executed or to match the information on the most recent Data Tape required to be delivered by Section 5.31.7 (or, prior to the delivery of the first such Data Tape, the Data Tape attached hereto as Schedule I), (ii) one or more Specified Documents contained therein are mutilated, materially damaged, torn or otherwise materially physically altered or otherwise unreadable or (iii) the absence from the Underwriting Package with respect to any Property, of any Specified Document required to be contained in such Underwriting Package.

“Diligence Agent” means Resolute Diligence Solutions (Setpoint), or, in the event that Resolute Diligence Solutions (Setpoint) ceases to act as Diligence Agent, any Person designated by Required Lenders and reasonably acceptable to Borrowers as a successor Diligence Agent.

“Diligence Agent Agreement” means that certain Evaluation Services Agreement between Borrower and Diligence Agent, or any replacement evaluation services agreement among Borrowers and the Person then acting as the Diligence Agent hereunder.

“Diligence Agent Certification” means a certification of the Diligence Agent that it has reviewed the Underwriting Package and performed the applicable diligence services for such Properties under the Diligence Agent Agreement in order to verify whether the applicable Properties constitute Eligible Properties and the calculation of the BPO Value attributable to such Properties.

“Disqualified Property” means any Property (i) which fails to constitute an Eligible Property and such breach continues uncured for more than fifteen (15) days from the date on which a Borrower has actual knowledge of such failure or (ii) with respect to which any other breach exists under the Loan Documents that applies to such Property (but not to the Properties generally) to the extent that such breach would reasonably be expected to result in an Individual Material Adverse Effect with respect to such Property.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is an account (or a subaccount thereof) maintained with an Eligible Institution. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a federal or state-chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) whose long-term senior unsecured debt obligations are rated at least “A-” by S&P or “A3” by Moody’s (or equivalent ratings by another Rating Agency approved by Required Lenders if not rated by S&P or Moody’s) or (ii) such other banking institution as is approved by Required Lenders.

“Eligible Lease” means, unless otherwise approved by Required Lenders, a written Lease that (i) is executed by an Eligible Tenant and a Borrower (or, in the case of a Lease existing on the Closing Date, such Lease has been assigned to such Borrower), (ii) has a rental rate and terms generally consistent with existing local market rates and terms as determined by each Borrower in its respective commercially reasonable discretion, (iii) as of the date the Lease was executed, the Lease has a term of at least twelve (12) months and not more than three (3) years, (iv) complies with all applicable Legal Requirements in all material respects and includes all disclosures required by applicable Legal Requirements, (v) covers one hundred percent (100%) of the square footage of the applicable Property and (vi) does not include any purchase option, right of refusal to purchase, right of first offer to purchase or similar interest in any Property in favor of any Tenant or any other Person.

“Eligible Property” means a Property that is in compliance with each of the Property Representations and Covenants and as to which the Diligence Agent has delivered a Diligence Agent Certification. In addition, (i) any Property which has been Transferred free of Collateral Agent’s Lien thereon or for which the applicable Release Amount has been paid in connection with a Casualty or Condemnation shall no longer be an Eligible Property; and (ii) any Disqualified Property shall not be an Eligible Property. For the avoidance of doubt, Properties within so-called “build-to-rent (BTR)” communities may be Eligible Properties provided that each residence is individually platted and separately assessed for both zoning and real estate tax purposes; provided that entire “build-to-rent (BTR)” communities that are held under a single, undivided plat (i.e., not in legally subdivided, distinct and separately assessed parcels) may not be deemed Eligible Properties.

“Eligible Tenant” means a bona fide third-party lessee of a Property who satisfies each of the following criteria: (i) either (A) such Tenant satisfies the applicable Borrower’s tenant underwriting guidelines as in effect on the date hereof or (B) the applicable Borrower or Manager otherwise reasonably verifies, based on bona fide written documentation, that the Tenant has sufficient financial resources to satisfy its obligations under the Lease for the Property, (ii) if such Tenant pays all or a portion of any Rent with vouchers provided by the Section 8 Housing Program, the applicable Borrower (or Manager on behalf of the Loan Parties) shall have received the applicable vouchers and paperwork necessary to receive such payments directly from HUD, (iii) the Tenant is not subject to an ongoing Event of Bankruptcy as of such date of initial screening (or if not so initially screened, as of the Closing Date), (iv) the Tenant occupies the Property and uses it for residential purpose and (v) the Tenant is not a Relevant Party or any Affiliate thereof or an immediate family member (ancestor, spouse or lineal descendant) of any of the foregoing.

“Embargoed Person” has the meaning given such term in Section 5.25.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement dated as of the Closing Date, executed by Borrowers and Parent in favor of Collateral Agent and Lenders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Equity Owner” means VB Two Equity, LLC, a Delaware limited liability company.

“Equity Owner Guaranty” means that certain Equity Owner Guaranty, dated as of the Closing Date, executed by Equity Owner in favor of Collateral Agent and Lenders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Equity Owner Permitted Indebtedness” has the meaning given such term in Section 5.4.

“Equity Owner Security Agreement” means that certain Equity Owner Security Agreement dated as of the Closing Date, executed by Equity Owner in favor of Collateral Agent for the benefit of Lenders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which another entity is a member or (ii) described in Section 414(m) or (o) of the Code of which another entity is a member, except that this clause (ii) shall apply solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code.

“Event of Bankruptcy” means, with respect to any Person: (i) such Person shall (A) fail generally to pay its debts as they come due, (B) make a general assignment for the benefit of creditors, (C) institute any case or other proceeding by such Person seeking to adjudicate it as bankrupt or insolvent, (D) seek liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of its debts or any similar action under the Bankruptcy Code or (E) take any action to authorize any of such actions or (ii) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code, and (x) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (y) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Event of Default” has the meaning given such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes that are imposed by the jurisdiction in which a Lender is organized or in which a Lender’s applicable lending office is located.

“Existing Management Agreement” means those certain Management Agreements between a Borrower and Existing Manager, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Existing Manager” means, together, (i) VineBrook Homes, LLC, a Delaware limited liability company, and (ii) Evergreen Residential Management, LLC, a Delaware limited liability company.

“Expenditures Certificate” means an Officer’s Certificate that accurately (i) describes all items of work with respect to the Property or Properties for which a Borrower is seeking a disbursement of Capital Expenditures Funds for the applicable Property; (ii) states (X) the cost of each item of work, and (Y) that such items of work are bona fide out-of-pocket costs and expenses of Borrower that were incurred for the Restoration or repair of the applicable Property; (iii) states that such work has been completed in a good and workmanlike manner and in all material respects in accordance with all applicable Legal Requirements; (iv) states that such work has not been the subject of a previous disbursement (in the case of an Expenditures Certificate delivered in connection with a proposed disbursement of funds), and has been paid for in full by such Borrower (including any cost in excess of the requested disbursement, if applicable) or will be paid in full in connection with the related disbursement (if applicable); (v) for any expenditure greater than Twenty-Five Thousand and No/100ths Dollars ($25,000.00) and any other expenditure requested by Required Lenders, is delivered together with copies of any invoices, mechanics lien releases and other documents specified by Required Lenders; and (vi) if requested by Required Lenders, is delivered together with evidence of payment of such items of work.

“Extraordinary Operating Expense” has the meaning given such term in Section 7.4.4.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“First Payment Date” has the meaning given such term in Section 2.3.1.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fully Condemned Property” has the meaning given such term in Section 6.3(b).

“Fully Condemned Property Prepayment Amount” has the meaning given such term in Section 6.3(b).

“GAAP” means United States generally accepted accounting principles.

“Government List” means (i) the Annex to Presidential Executive Order 13224 (Sept. 24, 2001), (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Required Lenders notify Borrowers in writing is now included in “Government List.”

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city, foreign or otherwise) or quasi-governmental authority or self-regulatory organization, in each case, whether now or hereafter in existence. For the avoidance of doubt, “Governmental Authority” includes HUD, OCRC and any similar state or local housing authorities as well as the National Association of Insurance Commissioners.

“GPR” means, as of any date of determination, the sum of (i) the annualized in-place Rents under bona fide Eligible Leases for the Properties and (ii) annualized market rents for Properties that are vacant as of such date. For purposes of clause (ii) market rents shall be determined by each Borrower or, if Borrowers elect, by a nationally recognized rental rate reporting service selected by Borrowers and acceptable to Required Lenders in their reasonable discretion (such nationally recognized rental rate reporting service’s fee to be at Borrowers’ sole cost and expense).

“HOA” means a homeowners association, board, corporation or similar entity with authority to create a Lien on a Property as a result of the non-payment of HOA Fees that are payable with respect to such Property.

“HOA Dues” has the meaning given such term in Section 7.3.2.

“HOA Fees” means all homeowners dues, fees, assessments and impositions, and any other charges levied or assessed or imposed against a Property, or any part thereof, by an HOA.

“HOA Funds” has the meaning given such term in Section 7.3.2.

“HOA Property” means a Property subject to an HOA.

“HOA Reserve” has the meaning given such term in Section 7.3.2.

“HOA Reserve Minimum Balance” has the meaning given such term in Section 7.3.2.

“HUD” means the U.S. Department of Housing and Urban Development.

“Improvements” means the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on any Property.

“Increased Costs” has the meaning given such term in Section 2.6.

“Indebtedness” means (i) all indebtedness for (A) borrowed money, (B) amounts drawn under a letter of credit, or (C) the deferred purchase price of property, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility, (iii) all amounts required to be paid as a guaranteed payment to equity owners or a preferred or special dividend, including any mandatory redemption of equity interests, (iv) all obligations under leases that constitute capital leases, (v) all obligations under interest rate swaps, caps, floors, collars and other interest hedge agreements, whether absolute or contingent, as obligor, guarantor or otherwise, (vi) indebtedness secured by a Lien on any property owned by the applicable Person (whether or not such indebtedness has been assumed), (vii) any guaranty of any of the foregoing and (viii) any other contractual obligation for the payment of money, including trade payables, that is more than sixty (60) days past due.

“Indemnified Persons” means, collectively, (i) each Lender and Collateral Agent, (ii) any successor owner or holder of the Loan or participations in the Loan, (iii) any Servicer or prior Servicer of the Loan, (iv) Barings, LLC, a Delaware limited liability company, the investment manager of each Lender, and any Affiliate of a Lender that acts as an underwriter, placement agent, any other co‑underwriters or co-placement agents, and (v) each of the respective officers, directors, partners, employees, experts, representatives, agents and Affiliates and each Person or entity who Controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) of any and all of the foregoing, in all cases whether during the Term or as part of or following a foreclosure of the Loan.

“Indemnified Taxes” means, other than Excluded Taxes, all Taxes (including any stamp, court, documentary, intangible, recording, filing or similar Taxes) that arise from or are imposed upon any payment made under, from the execution, delivery, performance, or enforcement of any of the Loan Documents, or the registration of, from the receipt or perfection of any Lien of or under any Loan Document.

“Independent Director” has the meaning given such term in Exhibit C.

“Individual Material Adverse Effect” means, with respect to any Property, (i) any event or condition that has a Material Adverse Effect on the profitability, value, use, occupation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of Collateral Agent, a Lender or any Relevant Party or (ii) the enforceability, validity, perfection or priority of the Lien of the Collateral Documents with respect to such Property.

“Initial Maturity Date” means October 17, 2030.

“Insolvency Opinion” means that certain non-consolidation opinion letter dated as of the Closing Date delivered by counsel to the Loan Parties in connection with the Loan.

“Insurance Funds” has the meaning given such term in Section 7.3.3.

“Insurance Premiums” has the meaning given such term in Exhibit A.

“Insurance Proceeds” means all property and business interruption insurance proceeds paid or payable to a Borrower or Collateral Agent, for the benefit of Lenders, in connection with damage to or destruction of a Property.

“Insurance Reserve” has the meaning given such term in Section 7.3.3.

“Insurance Reserve Minimum Balance” has the meaning given such term in Section 7.3.3.

“Interest Funds” has the meaning given such term in Section 7.3.8.

“Interest Period” means, with respect to any Payment Date, the immediately preceding calendar month, provided, that the initial Interest Period means the period commencing on the Closing Date and ending on the last day of the calendar month during which the Closing Date occurs.

“Interest Rate” means, a per annum rate equal to five and 44/100ths percent (5.44%).

“Interest Reserve” has the meaning given such term in Section 7.3.8.

“Lease” means any agreement or arrangement pursuant to which any Person has or claims a possessory interest in, or right to use or occupy, all or any part of any Property, and every modification, amendment or other agreement relating thereto, including any sublease, assignment and guarantee.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, with any Governmental Authorities or enforceable by any Governmental Authorities, at any time in force affecting any Borrower, any Property or any part thereof (or if applicable, Manager or any Relevant Party), including, without limitation, any which may (i) require repairs, modifications or alterations in or to a Property or any part thereof, or (ii) in any way limit the leasing, use and enjoyment of a Property. For the avoidance of doubt, “Legal Requirements” includes statutes, laws, rules, orders, regulations, judgments, decrees and injunctions relating to fair housing including, without limitation, the Fair Housing Act (Title VIII of the Civil Rights Act of 1968) and any applicable state laws.

“Lender” and “Lenders” have the meaning given such terms in the introductory paragraph of this Loan Agreement.

“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Collateral, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” means the loan evidenced by the Notes, in the aggregate amount of Three Hundred Twenty-Five Million and No/100ths Dollars ($325,000,000.00), consisting of the Class A Loan, the Class B Loan, and the Class C Loan.

“Loan Documents” means, collectively, this Agreement, the Note, the Collateral Agency Agreement, the Recourse Guaranty, the Equity Owner Guaranty, the Environmental Indemnity, each Collateral Document and all other agreements, instruments and documents delivered pursuant thereto or in connection therewith, as any of the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Loan Party” means Borrowers and Equity Owner.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature, including but not limited to reasonable attorneys’ fees and other out-of-pocket costs of defense (including in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any Indemnified Person shall be designated a party thereto).

“Low Debt Service Period” shall commence if, as of any Calculation Date, the Debt Service Coverage Ratio is less than 1.20:1.00, and shall end (A) at such time as the Properties have achieved, as of any two succeeding consecutive Calculation Dates, a Debt Service Coverage Ratio of at least 1.20:1.00, or (B) immediately after Borrowers shall have prepaid the Outstanding Principal Balance, without premium or penalty, in an amount sufficient to cause the Debt Service Coverage Ratio to be 1.20:1.0 or greater.

“Management Agreement” means any agreement pursuant to which any Person has any right or obligation to manage, lease or collect rent from any of the Properties. The only Management Agreements permitted hereunder are the Existing Management Agreement and any Replacement Management Agreement as to which the requirements herein have been satisfied.

“Management Fee Cap” means, commencing with the calendar month ending immediately prior to each Payment Date during the Term, six percent (6.0%) of gross Rents collected with respect to the Properties for such calendar month. For purposes of such calculation, Rent paid by Tenants more than thirty (30) days in advance of the date when due shall be deemed to be collected in the calendar month to which it is applicable as set forth in the applicable Lease.

“Manager” means Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Properties in accordance with the terms and provisions of this Agreement pursuant to a Management Agreement.

“Margin Stock” has the meaning given such term in Section 4.1.21.

“Material Action” has the meaning given such term in Exhibit C.

“Material Adverse Effect” means (i) any event or condition that has a material adverse effect on (A) the property, business, operations or financial condition of any Relevant Party, (B) the use, operation or value of the Properties taken as a whole, (C) the ability of Borrowers to repay the principal and interest of the Loan when due or the ability of any Relevant Party to satisfy its respective obligations under the Loan Documents when due or (D) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of a Lender or Collateral Agent under any Loan Document, or (ii) any determination by Required Lenders in their reasonable and good faith discretion that the management and operation of the Properties by any Relevant Party or any of their respective Affiliates does not comply with Legal Requirements in any material respect. For the avoidance of doubt, any determination by a Governmental Authority that the policies and procedures of any Relevant Party relating to the use and operation of the Properties do not comply with Legal Requirements shall, unless Required Lenders otherwise agree, be deemed a Material Adverse Effect.

“Maturity Date” means the earlier of (i) the Initial Maturity Date and (ii) such date following an Event of Default on which the principal of the Note becomes due and payable by declaration of acceleration of otherwise.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Debt evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Budgeted Amount” has the meaning given such term in Section 7.4.3.

“Monthly Debt Service Payment” means, for each Payment Date, a monthly payment equal to the payment of interest, equal to the amount payable in respect of interest pursuant to Section 2.2.1(a) for the Interest Period ending on the last day of the immediately preceding calendar month.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, assignment of leases and rents, security agreement and fixture filing, deed of trust, assignment of leases and rents, security agreement and fixture filing or deed to secure debt, assignment of leases and rents, security agreement and fixture filing, as applicable, for each Property or for multiple Properties located within the same county or parish, executed and delivered by a Borrower in favor of Collateral Agent, for the benefit of Lenders, constituting a Lien on the Improvements and the Property or Properties, as applicable, as Collateral for the Obligations, as any of the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“MSA” means a Metropolitan Statistical Area as defined by the U.S. Office of Management and Budget.

“Nationally Recognized Service Company” has the meaning given such term in Exhibit C.

“Net Assets” means, with respect to any Person, the difference between (i) such Person’s assets determined in accordance with GAAP, but excluding accumulated depreciation, and (ii) such Person’s liabilities determined in accordance with GAAP.

“Net Proceeds” means (i) Insurance Proceeds or (ii) Awards, whichever the case may be, and in each case after deduction of reasonable costs and expenses (including reasonable counsel fees) incurred by Collateral Agent and/or Lenders in collecting and disbursing the same.

“Net Proceeds Deficiency” has the meaning given such term in Section 6.4(d).

“Note” has the meaning given such term in Section 2.1.1.

“Notice” has the meaning given such term in Section 9.1.

“Obligations” means, collectively, each and all obligations of the Relevant Parties under the Loan Documents, including Borrowers’ obligations for the payment of the Debt, including without limitation, interest that accrues after any Event of Bankruptcy, regardless of whether such interest is allowable or allowed in any proceeding relating to an Event of Bankruptcy.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Officer’s Certificate” means a certificate delivered to Lenders by Borrowers which is signed by an authorized officer of each Borrower.

“Operating Account” means the deposit account held at Operating Account Bank in the name of a Borrower, which account may be changed from time to time pursuant to mutual written agreement by such Borrower and Required Lenders.

“Operating Account Bank” means Bank of America, N.A., or any other Eligible Institution selected by Borrowers and reasonably acceptable to Required Lenders.

“Operating Expenses” means, for any period, without duplication, all expenses actually paid or payable by Borrowers during such period in connection with the administration, operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include, without duplication, (i) all operating expenses incurred in such period based on quarterly financial statements delivered to Lenders in accordance with Section 4.3.1(a), (ii) cost of utilities, inventories, and fixed asset supplies consumed in the operation of the Properties, (iii) fees payable to Manager in an amount equal to the greater of (A) actual fees paid to Manager or (B) the Management Fee Cap, (iv) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder (not to exceed the prevailing market rates for such services), (v) operational equipment and other lease payments to the extent constituting operating expenses under GAAP, (vi) Property Taxes and HOA Fees, (vii) Insurance Premiums and (viii) Property maintenance expenses. Notwithstanding the foregoing, Operating Expenses shall not include (A) depreciation, amortization or other non-cash items, (B) income taxes or other charges in the nature of income taxes, (C) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of any Property or in connection with the recovery of Insurance Proceeds or Awards, (D) any loss that is covered by the Policies, including any portion of a loss that is subject to a deductible under the Policies, (E) Capital Expenditures, (F) Debt Service, (G) expenses incurred in connection with the acquisition and initial leasing and renovation of Properties and other activities undertaken prior to such initial lease that do not constitute recurring operating expenses to be paid by a Borrower, including eviction of existing Tenants, incentive payments to Tenants and other similar expenses, (H) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant under a Lease, (I) any service that is required to be provided by Manager pursuant to the Management Agreement without compensation or reimbursement (other than the management fee set forth in the Management Agreement), (J) any expenses that relate to a Property from and after the release of such Property in accordance with Section 2.5, (K) bad debt expense with respect to Rents and lost Rents due to vacancies, (L) the value of any free rent or other concessions provided with respect to the Properties, or (M) corporate overhead expenses incurred by Borrowers’ Affiliates.

“Original Issue Discount Amount” has the meaning given such term in Section 2.1.1.

“Other Charges” means any other charges levied or assessed or imposed against a Property, or any part thereof, other than Taxes or HOA Fees.

“Outstanding Principal Balance” means, on any date of determination, the outstanding principal balance of the Loan on such date, the outstanding principal balance of the Class A Loan on such date, the outstanding principal balance of the Class B Loan on such date, or the outstanding principal balance of the Class C Loan on such date in each case as the context may require.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” has the meaning given such term in Section 4.1.23.

“Payment Date” has the meaning given such term in Section 2.3.1.

“Parent” means VineBrook Homes Trust, Inc., a Maryland corporation.

“Parent Financial Covenant” means the requirement that Parent maintain Net Assets of not less than Three Hundred Twenty-Five Million and No/100ths Dollars ($325,000,000.00) (exclusive of Parent’s indirect interest in Borrowers).

“Permitted Indebtedness” has the meaning given such term in Section 5.4.

“Permitted Investment” means the investments described in clause (i) below, subject to qualifications set forth in clause (ii) below:

(i)         (A) obligations of, or obligations guaranteed as to principal and interest by, the United States government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States; (B) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A‑1+ (or the equivalent) by each of the Rating Agencies, it being understood that the A‑1+ benchmark rating and other benchmark ratings in this Agreement are intended to be the ratings, or the equivalent of ratings, issued by S&P; (C) deposits that are fully insured by the Federal Deposit Insurance Corp.; (D) debt obligations that are rated AA (or the equivalent) by each of the Rating Agencies having maturities of not more than 365 days; (E) commercial paper rated A–1+ (or the equivalent) by each of the Rating Agencies and (F) investment in money market funds rated AAAm or AAAm–G (or the equivalent) by each of the Rating Agencies.

(ii)         Notwithstanding the foregoing, “Permitted Investments” shall (A) exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (B) not have maturities in excess of one year; (C) be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (D) exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Liens” means, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policies for the Properties as Required Lenders have approved in writing, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Liens arising after the Closing Date for Taxes being contested in accordance with the terms hereof, (v) any workers’, mechanics’ or other similar Liens on a Property that are bonded or discharged within sixty (60) days after a Borrower first receives written notice of such Lien, (vi) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting any Property that would not reasonably be expected to and do not have an Individual Material Adverse Effect on the Property, (vii) such other title and survey exceptions as Required Lenders have approved in writing in their reasonable discretion, and (viii) rights of Tenants, as tenants only, under Leases permitted hereunder.

“Permitted Transfers” has the meaning given such term in Section 5.24.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Policy” and “Policies” have the meanings given such terms in Exhibit A.

“Prepayment Notice” means a prior written notice to Lenders specifying the proposed Business Day on which a voluntary prepayment of the Debt is to be made pursuant to Section 2.4.1, which date shall be no earlier than ten (10) days after the date of such Prepayment Notice and no later than thirty (30) days after the date of such Prepayment Notice.

“Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Yield Maintenance Date as most recently published in the “Treasury Bonds, Notes and Bills” section in The Wall Street Journal as of such Prepayment Rate Determination Date. If more than one issue of United States Treasury Securities has the same remaining term to the Yield Maintenance Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published shall control absent manifest error. If the publication of the Prepayment Rate in The Wall Street Journal is discontinued, Required Lenders shall determine the Prepayment Rate on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Required Lenders may reasonably select.

“Prepayment Rate Determination Date” means the date that is five (5) Business Days prior to the date that a prepayment of principal is applied pursuant to Section 2.4.4(b).

“Prescribed Laws” means, collectively, (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56) (The USA PATRIOT Act), (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (iii) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (iv) all other Legal Requirements relating to money laundering or terrorism.

“Previously-Owned Properties” means any residential real properties previously owned by a Borrower but are no longer owned by such Borrower as of the Closing Date.

“Prohibited Assignee” means any Person owned (in whole or in part) or controlled or managed by (i) Credit Suisse (Switzerland) Ltd., (ii) UBS Group AG, (iii) Ares Capital Management, L.P., (iv) Apollo (or Athene), (v) Amherst, (vi) Pretium, and (vii) any of the foregoing Persons’ respective Affiliates or subsidiaries.

“Properties Schedule” means the data tape of Properties attached hereto as Schedule I as of the Closing Date, as updated on a monthly basis in the form attached hereto as Schedule II, pursuant to Section 5.31.6.

“Property” means, individually, and “Properties” means, collectively, the residential real properties described on Schedule I (as the same may be supplemented from time to time); provided that if (i) the Allocated Loan Amount for any Property has been reduced to zero and (ii) all interest and other Obligations related to the repayment of such Allocated Loan Amount have been repaid in full, then such residential real property shall no longer be a Property hereunder. The Properties include the Improvements now or hereafter erected or installed thereon and other personal property owned by the applicable Borrower located thereon, together with all rights pertaining to such real property, Improvements and personal property.

“Property Document” means each agreement relating to a Property, each Permitted Lien affecting a Property and each other instrument binding on a Borrower or any Property, including any reciprocal easement agreement, declaration of covenants, conditions and restrictions and any HOA governing documents, rules and regulations.

“Property Representations and Covenants” means the representations, warranties and covenants set forth in Sections 4.1.4, 4.1.6, 4.1.9, 4.1.11, 4.1.12, 4.1.13, 4.1.14, 4.1.15, 4.1.16, 4.1.17, 4.1.18, 4.1.19, 4.1.24, 4.1.25, 4.1.26, 4.1.27, 4.1.28, 4.1.29, Section 5.1, Section 5.5, Section 5.6, Section 5.8, Section 5.10, Section 5.11 Section 5.13 and Section 5.14 hereof and the representations, warranties and covenants in Section 1 and 2 of the Environmental Indemnity.

“Property Taxes” means any real estate and personal property Taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed by a Governmental Authority against any Property, any Collateral, any part of either of the foregoing, or any Borrower.

“Qualified Manager” means (i) Existing Manager, (ii) any Person that is under common Control with Existing Manager, (iii) a reputable Person that has at least three (3) years’ experience in the management of residential rental properties in the aggregate amount equal to or greater than Existing Manager as of the Closing Date, and is at the time of determination managing residential rental properties in (a) at least that number of residential rental properties managed by Existing Manager as of the Closing Date in each state and MSA that the applicable Properties to be managed by such Person are located (or has retained by subcontract a property manager in such areas before the effectiveness of any termination or resignation of Manager) and (b) every state that the applicable Properties to be managed by such Person are located, and is not (nor is any Person under common Control with such Person) the subject of a bankruptcy or similar proceeding or any governmental or regulatory investigation which resulted in a final, nonappealable conviction for criminal activity involving moral turpitude, or (iv) any other Person that is approved by Required Lenders in their reasonable discretion; provided, that if such Person is an Affiliate of Borrowers, Borrowers shall have obtained an Additional Insolvency Opinion if such an opinion is reasonably requested by Required Lenders.

“Qualified Release Property Default” has the meaning given such term in Section 2.5.

“Rating Agencies” means S&P and Moody’s.

“Records” means all Leases, agreements, instruments, documents, books, records and other information (including tapes, disks, punch cards and related property and rights) maintained with respect to Properties or the Loan Parties.

“Recourse Guaranty” means that certain Recourse Guaranty and Indemnity, dated as of the Closing Date, executed by Parent in favor of Collateral Agent and Lenders.

“Regulatory Change” means any change after the Closing Date in federal, state or foreign laws or regulations, or the adoption, taking effect or the making, after such date, of any interpretations, directives or requests applying to a Lender, or any Person in Control of a Lender or to a class of banks or companies Controlling banks, of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any United States court or Governmental Authority or monetary authority charged with the interpretation or administration thereof (expressly excluding any of the foregoing imposed by a foreign Governmental Authority).

“Release Amount” means, for a Property as of any date of determination, the following applicable amount together with any other amounts (in respect of interest or yield maintenance) specified in Section 2.4.4: (i) one hundred five percent (105%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Properties, including such Property, is less than fifteen percent (15%) of the Outstanding Principal Balance as of such date; (ii) one hundred ten percent (110%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Properties, including such Property, is equal to or greater than fifteen percent (15%) but less than twenty-five percent (25%) of the Outstanding Principal Balance as of such date; (iii) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Properties, including such Property, is equal to or greater than twenty-five percent (25%) but less than thirty-five percent (35%) of the Outstanding Principal Balance as of such date, and (iv) one hundred twenty percent (120%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Properties, including such Property, is equal to or greater than thirty-five percent (35%) of the Outstanding Principal Balance as of such date. Notwithstanding anything to the contrary, if a release of multiple Properties in a single transaction will result in the sum of the Allocated Loan Amounts for all such released Properties to bypass a percentage threshold described above, the portion of the Properties comprising the released Properties whose Allocated Loan Amounts are below the amount needed to cross the threshold shall be released at the lower Release Amount.

“Release Conditions” has the meaning given such term in Section 2.5.

“Release Property” has the meaning given such term in Section 2.5.

“Relevant Party” means each Loan Party and Parent (collectively, the “Relevant Parties”).

“Renovation Standards” means the maintenance, repairs, improvements and installations that are necessary for a Property to conform to applicable Legal Requirements and not deviate materially from local rental market standards for similarly situated properties in the area in which such Property is located.

“Rent Deposit Account” means the deposit account held at the Rent Deposit Account Bank in the name of the applicable Borrower, which may include a consolidated account across all Borrowers, or, as may be subsequently agreed to by such Borrower and Required Lenders in writing, a deposit account of Manager at the Rent Deposit Account Bank, in which Collections are deposited.

“Rent Deposit Account Bank” means Bank of America, N.A., a national banking association, or any other Eligible Institution selected by Borrowers and reasonably acceptable to Required Lenders.

“Rent Deposit Account Control Agreement” means a deposit account control agreement dated as of the Closing Date among the applicable Borrower, Lenders and Rent Deposit Account Bank providing for control by Lenders of the Rent Deposit Account (exercisable only upon the written direction of Required Lenders upon the occurrence of a Trigger Period), as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Rents” means, with respect to each Property, all rents and rent equivalents (including for forfeited security deposits allocated to rent) and any fees, payments or other compensation from any Tenant.

“Replacement Management Agreement” means a Management Agreement (other than the Existing Management Agreement) between a Borrower and a Qualified Manager, which agreement satisfies the requirements set forth herein and is in form and substance acceptable to Required Lenders in their reasonable discretion.

“Request for Release” means a request for release of a Property in connection with any Transfer of a Property, substantially in the form attached hereto as Exhibit B.

“Required DSCR” means 1.20:1.

“Required Lenders” means, as of any date of determination, (a) unless and until the Class A Loan has been reduced to zero, one or more Persons holding in the aggregate at least fifty-one percent (51%) of Outstanding Principal Balance of the Class A Loan at such time; and (b) otherwise, the Required Class B Lenders; provided that any portion of the Class A Loan, the Class B Loan or the Class C Loan held by any Loan Party or any Affiliate of a Loan Party shall be disregarded in the determination of Required Lenders unless all Loans are held by a Loan Party or any Affiliate of a Loan Party.

“Required Class B Lenders” means, as of any date of determination, (a) unless and until the Class B Loan has been reduced to zero, one or more Persons holding in the aggregate at least fifty-one percent (51%) of the Outstanding Principal Balance of the Class B Loan at such time; and (b) otherwise, the Required Class C Lenders; provided that (any portion of the Class B Loan or the Class C Loan held by any Loan Party or any Affiliate of a Loan Party shall be disregarded in the determination of Required Class B Lenders unless all Class B Loans and Class C Loans are held by a Loan Party or any Affiliate of a Loan Party.

“Required Class C Lenders” means, as of any date of determination, (a) one or more Persons holding in the aggregate at least fifty-one percent (51%) of the Outstanding Principal Balance of the Class C Loan at such time; provided that (any portion of the Class C Loan held by any Loan Party or any Affiliate of a Loan Party shall be disregarded in the determination of Required Class C Lenders unless all Class C Loan are held by a Loan Party or any Affiliate of a Loan Party.

“Reserve Cure Deposit” has the meaning given such term in Section 7.3.12.

“Reserve Funds” means, collectively, all funds held in the Reserves pursuant to Article 7, including, but not limited to, the Capital Expenditures Funds, the Cash Collateral Funds, the Casualty and Condemnation Funds, the HOA Funds, the Insurance Funds, the Interest Funds and the Tax Funds.

“Reserve Release Date” means any Business Day as requested by Borrowers pursuant to a Reserve Release Request; provided that there shall be no more than one Reserve Release Date in any calendar month.

“Reserve Release Request” means any written request by Borrowers for a release of Reserve Funds made in accordance with Article 7.

“Reserves” means, collectively, the Eligibility Reserve, the Tax Reserve, the HOA Reserve, the Insurance Reserve, the Interest Reserve, the Casualty and Condemnation Reserve, the Cash Collateral Reserve, and the Capital Expenditures Reserve, each of which shall, individually, be a “Reserve.”

“Responsible Officer” means, as to any Person, the chief executive officer or president or, with respect to financial matters, the chief financial officer or treasurer of such Person; provided that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certified resolution of such Person.

“Restoration” means the repair and restoration of a Property after a Casualty as nearly as possible to the condition such Property was in immediately prior to such Casualty, with such material alterations as may be approved by Required Lenders, which such approval shall not to be unreasonably withheld.

“Restoration Conditions” means (i) no Event of Default shall have occurred and be continuing beyond any applicable notice and cure period, (ii) within sixty (60) days after the occurrence of the Casualty, the applicable Borrower or Borrowers deliver to Lenders a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration of the affected Properties in accordance with the terms of this Agreement, (iii) Required Lenders shall be satisfied that any Debt Service and operating deficits which will be incurred with respect to the Properties as a result of the occurrence of the Casualty will be covered out of (A) the applicable Net Proceeds, (B) the insurance coverage referred to in paragraph (a)(ii) of Exhibit A, if applicable, or (C) by other funds of the applicable Borrower; (iv) Required Lenders shall be satisfied that the Restoration will be completed on or before the earliest of (A) six (6) months prior to the Maturity Date, (B) such time as may be required under applicable Legal Requirements or (C) six (6) months prior to the expiration of the insurance coverage referred to in paragraph (a)(ii) of Exhibit A and (v) the Net Proceeds together with any Net Proceeds Deficiency deposited by the applicable Borrower are sufficient to cover the cost of the Restoration, as determined by Required Lenders in their commercially reasonable discretion .

“Restoration Threshold Amount” means, as of any date of determination, an amount equal to the lesser of (i) Fifty Thousand and No/100ths Dollars ($50,000.00) per Property, and (ii) one-half of one percent (0.50%) of the Outstanding Principal Balance.

“Restricted Junior Payment” means, with respect to any Person, (i) any dividend or other distribution of any nature (including cash, securities, assets, Indebtedness or otherwise) and any payment (by virtue of redemption, retirement or otherwise) on any class of equity interests or subordinate Indebtedness issued by such Person now or hereafter outstanding, whether directly or indirectly, and (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity interests or subordinate Indebtedness of such Person now or hereafter outstanding.

“S&P” means S&P Global Ratings

“Section 8 Housing Program” means the HUD housing choice voucher program, commonly referred to as “Section 8,” and including herein any replacement, successor or similar federal or state program.

“Section 8 Housing Tenants” means Tenants paying all or a portion of any Rent with vouchers provided pursuant to the Section 8 Housing Program.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Deposit Account” has the meaning given such term in Section 5.14(a).

“Servicer” has the meaning given such term in Section 9.23.

“Sole Member” has the meaning given such term in Exhibit C.

“Solvent” means, with respect to any Person on any date of determination, (i) the fair saleable value of such Person’s assets exceeds its total liabilities, (ii) such Person’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted and (iii) such Person is able to pay its liabilities as they mature.

“Special Member” has the meaning given such term in Exhibit C.

“Special Purpose Entity” has the meaning given such term in Exhibit C.

“Specified Documents” means, with respect to any Property, each document listed in the definition of “Underwriting Package” with respect to such Property.

“Stabilized Property” means a Property for which all relevant renovation and capital repairs have been completed and which, as of the date of determination (a) is then subject to an Eligible Lease or (b) is not then leased, but was previously subject to an Eligible Lease at any time during the Term of the Loan.

“Subsidiary Borrowers” means, collectively, Conrex Residential Property Group 2013-1, LLC, Conrex Residential Property Group 2013-2 Operating Company, LLC, Conrex Residential Property Group 2013-3 Operating Company, LLC, Conrex Residential Property Group 2013-4 Operating Company, LLC, Conrex Residential Property Group 2013-5 Operating Company, LLC, Conrex Residential Property Group 2013-6 Operating Company, LLC, Conrex Residential Property Group 2013-7 Operating Company, LLC, Conrex Residential Property Group 2013-8 Operating Company, LLC, Conrex Residential Property Group 2013-9 Operating Company, LLC, Conrex Residential Property Group 2013-10 Operating Company, LLC, Conrex Residential Property Group 2013-11 Operating Company, LLC, Conrex Residential Property Group 2013-12 Operating Company, LLC, Conrex Residential Property Group 2013-13 Operating Company, LLC, Rex Residential Property Owner, LLC, Rex Residential Property Owner A, LLC, Rex Residential Property Owner II, LLC, Rex Residential Property Owner III, LLC, Rex Residential Property Owner IV, LLC, Rex Residential Property Owner V, LLC, and Rex Residential Property Owner VI, LLC, each a Delaware limited liability company.

“Substitute Property” has the meaning given such term in Section 2.4.2(iii).

“Tax Funds” has the meaning given such term in Section 7.3.1.

“Tax Reserve” has the meaning given such term in Section 7.3.1.

“Tax Reserve Minimum Balance” has the meaning given such term in Section 7.3.1.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, including Property Taxes.

“Tenant” means any Person obligated by contract or otherwise to pay monies under any Lease now or hereafter affecting all or any part of a Property.

“Tenant Direction Letter” has the meaning given such term in Section 7.1.3.

“Term” means the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

“Title Insurance Company” means the applicable title insurance company selected by Borrowers and reasonably approved by Required Lenders. Mainstay National Title is hereby approved by Required Lenders.

“Title Insurance Owner’s Policy” means, with respect to each Property, an ALTA owner title insurance policy issued by the Title Insurance Company in a form reasonably acceptable to Required Lenders (or, if a Property or the Properties, as applicable, are located in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and determined that is reasonably acceptable to Required Lenders) issued with respect to such Property or Properties, as applicable (subject to Permitted Liens) and insuring the fee simple legal title to such Property and naming the applicable Borrower as the insured party.

“Title Insurance Policy” means, with respect to each Property, or multiple Properties encumbered by the same Mortgage, an ALTA mortgagee title insurance policy issued by the Title Insurance Company containing such endorsements as Required Lenders may reasonably require (to the extent available in the state where the Property or the Properties, as applicable, are located) in a form reasonably acceptable to Required Lenders (or, if such Property or the Properties, as applicable, are located in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and determined that is reasonably acceptable to Required Lenders) issued with respect to such Property or Properties, as applicable, and insuring the Lien of the applicable Mortgage encumbering such Property or Properties, as applicable, as a valid first priority Lien (subject to Permitted Liens) and naming Collateral Agent, as collateral agent for the benefit of Lenders, its successors and assigns, as the insured party.

“Transfer” means any transfer of any kind (including any gift, conveyance, lease, sublease, sale or Lien) with respect to all or any part of or any interest (whether ownership, beneficial or otherwise) in any Property, any Collateral, any Borrower or Equity Owner, whether voluntarily or involuntarily and whether directly or indirectly, by operation of law or otherwise. Without limitation, “Transfer” includes (i) an installment sales agreement wherein by which a Property or any part thereof is to be sold for a price to be paid in installments; (ii) an agreement for the leasing of all or a substantial part of a Property for any purpose other than the actual occupancy by a Tenant thereunder; (iii) a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iv) if Equity Owner or Borrower is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock, or the creation or issuance of new stock, or entering into any agreement to do any of the foregoing; (v) if Equity Owner or Borrower is a partnership, limited liability company, or other entity, any change, withdrawal, removal, resignation, addition, or change of control of any partner, member, or other interest holder, or the issuance of any new partnership, membership or other entity interest, or the transfer of any partnership, membership or other entity interest, or entering into any agreement to do any of the foregoing; (vi) any pledge, hypothecation, assignment, transfer or other Lien or encumbrance of any direct ownership interest in Equity Owner or Borrower; and (vii) granting or sufferance of any purchase option, right of first refusal to purchase, right of first offer to purchase or other similar rights in favor of any Tenant or other Persons. Notwithstanding anything to the contrary herein, the term “Transfer” shall neither include, nor be deemed to include, any sale, transfer, conveyance, pledge, assignment, hypothecation or any other transaction involving the equity interests of Parent or any of their respective direct or indirect equity holders.

“Transfer Date” means the date upon which a Transfer of a Property is consummated.

“Transfer Expenses” means, with respect to the Transfer of any Property, the reasonable expenses of the applicable Borrower incurred in connection therewith not to exceed the lesser of (x) reasonable out-of-pocket expenses actually incurred in connection therewith and (y) eight percent (8.0%) of all gross amounts realized with respect thereto, for any of the following: (i) third party real estate commissions, (ii) the closing costs of the purchaser of such Property actually paid by such Borrower and (iii) such Borrower’s miscellaneous closings costs, including title, escrow and appraisal costs and expenses.

“Transfer Proceeds” means, with respect to the Transfer of any Property, the gross sales price for such Property (including any earnest money, down payment or similar deposit included in the total sales price paid by the purchaser), less Transfer Expenses.

“Trigger Period” shall commence upon the occurrence of (i) an Event of Default or (ii) the commencement of a Low Debt Service Period; and shall end if, (a) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured or waived (and no other Event of Default is then continuing) or (b) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Service Period has ended pursuant to the terms hereof.

“U.S. Dollars” refers to lawful money of the United States.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Underwriting Package” means with respect to any Property or group of Properties:

(i)    A BPO and Manager’s assessment of property value together with a Data Tape which includes information with respect to such Property;

(ii)    a deed for each such Property in form and substance reasonably acceptable to Required Lenders conveying such Property to the applicable Borrower with vesting in the actual name of such Borrower and recorded in the applicable real estate recording office, along with evidence that all fees, premiums, deed stamps and transfer taxes have been paid or delivered to the Title Insurance Company;

(iii)    a Mortgage, and any applicable amendments to the Loan Documents as may be required in connection therewith, as reasonably requested by Required Lenders

(iv)    either (A) a Title Insurance Owner’s Policy, including tie-in endorsements, in full force and effect for such Property in form and substance reasonably satisfactory to Required Lenders, or (B) an escrow letter in form and substance reasonably acceptable to Required Lenders covering all such Properties which escrow letter confirms the Title Insurance Company’s commitment to issue a Title Insurance Owner’s Policy in form and substance satisfactory to Required Lenders), and either (A) a Title Insurance Policy, including tie-in endorsements, in full force and effect for such Property in form and substance reasonably satisfactory to Required Lenders, or (B) an escrow letter in form and substance reasonably acceptable to Required Lenders covering all such Properties which escrow letter confirms the Title Insurance Company’s commitment to issue a Title Insurance Policy in form and substance satisfactory to Required Lenders);

(v)    an executed copy of the Lease or Leases;

(vi)    a copy of the purchase agreement and all other applicable purchase documentation related to the acquisition of such Property reasonably satisfactory to Required Lenders;

(vii)    evidence satisfactory to Required Lenders that all relevant renovations for such Property have been completed;

(viii)    (A) an assignment of each Lease from the existing owner to the applicable Borrower as landlord, (B) to the extent required by the terms of the Lease, evidence of transmittal of a notice, in accordance with the terms of the applicable Lease, from landlord to each Eligible Tenant of such assignment; and

(ix)    evidence satisfactory to Required Lenders that the applicable Borrower’s insurance coverage is in full force and effect with respect to all of the Properties financed under the Loan after giving effect to the Property or Properties that are the subject of such Underwriting Package, including, without limitation completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by such Borrower relating thereto).

“Underwritten Capital Expenditures” means, as of any date of determination, for the twelve (12) month period ending on such date, the greater of the balance of the Capital Expenditures Funds and realized Capital Expenditures for the Properties.

“Underwritten Net Cash Flow” means, as of any date of determination, the excess of: (a) for the trailing twelve (12) month period ending on such date, the lesser of (x) GPR multiplied by (100% minus by Underwritten Vacancy and Credit Loss Percentage), and (y) Actual Revenue Collections, over (b) for the trailing twelve (12) month period ending on such date, the sum of (i) Operating Expenses, adjusted to reflect exclusion of amounts representing non-recurring expenses, any such adjustments to be subject to the approval of the Required Lenders in their reasonable discretion, and reductions from the sale of assets during the subject twelve (12) month period, and (ii) capital expenditure reserves and realized capital expenditures to the extent they exceed the amount in the capital expenditure reserve. For purposes of the foregoing calculations, for any date of determination within the first twelve (12) months after the Closing Date, Operating Expenses, Actual Revenue Collections and other receipts with respect to the Properties for the period from the Closing Date to and including each such Calculation Date shall be annualized (based on the average amount incurred from Closing to the determination date) to determine the twelve (12) month Operating Expenses and Actual Revenue Collections with respect to the Properties.

Notwithstanding the foregoing, Underwritten Net Cash Flow shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable period), (b) any proceeds resulting from the Transfer of all or any portion of any Property, (c) any item of income otherwise included in Underwritten Net Cash Flow but paid directly by any Tenant to a Person other than a Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause (f) of the definition thereof, (d) security deposits received from Tenants until forfeited or applied and (e) any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized leasing commissions). Notwithstanding anything herein to the contrary, the Actual Revenue Collections of any Property that is a Disqualified Property shall be zero for all purposes of this Agreement.

“Underwritten Vacancy and Credit Loss Percentage” means, for any period of determination, six and one-half percent (6.50%).

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (b) of Section 2.7.3.

“Voluntary Action” means, in respect of any Property, a voluntary action or omission by any Relevant Party or an action or omission by any third party authorized by a Relevant Party that, in each case, such Relevant Party intends to result in (i) an imposition of a Lien (other than a Permitted Lien) on such Property, (ii) such Property becoming a Disqualified Property or (iii) a Transfer of such Property in violation of this Agreement.

“Yield Maintenance Date” means the date which is the thirty-six (36)-month anniversary of the Closing Date.

“Yield Maintenance Premium” means, with respect to any prepayment of the Loan (excluding any such payment forming part of the required Monthly Debt Service Payments), an amount calculated by Required Lenders to be equal to the excess, if any, of (A) the sum of the present values of all then-scheduled payments of principal and interest on such principal amount of the Loan being prepaid through the Yield Maintenance Date (including the balloon payment (assuming the Outstanding Principal Balance is due on the Yield Maintenance Date)), and calculating such interest with reference to the actual amount of such principal being prepaid, notwithstanding anything to the contrary in Section 2.2.1(a)), with each such payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually, and deducting from the sum of such present values any interest paid for the period from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date, over (B) the principal amount of the Loan being prepaid, and after the Yield Maintenance Date, no prepayment penalty shall be due in connection with the prepayment of any portion of the Outstanding Principal Balance. For the avoidance of doubt, no Yield Maintenance Premium shall be due in connection with (i) any prepayment made for partial releases of Properties arising from a casualty event, and (ii) any prepayment made for partial releases of Properties not arising from a casualty event until such time as the amount of principal that has been prepaid in connection with all such releases in the aggregate equals fifteen percent (15%) of the original principal amount of the Loan.

Section 1.2.    Exhibits and Schedules. The Schedules and Exhibits annexed hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

ARTICLE 2
THE LOAN

Section 2.1.    Agreement to Lend and Borrow. Subject to and upon the terms and conditions of this Agreement, Lenders hereby agree to make the Loan to Borrowers subject to the terms and conditions of this Agreement, and Borrowers hereby agree to accept the Loan on the Closing Date. All amounts owed hereunder with respect to the Obligations shall be paid in full no later than the Maturity Date. For the avoidance of doubt, the Loan is not a revolving loan facility, and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrowers acknowledge and agree that the Loan has been fully funded on the Closing Date.

2.1.1.    The Note. The Loan shall be evidenced by one or more promissory notes each dated as of the Closing Date, which in the aggregate equal the amount of the Loan executed by Borrowers, jointly and severally, and payable to the order of each Lender (each, a “Note”). On the Closing Date, Borrower shall execute and deliver to each Lender a Note, payable to such Lender and its successor and assigns, in an amount equal to such Lender’s share of the Loan. Each Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise. In the event that a Note is lost or misplaced, upon delivery of a lost note affidavit by such Lender (or its Custodian), Borrowers shall promptly execute and deliver a replacement Note to such Lender. The Note shall be issued with original issue discount in an amount equal to three percent (3.0%) of the stated principal amount of Loan (the “Original Issue Discount Amount”), payable in full upon the Closing Date without regard to amounts allocated for tax or other purposes. The Original Issue Discount Amount shall be deducted on Borrowers’ behalf by Lenders from the proceeds of the Loan made on the Closing Date.

2.1.2.    Use of Proceeds. Borrowers shall use the proceeds of the Loan (a) to make deposits of the Reserve Funds, (b) to pay costs and expenses related to the closing of the Loan, including fees payable to Lenders and Collateral Agent, (c) to release any Lien encumbering the Collateral, (d) to pay any delinquent Property Taxes, HOA Fees and Other Charges, (e) to purchase the Properties, and (f) if any proceeds remain thereafter, for such lawful purpose as Borrowers shall determine.

2.1.3.    Updated BPOs. Required Lenders shall have the right, from time to time, but in no event more frequently than once in any calendar year, at Borrowers’ expense, to obtain reviews (or reconciliations) of BPO Values from any of the Approved BPO Providers with respect to up to fifteen percent (15%) (by number) of the Stabilized Properties. Any BPO Value discrepancies of greater than ten percent (10%) with respect to any reviewed Property may be provided to Borrowers for review. Borrowers may, at their option, accept the updated BPO Values for purposes of the definition of BPO Value or order a separate BPOs from another Approved BPO Provider not previously used for such Property by Borrowers or Lenders. In the event Borrowers elect to order a third BPO, the BPO Value shall be the average of the two lower values. If during any sampling, the aggregate value of all BPO Values of the sampled Properties is adjusted downward by more than ten percent (10%) pursuant to this Section 2.1.3, Required Lenders may, at Borrowers’ expense, increase the review sample size to one hundred percent (100%) of all Properties. In the event that BPO Values decline such that the Outstanding Principal Balance would exceed the Aggregate Collateral Value, Borrowers shall prepay the Loan in accordance with Section 2.4.2(a)(iv). In addition to, and not in limitation of, the foregoing, any BPO obtained after the initial BPO with respect to any Property collateralizing the Loan will be delivered to Lenders promptly following receipt by Borrowers regardless of purpose or purchaser of such BPO.

Section 2.2.    Interest and Fees.

2.2.1.    Interest.

(a)    Interest Rate. The Loan shall accrue interest throughout the Term at the Interest Rate. On each Payment Date, Borrowers shall pay to Lenders all interest accrued pursuant to Section 2.2.1(c) below during the most recently ended Interest Period on the actual Outstanding Principal Balance as of the first day of such Interest Period.

(b)    Default Rate. For so long as any Event of Default shall have occurred and be continuing, all interest on the Outstanding Principal Balance and all other portions of the Debt shall be calculated at the Default Rate. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Required Lenders shall determine.

(c)    Interest Calculation. Interest on the Loan and other Obligations shall be calculated by multiplying (i) the actual number of days in the Interest Period or other period for which the calculation is being made by (ii) a daily rate based on a three hundred sixty (360) day year (i.e., the Interest Rate expressed as an annual rate divided by 360) by (iii) (A) in the case of scheduled interest on the Loan payable on any Payment Date, the Outstanding Principal Balance; (B) in the case of interest payable in connection with a prepayment of any portion of the Loan principal, the amount of such principal being prepaid; and (C) in the case of other Obligations, the amount of such other Obligations.

Section 2.3.    Loan Payments.

2.3.1.    Payments. Commencing on November 10, 2025 (the “First Payment Date”), and on the 10th day of each month thereafter during the Term (each, a “Payment Date”), Borrowers shall make a payment of interest in an amount equal to the Monthly Debt Service Payment. All payments by Borrowers shall be applied by Required Lenders or Servicer using funds held in the Cash Management Account on the applicable Payment Date in accordance with Section 7.4.1. In all instances hereunder, payments in respect of the Loan shall be paid to Class A Lender, Class B Lender and Class C Lender, pro rata in accordance with the applicable Lender Percentage.

2.3.2.    Payment on Maturity Date. Borrowers shall pay to Lenders on the Maturity Date the Outstanding Principal Balance, together with all accrued and unpaid interest and all other amounts due under the Loan Documents.

2.3.3.    Late Payment Charge. If any amount due under the Loan Documents is not paid on the date on which it is due (unless such late payment is due to Required Lenders’ or Servicer’s failure to apply funds from the Cash Management Account or applicable Reserves as required hereunder), Borrowers shall pay to Lenders upon demand an amount equal to the lesser of four percent (4.0%) of such unpaid sum or the maximum amount permitted by Legal Requirements in order to defray the expense incurred by Lenders in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment.

2.3.4.    Method and Place of Payment. Except as otherwise specifically provided herein, all payments shall be made to Lenders not later than 2:00 p.m., New York City time, on the date when due and shall be made in U.S. Dollars in immediately available funds at such place as Required Lenders from time to time shall designate. Any funds received by Lenders after such time shall be deemed to have been paid on the following Business Day. Whenever any payment to be made under any Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately succeeding Business Day. All payments required to be made by Borrowers under the Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

2.3.5.    Allocated Loan Amounts. Prepayments under Section 2.4.1 only shall reduce the Allocated Loan Amounts for each Property on a pro rata basis. Prepayments under Section 2.4.2 shall reduce the Allocated Loan Amount with respect to the applicable Property, until the Allocated Loan Amount and any interest, fees or other Obligations related thereto is zero; any excess portion of such prepayment shall not serve to reduce the Allocated Loan Amount for any other Property.

Section 2.4.    Prepayments.

2.4.1.    Voluntary Prepayments. If Borrowers deliver to Required Lenders a Prepayment Notice, Borrowers may, on any Business Day, prepay the Debt in whole or in part, which prepayment shall be made together with the amounts required by Section 2.4.4. Except for mandatory prepayments, each such prepayment shall be in a minimum principal amount equal to Five Million and No/100ths Dollars ($5,000,000.00) and in integral multiples of One Hundred Thousand and No/100ths Dollars ($100,000.00) in excess thereof (unless the entire Debt is prepaid). Until the date which is five (5) Business Days prior to the proposed date of prepayment, Borrowers may revoke any Prepayment Notice by giving written notice to Lenders; provided that Borrowers shall pay all reasonable and documented out-of-pocket third party costs and expenses of Lenders incurred in reliance upon the expected prepayment, but excluding consequential damages (including, without limitation, lost profits resulting from such rescission).

2.4.2.    Mandatory Prepayments.

(a)    Upon the occurrence of any of the events set forth below, Borrowers shall prepay the Debt in the amounts set forth below, which prepayments shall be made together with the amounts required by Section 2.4.4.

(i)    Transfer. If at any time any Property is Transferred to a third party, then no later than the applicable Transfer Date, Borrowers shall prepay the Debt in an amount equal to the applicable Release Amount.

(ii)    Condemnation or Casualty. If Borrowers are required to make any prepayment under Section 6.3 or Section 6.4 as a result of a Condemnation or Casualty, on the next occurring Payment Date following the date on which the applicable Insurance Proceeds or Award are paid to the Casualty and Condemnation Reserve, Required Lenders or Servicer shall apply the Net Proceeds thereof towards the prepayment of the Debt in the amount required by Section 6.3 or Section 6.4, as applicable, and Borrowers shall prepay the Debt in such amount.

(iii)    Disqualified Properties; Substitutions. If at any time any Property shall become a Disqualified Property, Borrowers shall, no later than the close of business on the fifth (5th) Business Day following the last day of the applicable cure period, give notice thereof to Lenders and prepay the Debt in the applicable Release Amount with respect to such Property. No Yield Maintenance Premium shall be owing on any such prepayment unless such Property became a Disqualified Property as a result of a Voluntary Action. After the prepayment of the Debt by the Release Amount with respect to a Disqualified Property as provided above, (1) if the breach or failure that resulted in such Property becoming a Disqualified Property relates solely to such Disqualified Property, such breach or failure shall be deemed cured and shall not result in a Default or Event of Default under this Agreement or any other Loan Document, and (2) Required Lenders shall direct Collateral Agent in writing to execute and deliver to the applicable Borrower a release of such Disqualified Property from the applicable Mortgage and related Lien; provided, that (x) such Borrower has delivered to Lenders and Collateral Agent a draft release (and, in the event the Mortgage applicable to the Disqualified Property encumbers other Property(ies) in addition to the Disqualified Property, such release shall be a partial release that relates only to the Disqualified Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Disqualified Property is located and shall contain standard provisions protecting the rights of Collateral Agent and Lenders, and (y) such Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Collateral Agent’s and Lenders’ respective reasonable attorneys’ fees). Notwithstanding the foregoing, in lieu of such prepayment, such Borrower may either (A) deposit an amount equal to one hundred percent (100%) of the Allocated Loan Amount for such Disqualified Property in the Eligibility Reserve in accordance with and subject to Section 6.5 or (B) substitute a Disqualified Property or a portfolio of Disqualified Properties (each, an “Affected Property” and collectively, the “Affected Properties”) with a substitute Eligible Property or a portfolio of Eligible Properties (each, a “Substitute Property” and collectively, the “Substitute Properties”); and upon such deposit or substitution, if the breach or failure that resulted in such Property becoming a Disqualified Property relates solely to such Disqualified Property, such breach or failure shall be deemed to be cured and shall not result in a Default or Event of Default under this Agreement or any other Loan Document; provided that, in the case of a proposed substitution, the following conditions are satisfied:

(1)         each substitute Eligible Property shall be a detached single family residential real property, a single-family attached real property, a townhome, a condominium unit, and/or a 2-4 family home (so long as, after giving effect to the inclusions of the Substitute Property, single-family attached real properties, townhomes, condominium units, and/or a 2-4 family homes constitute no more than ten percent (10%) of the Properties by Collateral Value and provided no condominium that is a Substitute Property shall consist of more than one single family unit), but excluding housing cooperatives and manufactured housing;

(2)         no Event of Default shall have occurred and be continuing except as related to, and cured by the removal of, the Affected Property being substituted;

(3)         Lenders shall have obtained, at Borrowers’ sole cost and expense, a BPO for the applicable Affected Property or Affected Properties and the applicable Substitute Property or Substitute Properties and based on such BPO(s), the Substitute Property (or portfolio of Substitute Properties) shall have the same or greater BPO Value as the BPO Value of the Affected Property (or portfolio of Affected Properties) being substituted at the time of substitution;

(4)         Borrowers shall deliver to Lenders an Officer’s Certificate stating that each Substitute Property satisfies each of the Property Representations and is in compliance with each of the Property Covenants on the date of the substitution after giving effect to the substitution;

(5)         there is an Eligible Lease for each Substitute Property;

(6)         the in place Rents under the Lease(s) for the Substitute Property (or Substitute Properties, if a portfolio of Affected Properties are being substituted) shall be equal to or greater than the greater of (A) the in place Rents under the Lease(s) for the Affected Property (or portfolio of Affected Properties) being substituted measured as of the time of substitution and (B) the in place Rents under the Lease(s) for the Affected Property (or portfolio of Affected Properties) being substituted measured as of the Closing Date;

(7)         the Underwritten Net Cash Flow for the Substitute Property (or Substitute Properties, if a portfolio of Affected Properties are being substituted) shall be equal to or greater than the greater of (A) the in Underwritten Net Cash Flow for the Affected Property (or portfolio of Affected Properties) being substituted measured as of the time of substitution and (B) the Underwritten Net Cash Flow for the Affected Property (or portfolio of Affected Properties) being substituted measured as of the Closing Date;

(8)         simultaneously with the substitution, the applicable Borrower shall convey all of such Borrower’s right, title and interest in, to and under the Affected Property (or portfolio of Affected Properties) being substituted to a Person other than a Loan Party, and such Borrower shall deliver to Lenders a copy of the deed conveying all of such Borrower’s right, title and interest in such Affected Property (or portfolio of Affected Properties) being substituted;

(9)         the applicable Borrower shall deliver on or prior to the date of substitution evidence satisfactory to Required Lenders that each Substitute Property is insured pursuant to Policies;

(10)         each Substitute Property shall be located in an MSA that contains at least one property described on the Properties Schedule as of the Closing Date and does not change any concentration of any such area by more than ten percent (10%);

(11)         no acquisition of a Substitute Property will result in Borrowers or Equity Owner incurring any Indebtedness;

(12)         if any Lien (other than a Permitted Lien), litigation or governmental proceeding is existing or pending or, to the actual knowledge of a Responsible Officer of a Loan Party, threatened against any Affected Property being substituted with a Substitute Property or against such Substitute Property which may result in liability for a Borrower, such Borrower shall have deposited into the Cash Management Account reserves reasonably satisfactory to Required Lenders as security for the satisfaction of such liability; and

(13)         the applicable Borrower shall pay to the Cash Management Account any applicable deposits of Reserve Funds with respect to such Substitute Property and all reasonable out-of-pocket costs and expenses incurred by Lenders in connection with the substitution (including, without limitation, reasonable out-of-pocket costs and expenses incurred by Lenders and Collateral Agent in connection with the release of the Affected Property (or portfolio of Affected Properties) being substituted from any applicable Mortgage). Any such deposit in the Eligibility Reserve or any such substitution shall be completed no later than the due date for the prepayment required under this Section 2.4.2(a).

(14)         the applicable Borrower shall execute and deliver to Lenders a Mortgage encumbering the Substitute Property (or an amendment to an existing Mortgage to add such Substitute Property to the Lien of such Mortgage), together with a commitment for a Title Insurance Policy insuring the Lien of such Mortgage (or amendment to an existing Mortgage) as a first priority Lien in favor of Collateral Agent for the benefit of Lenders.

(15)         Lenders shall cause such Mortgage (or amendment to an existing Mortgage) encumbering such Substitute Property to be recorded in the applicable real property records, at the applicable Borrower’s sole cost and expense (including any mortgage recordation fees, mortgage recording taxes or intangible taxes, and such Borrower shall cause Title Insurance Company to issue the applicable Title Insurance Policy, and shall pay all premiums and charges of Title Insurance Company for the issuance to the Title Insurance Policy.

(16)         the applicable Borrower shall deliver to Lenders the following opinions of counsel: (A) an opinion of counsel admitted to practice under the laws of each state in which the Substitute Property is located in form and substance reasonably satisfactory to Required Lenders opining as to the enforceability of the Mortgage with respect to the applicable Substitute Property, and (B) an opinion stating that the Mortgage was duly authorized, executed and delivered by such Borrower and otherwise in form and substance reasonably satisfactory to Required Lenders.

(17)         Simultaneously with the substitution of a Affected Property, to the extent applicable, Required Lenders shall direct Collateral Agent in writing to release the Affected Property or Affected Properties from any applicable Mortgage, provided that the applicable Borrower has delivered to Lenders and Collateral Agent a draft release (and, in the event the Mortgage applicable to the Affected Property or Affected Properties encumbers other Property(ies) in addition to the Affected Property or Affected Properties, such release shall be a partial release that relates only to the Affected Property or Affected Properties being substituted and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Affected Property or Affected Properties are located which contains standard provisions protecting the rights of Lenders and Collateral Agent.

Notwithstanding anything to the contrary contained herein, in no event may Borrowers substitute Eligible Properties for more than fifteen percent (15%) of the Properties set forth on the Closing Date Properties Schedule.

(b)    Transfer. If at any time any Property is sold or otherwise disposed of, then the applicable Borrower shall, no later than the close of business on the day on which such Transfer occurs, give notice thereof to Lenders and prepay the Debt in the applicable Release Amount with respect to such Property in accordance with Section 2.5.

(c)    Aggregate Collateral Value. In the event that the Outstanding Principal Balance at any time exceeds the Aggregate Collateral Value, Borrowers shall, jointly and severally, prepay the Debt in an amount sufficient to reduce the Outstanding Principal Balance to no greater than the Aggregate Collateral Value.

(d)    Payment from Cash Management Account. Lenders may collect any prepayment required under this Section 2.4.2 from the Cash Management Account on the day immediately following the date such prepayment is payable hereunder if Borrowers fail to make such prepayment on such date.

2.4.3.    Prepayments after Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt (other than regularly scheduled payments of interest) is tendered by Borrowers and accepted by Lenders or is otherwise recovered by Lenders after exercising the rights and remedies under this Agreement (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrowers and Borrowers shall pay, as part of the Debt, all amounts required under Section 2.4.4.

2.4.4.    Prepayment Requirements.

(a)    On the date on which a prepayment, voluntary or mandatory, is made, Borrower shall pay to Lenders the following:

(i)    all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such prepayment;

(ii)    if the prepayment is made prior to the Yield Maintenance Date, the Yield Maintenance Premium applicable to such prepayment, other than (A) with respect to a prepayment under Section 2.4.2(a)(ii) (other than in connection with a Voluntary Action), and (B) a Transfer of a Disqualified Property (other than in connection with a Voluntary Action) to cure a Qualified Release Property Default; and

(iii)    all other sums, then due under the Loan Documents.

(b)    Except during the continuance of an Event of Default, funds delivered to Lenders in connection with any prepayment shall be applied in the following order of priority: (i) first, to any amounts (other than principal, interest and Yield Maintenance Premium) then due and payable under the Loan Documents; (ii) second, interest on the principal amount being prepaid at the Interest Rate through the date of prepayment; (iii) third, Yield Maintenance Premium on the principal amount being prepaid (if any) in connection with such prepayment and (iv) fourth, to principal. Notwithstanding anything contained herein to the contrary, during the continuance of any Event of Default, any payment of principal, interest and other amounts payable under the Loan Documents from whatever source (including Rents collected by or on behalf of Lenders from Tenants) may be applied by Lenders among the Obligations in such order, priority and proportions as Required Lenders shall determine.

Section 2.5.    Transfers of Properties. A Borrower may Transfer any Property (each, a “Release Property”) and Required Lenders shall direct Collateral Agent in writing to execute and deliver to such Borrower a release of Collateral Agent’s interest in the Release Property from the applicable Mortgage and a release of its Lien on any Collateral located at such Property and provide such Borrower, at such Borrower’s sole cost and expense, with any documents prepared by such Borrower and delivered to Collateral Agent and Lenders necessary to evidence the release of Collateral Agent’s Liens on such Release Property, if the following conditions are satisfied (the “Release Conditions”):

(a)    The Transfer occurs more than twelve (12) months after the Closing Date (other than in connection with a Disqualified Property released at any time in order to cure a Qualified Release Property Default);

(b)    No Event of Default has occurred and is continuing at the time of the relevant Transfer, other than if such Release Property is a Disqualified Property and each Qualified Release Property Default applicable to such Disqualified Property would be cured as a result of the release of the Disqualified Property;

(c)    The applicable Borrower shall submit to Lenders, not less than ten (10) nor more than thirty (30) days prior to the Transfer Date, a Request for Release, together with all attachments thereto and evidence reasonably satisfactory to Required Lenders that the Release Conditions will be satisfied upon the consummation of such Transfer; provided, however, that as to any release of a Disqualified Property to cure a Qualified Release Property Default, such notice shall be given within ten (10) Business Days after the occurrence of the first Qualified Release Property Default with respect to such Property, and the Transfer Date shall be not later than ten (10) Business Days thereafter;

(d)    the Debt Service Coverage Ratio as of the most recent Calculation Date, after giving pro forma effect for the elimination of the Underwritten Net Cash Flow for the applicable Release Property (if applicable) and reduction of Debt Service as calculated by Lender pursuant to this Section 2.5(d), is at least equal to the greater of (i) the Required DSCR and (ii) the Debt Service Coverage Ratio as of the most recent Calculation Date;

(e)    the Release Property shall be Transferred to a Person who is not a Relevant Party or an Affiliate of a Relevant Party, pursuant to a bona fide all-cash sale on arms‑length terms and conditions; except that if the Transfer and release is to cure a Qualified Release Property Default, then the Release Property may be Transferred to a Person who is an Affiliate of Borrowers or Equity Owner but is not a direct or indirect subsidiary of either of them, for consideration then paid in cash equal to not less than the BPO Value of the Property, as determined by a BPO commissioned by Required Lenders;

(f)    on the Transfer Date, the applicable Borrower shall pay to Lenders the applicable Release Amount together with the amounts required by Section 2.4.4, which aggregate amount shall be transferred directly to Lenders by the closing title company or escrow agent for the Transfer;

(g)    the applicable Borrower shall submit to Collateral Agent and Lenders not less than five (5) Business Days’ prior to the Transfer Date, a draft release for the applicable Mortgage (and, in the event the Mortgage applicable to the Release Property encumbers other Property(ies) in addition to the Release Property, such release shall be a partial release that relates only to the Release Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which the Release Property is located and which shall contain standard provisions protecting the rights of Collateral Agent and Lenders; and in addition, the applicable Borrower shall provide all other documentation of a ministerial or administrative nature that Collateral Agent or Required Lenders reasonably require to be delivered by such Borrower in connection with such release or assignment, and Collateral Agent, at the written direction of Required Lenders, at such Borrower’s sole cost and expense, shall deliver to the applicable Borrower all documents which such Borrower prepares and delivers to Collateral Agent and Lenders and which documents are necessary for the release of all Liens on the Release Properties;

(h)    the applicable Borrower shall pay all Taxes (other than Excluded Taxes) and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of Lenders, Collateral Agent and/or Servicer in connection with the release and, in addition, the current reasonable and customary fee being assessed by Servicer to effect the release; and

(i)    No later than the close of business on the Transfer Date, the applicable Borrower shall provide written notice of the Transfer of the Release Property to Lenders.

If a Disqualified Property is released in accordance with the conditions set forth in this Section 2.5, then the release of such Property shall be deemed to cure each potential Event of Default that relates solely to such Disqualified Property (a “Qualified Release Property Default”).

Section 2.6.    Increased Costs. If as a result of any Regulatory Change or compliance of a Lender therewith, the basis of taxation of payments to a Lender or any company in Control of a Lender of the principal of or interest on the Loan is changed or a Lender or the company in Control of a Lender shall be subject to (i) any Tax (other than Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) any reserve, special deposit, capital, liquidity or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of such Lender or any company in Control of such Lender is imposed, modified or deemed applicable; or (iii) any amount receivable by such Lender or any company in Control of such Lender hereunder in respect of any portion of the Loan to Borrowers is reduced, in each case by an amount reasonably deemed by such Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then such Lender shall provide notice thereof to Borrowers and Borrowers agree that Borrowers will, jointly and severally, pay to such Lender within ten (10) Business Days following such Lender’s written request such additional amount or amounts as will compensate such Lender or any company in Control of such Lender for such Increased Costs to the extent such Lender reasonably determines that such Increased Costs are allocable to the Loan; provided, that such Lender seeks equivalent payments on a generally uniform basis from all similarly situated borrowers and extensions of credit. If a Lender requests compensation under this Section 2.6, such Lender shall, if requested by notice by Borrowers to such Lender, furnish to Borrowers a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof; provided, that in any event such Lender’s method for determining any amount payable to such Lender pursuant to this Section 2.6 shall be substantially similar to the method used by such Lender in implementing similar provisions for similarly situated borrowers and extensions of credit.

Section 2.7.    Taxes.

2.7.1.    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Legal Requirements. If any Legal Requirement (as determined in the good faith discretion of Borrowers) requires the deduction or withholding of any Tax from any such payment by Borrowers, then Borrowers shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) each Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.7.2.    Indemnification by Borrowers. Borrowers shall, jointly and severally, indemnify each Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable, documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. If Borrowers have reimbursed such Lender for the amount withheld or deducted from a payment to such Lender and such Lender later receives reimbursement from the relevant Governmental Authority of such indemnified amount, then such Lender shall credit the amount reimbursed to the Debt, if any part of the Debt is outstanding at such time.

2.7.3.    Payment of Indemnified Taxes.

(a)    Borrowers shall, jointly and severally, pay (i) to the applicable Governmental Authority as and when due all Indemnified Taxes, in accordance with applicable Legal Requirements, and (ii) to each applicable Lender, within ten (10) Business Days after written request by such Lender, all other Indemnified Taxes. Promptly following written request by a Lender, Borrowers shall deliver to such Lender evidence, reasonably satisfactory to such Lender, of payment of Indemnified Taxes.

(b)    A Lender that is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Loan Document shall deliver to Borrowers, at the time or times reasonably requested by Borrowers, such properly completed and executed documentation reasonably requested by Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, a Lender, if reasonably requested by Borrowers shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by Borrowers as will enable Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7.3(b)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(c)    Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrowers on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Taxes pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Taxes pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed originals of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in such form as requested by Borrowers to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)          to the extent a Foreign Lender is not the beneficial owner or is a partnership, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate and/or other certification documents in such form as requested by Borrowers, from or on behalf of each beneficial owner, or IRS Form W-9;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers), executed originals of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit Borrowers to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers at the time or times prescribed by applicable Legal Requirements and at such time or times reasonably requested by Borrowers such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers as may be necessary for Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers in writing of its legal inability to do so.

(d)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7.3 (including by the payment of additional amounts pursuant to this Section 2.7.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e)    For purposes of this Section 2.7.3, the term “applicable Legal Requirements” includes FATCA.

2.7.4.    Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE 3
CONDITIONS PRECEDENT

Section 3.1.    Conditions to Making the Loan on the Closing Date. The obligation of Lenders to make the Loan hereunder is subject to the prior or concurrent satisfaction of the conditions precedent set forth below, in each case subject to each Lender’s satisfaction:

(a)    Execution of Loan Documents. Lenders shall have received (i) counterparts of this Agreement, executed by Borrowers, (ii) counterparts of each Collateral Document, executed by a duly authorized officer of the applicable Loan Parties and each other Person party thereto, as applicable, (iii) counterparts of any other Loan Documents, executed by a duly authorized officer of the applicable Relevant Parties and each other Person party thereto and (iv) counterparts of the Diligence Agent Agreement, executed by a duly authorized officer of the Diligence Agent. Notwithstanding the forgoing to the contrary, Lenders acknowledge and agree that (1) the Cash Management Agreement shall be executed and delivered by Borrowers and Cash Management Account Bank, and (2) the Cash Management Account shall be opened no later than three (3) Business Days prior to the First Payment Date.

(b)    Officer’s Certificate. Lenders shall have received a certificate of a Responsible Officer dated the Closing Date, certifying as to the organizational documents of each Relevant Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Relevant Party authorizing, as applicable, the transactions contemplated hereunder and the execution, delivery and performance of the Loan Documents, the good standing, existence or its equivalent of each Relevant Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Relevant Party.

(c)    Legal Opinions of Counsel. Lenders shall have received an opinion or opinions of counsel for the Loan Parties, dated the Closing Date and addressed to Lenders, in form and substance reasonably acceptable to Required Lenders.

(d)    Financial Statements. Lenders shall have received copies of the financial statements and reporting requested by Required Lenders and referred to in Section 5.31, each in form and substance reasonably satisfactory to Required Lenders.

(e)    Personal Property Collateral. Lenders shall have received, in each case in form and substance reasonably satisfactory to Required Lenders:

(i)    (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Relevant Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect Collateral Agent’s security interest in the Collateral for the benefit of Lenders, (B) copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (C) tax lien, pending litigation, judgment and bankruptcy searches;

(ii)    completed UCC financing statements for each appropriate jurisdiction as is necessary, in Required Lenders’ sole discretion, to perfect Collateral Agent’s security interest in the Collateral for the benefit of Lenders; and

(iii)    evidence satisfactory to Required Lenders that Collateral Agent is in receipt of stock or membership certificates evidencing the equity interests in each Borrower and undated stock or transfer powers duly executed by Equity Owner in blank.

(f)    Real Property Collateral. Lenders shall have received an Underwriting Package for the Properties demonstrating an Aggregate BPO Value of no less than $578,027,185.00. No later than seventy-five (75) days following the Closing Date (provided that such seventy-five (75) day period may be extended so long as Borrower is using commercially reasonable efforts to comply with this Section 3.1(f)), Lenders shall have received, in each case in form and substance reasonably satisfactory to Required Lenders:

(i)    a Mortgage, duly executed and acknowledged by the applicable Borrower in favor of Collateral Agent, for the benefit of Lenders, together with a commitment for a Title Insurance Policy insuring the n Lien of such Mortgage; and

(ii)    all other documents, certificates, resolutions, instruments and agreements provided for herein or which Required Lenders may reasonably request or require in respect of such Properties.

(g)    Insurance. Lenders shall have received copies of insurance policies, declaration pages and certificates evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by Required Lenders.

(h)    Diligence Agent Certification. Lenders shall have received a Diligence Agent Certification and all other information required pursuant to Article 2.

(i)    Reserves. Borrowers shall have deposited into the applicable Reserves all amounts required to be deposited therein pursuant to Section 7.3.

(j)    Consents. Lenders shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement and the other Loan Documents have been obtained.

(k)    Fees and Expenses. Lenders shall have received all fees and expenses, if any, owing pursuant to Section 5.20.

(l)    Due Diligence. Each Lender shall have completed its due diligence investigation of each Borrower and its respective Subsidiaries in scope, and with results, satisfactory to such Lender.

(m)    Other Documents. All other documents provided for herein or which Required Lenders may reasonably request or require.

(n)    Additional Information. Such additional information and materials which Required Lenders may reasonably request or require.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1.    General Representations. Each Borrower, and by their joinder hereto, Equity Owner and Parent, represent and warrant to each Lender (for itself only) as of the Closing Date that, except to the extent (if any) disclosed on Schedule III with reference to a specific subsection of this Section 4.1:

4.1.1.    Organization. Each Relevant Party, since its date of formation: (a) is and has been duly organized and validly existing under the laws of the State of Delaware (other than Parent which is, and always has been, duly organized and validly existing under the laws of the State of Maryland), (b) is and has duly qualified to do business and in good standing in each jurisdiction where it is required to be so, and (c) had and has all requisite power and authority and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is engaged. The sole business of each Borrower has been and is the acquisition, renovation, rehabilitation, ownership, holding, sale, lease, transfer, exchange, management and operation of the Properties owned by such borrower, respectively, and, solely for periods prior to the Closing Date, any Previously-Owned Properties; and the sole business of Equity Owner has been and is to act as the Sole Member of each Borrower, including, providing the Equity Owner Guaranty and the Equity Owner Security Agreement.

4.1.2.    Proceedings; Enforceability. The Loan Documents have been duly authorized, executed and delivered by or on behalf of each Relevant Party that is a party thereto and constitute legal, valid and binding obligations of each such Relevant Party, enforceable against each such Relevant Party in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Relevant Party including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and no Borrower has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.3.    No Conflicts. The execution, delivery and performance of the respective Loan Documents by each Relevant Party a party thereto (a) will not contravene such Relevant Party’s governing documents, (b) will not result in any violation of the provisions of any Legal Requirement, (c) will not conflict with or result in a breach or default under any agreement or instrument to which any Relevant Party is a party or to which any Relevant Party’s property or assets is subject, and (d) will not result in or require the creation or imposition of any Lien upon any assets of any Relevant Party, except for Liens created under the Loan Documents.

4.1.4.    Litigation. There are no orders, injunctions, decrees, judgments, actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity now pending or, to any Borrower’s knowledge, threatened, against or affecting any Relevant Party or any Property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, except as disclosed on Schedule III. No Borrower is involved in any dispute with any taxing authority. All information with respect to the foregoing that has been provided to Lenders by any Relevant Party or Affiliate thereof is true and complete in all material respects as of the date such information was provided. No such matter disclosed on Schedule III (a) involves any of the Loan Documents or the transactions contemplated thereby or (b) if adversely determined, would reasonably be expected to have a Material Adverse Effect or, with respect to the Properties as of the Closing Date, an Individual Material Adverse Effect with respect to any Property.

4.1.5.    Consents. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority or other Person that is required for the execution, delivery and performance by each Relevant Party of the Loan Documents to which it is a party has been obtained and is in full force and effect.

4.1.6.    Agreements. No Relevant Party is a party to any agreement or instrument or subject to any restriction (other than Permitted Liens) which has had or would reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect. As of the date hereof, no Relevant Party is in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any Property Document, and, to the knowledge of Borrowers, no other Person is in default, in any material respect, of any of its obligations, covenants or conditions contained in any Property Document. As of any date that this representation is updated by a Borrower, no Relevant Party is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any Property Document that has or is reasonably likely to have a Material Adverse Effect or an Individual Material Adverse Effect, and, to the knowledge of Borrowers, no other Person is in default, in any material respect, of any of its obligations, covenants or conditions contained in any Property Document. No Loan Party has any material financial obligations other than under the Loan Documents and the Management Agreement. No Property nor any part thereof is subject to any purchase options, rights of first refusal to purchase, rights of first offer to purchase or other similar rights in favor of any Tenant or any other Person.

4.1.7.    Solvency. Each Relevant Party (a) has received reasonably equivalent value in exchange for its obligations under the respective Loan Documents to which it is a party and (b) has not entered into the transactions contemplated by the Loan Documents or executed any Loan Document with the actual intent to hinder, delay or defraud any creditor. After giving effect to the transactions contemplated by the Loan Documents, each Relevant Party is Solvent. In the last seven years, there has not occurred any Event of Bankruptcy in respect of any Relevant Party. No Relevant Party is contemplating an Event of Bankruptcy and to Borrowers’ knowledge, no other Person is contemplating an Event of Bankruptcy in respect of any Relevant Party.

4.1.8.    Employee Benefit Matters. Neither any Relevant Party nor any ERISA Affiliate of any Relevant Party has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 or 430 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 or Part III of Subchapter D, Chapter 1, Subtitle A of the Code. The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under federal, state or local laws, rules or regulations. With respect to each multiemployer plan (as defined in Section 414(f) of the Code or Section 3(37) of ERISA) to which any Relevant Party or any of its ERISA Affiliates is or has been required to make a contribution, each Relevant Party and all of its ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates and have not incurred a complete or partial withdrawal under Section 4203 or 4205 of ERISA.

4.1.9.    Compliance with Legal Requirements. To Borrowers’ knowledge, each Relevant Party and each Property (including the leasing, management and collections practices and the use of each Property) is in compliance in all material respects with all applicable Legal Requirements including building and zoning ordinances and codes and all certifications, permits, licenses, consents and approvals required for the legal leasing, use, occupancy and operation of each Property and to the extent Required Lenders have reason to believe that there has been any non-compliance with Legal Requirements, upon Required Lenders’ request, Borrowers shall provide Lenders with reasonable proof of compliance with such Legal Requirements. No Relevant Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental. With respect to each Property, there are no orders, injunctions, decrees or judgments outstanding with respect to such Property that would reasonably be expected to have an Individual Material Adverse Effect on such Property. There is no required certification, permit, license, consent, approval, order or authorization of, and no filing with or notice to, any court or Governmental Authority related to the leasing, use, occupancy and operation of any Property that has not been obtained. There has not been committed by any Borrower nor by any other Person in occupancy of, or involved with the operation, use or leasing of, any Property any act or omission affording any Governmental Authority the right of forfeiture as against such Property or any part thereof. None of the Properties has been purchased with proceeds of any illegal activity. The Relevant Parties have implemented appropriate processes and procedures to comply with the federal Fair Housing Act of 1986 and other applicable non-discrimination Legal Requirements and, without limitation of the foregoing, the leasing, management and collection practices (including the determination of Rents and eviction procedures) used by each Relevant Party, and property managers and sub contract managers, in respect of any Section 8 Housing Tenants with respect to any Properties are and have been no less favorable to such Section 8 Housing Tenants than the leasing, management and collection practices (including the determination of Rents and eviction procedures) applicable to similarly situated Tenants that are not Section 8 Housing Tenants.

4.1.10.    Indebtedness. Borrowers have no Indebtedness outstanding other than Permitted Indebtedness. Equity Owner has no Indebtedness outstanding other than Equity Owner Permitted Indebtedness.

4.1.11.    Property/Title. Each Borrower has good and marketable fee simple legal and equitable title to the respective real property comprising each Property owned by it, free and clear of any Liens other than Permitted Liens. Each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property. The grant of the security interest in the Collateral by Borrowers to Collateral Agent for the benefit of Lenders is in the ordinary course of Borrowers’ business and is not subject to the bulk transfer or similar laws. Schedule IV accurately and completely discloses, (a) the chief executive office and the location of Borrowers’ records regarding the Collateral, (b) each Borrower’s legal name, and each other name by which such Borrower has been known since its formation, including prior legal names, and any tradenames, fictitious names, or “doing business as” names, and (c) each Borrower’s federal employer identification number and Delaware organizational identification number.

4.1.12.    Property Condition; Renovation Standards. Each Property is in a good, safe and habitable condition and repair, and free of and clear of any damage or waste that may have an Individual Material Adverse Effect on such Property. Since being acquired by the applicable Borrower, no Property has been condemned in whole or in part. With respect to each Property, no part of such Property represents condemned property. No proceeding is pending or, to the knowledge of Manager or any Borrower, threatened in writing, for the condemnation of a Property. With respect to each Stabilized Property, (i) at the commencement of the related Lease, such Property satisfied the Renovation Standards and all renovations thereto have been conducted in accordance with applicable Legal Requirements, in all material respects and (ii) construction of the Improvements is complete.

4.1.13.    Leasing. Except as set forth on Schedule III: (a) the Properties are leased by the applicable Borrower to Eligible Tenants pursuant to Eligible Leases, and each such Lease is in full force and effect and is not in default as to payment nor, to any Relevant Party’s knowledge, in any other material respect; (b) no Leases (written or oral) exist for any Property except for Eligible Leases previously delivered to Lenders; (c) all Leases substantially conform to the form Lease attached as Exhibit J and are freely assignable without the consent of the Tenant; (d) no Person (other than the applicable Borrower) has any possessory interest in any Property or right to occupy the same except for Tenants under and pursuant to such Eligible Leases; (e) each Borrower has delivered to Lenders and Diligence Agent true and complete copies of all Leases, and there are no material oral agreements with respect thereto; and (f) no Rent for any Property has been paid more than thirty (30) days in advance of the date when due under the applicable Lease, and no right to free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements have been given or are required to be given to any Tenant. To Borrowers’ knowledge, (x) except as set forth on Schedule III, each Property is being used exclusively as a residential rental property and (y) no illegal activity has taken place on any Property since the date that the applicable Borrower acquired such Property.

4.1.14.    Utilities and Public Access. Each Property has rights of access to public ways and is served by (a) electricity (b) water, (c) sewer or septic system, and (d) storm drain facilities adequate to service such Property for its intended uses and all public utilities necessary or convenient to the full use and enjoyment of such Property are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by the applicable Title Insurance Owner’s Policy and Title Insurance Policy, and all roads necessary for the use of such Property for its intended purposes have been completed and dedicated to public use and accepted by the applicable Governmental Authorities.

4.1.15.    Management Agreements. No Person has any right or obligation to manage, lease or collect rent from any of the Properties except Existing Manager pursuant to the Existing Management Agreement. No Borrower is a party to, and none of the Properties is subject to, a Management Agreement other than the Existing Management Agreement. Each Borrower has delivered a true and complete copies of the Existing Management Agreement to Lenders. All fees and other compensation due and payable for services performed under the Existing Management Agreement prior to the Closing Date have been paid in full.

4.1.16.    Insurance. Each Borrower has obtained and delivered to Lenders certificates of insurance evidencing the Policies required under Section 6.1(a). All such Policies are in full force and effect, with all premiums prepaid thereunder. No claims have been made that are currently pending under any such Policies. No Borrower nor, to Borrowers’ knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.17.    Eminent Domain. There is no proceeding pending or, to Borrowers’ knowledge, threatened, for the total or partial Condemnation of any Property or for the taking or relocation of roadways serving any Property.

4.1.18.    Flood Zone. No Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 6.1(a) is in full force and effect with respect to such Property.

4.1.19.    Taxes, HOA Fees and Other Charges. Each Borrower has filed on a timely basis all Tax returns (including all foreign, federal, state, local and other Tax returns) required to be filed by it and is not delinquent in payment of any Taxes payable by such Borrower. No Borrower is liable for Taxes payable by any other Person. All transfer Taxes, deed stamps, intangible Taxes and other amounts required to be paid under applicable Legal Requirements in connection with the transfer of each Property to each Borrower have been paid. All Taxes and governmental assessments due and owing in respect of each Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder, and none of the same is delinquent. There are no delinquent HOA Fees or Other Charges outstanding with respect to any Property and there are no pending or, to Borrowers’ knowledge, proposed, special or other assessments for HOA improvements affecting any Property.

4.1.20.    Organizational Chart. The organizational chart attached as Schedule IV accurately and completely sets forth the structural relationships, identities (including entity type and jurisdiction of organization), and interests of all Persons owning (a) a direct legal or beneficial interest in each Relevant Party and (b) a direct or in indirect legal or beneficial interest in each Relevant Party in excess of ten (10%) of such party’s ownership interests. Other than those Persons shown on Schedule IV, no Person has any direct ownership interest in, or an indirect ownership interest in excess of ten percent (10%) in, or right of Control of, any Relevant Party. No Borrower has any subsidiaries.

4.1.21.    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (“Margin Stock”) or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements in any material respects or by the terms and conditions of this Agreement or the other Loan Documents. None of the Collateral is comprised of Margin Stock.

4.1.22.    Federal Regulations, FIRPTA, Investment Company Act. No Loan Party is a (a) “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System or (b) “foreign person” within the meaning of Section 1445(f)(3) of the Code. No Loan Party or any Person controlling such Loan Party (including Parent), is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

4.1.23.    Patriot Act. Neither any Relevant Party nor any Affiliate of a Relevant Party nor, to the knowledge of any Relevant Party or Affiliate of a Relevant Party, any owner of more than a ten percent (10%) direct or indirect interest in any Relevant Party (a) is listed on any Government Lists, (b) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in any Prescribed Laws, including, without limitation, the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as hereinafter defined), or (d) is currently under investigation by any Governmental Authority for alleged criminal activity. “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the Prescribed Laws or any criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or (v) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. Each Borrower shall provide evidence as reasonably requested by Required Lenders from time to time, to confirm compliance with the Prescribed Laws.

4.1.24.    Accuracy of Information. No documents or information heretofore delivered by, or on behalf of any Relevant Party to Lenders in respect of the Properties or the Relevant Parties, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading (except that the foregoing representation, as it relates to any title policy, BPO, appraisal, property condition report, environmental report or similar third party report delivered to Lenders in connection with the closing of the Loan, shall be limited to Borrowers’ knowledge). All financial data that have been delivered to Lenders in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent in all material respects the financial condition of the Properties as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Each Borrower has provided Lenders with complete financial statements that reflect a fair and accurate view of such Borrower’s financial condition. No Borrower has any material liabilities relating to any Previously-Owned Properties and has disclosed to Lenders in writing each event, condition and contingent liability, if any, that has had or would reasonably be expected to have a Material Adverse Effect or Individual Material Adverse Effect. All information with respect to such Property included in the Data Tape is true, complete and accurate in all material respects. The Underwriting Package for each Property has been delivered to Lenders and there is no Deficiency with respect to such Underwriting Package.

4.1.25.    Home Characteristics. Each Property consists of a single family detached home, a detached single family residential real property, a single-family attached real property, a townhome, a condominium unit, and/or a 2-4 family home (so long as, after giving effect to the inclusions of the Substitute Property, single-family attached real properties, townhomes, condominium units, and/or a 2-4 family homes constitute no more than ten percent (10%) of the Properties by Collateral Value.

4.1.26.    Title Insurance. Each Borrower has delivered to Lenders either (a) a Title Insurance Owner’s Policy insuring fee simple ownership of such Property by such Borrower in an amount equal to or greater than the initial Allocated Loan Amount of the Property, issued by a title insurance company reasonably acceptable to Required Lenders with no title exceptions other than Permitted Liens or (b) a marked or initialed binding commitment that is effective as a Title Insurance Owner’s Policy in respect of such Property in an amount equal to or greater than the initial Allocated Loan Amount of the Property, issued by a title insurance company reasonably acceptable to Required Lenders with no title exceptions other than Permitted Liens, which commitment shall be accompanied by such other affidavits, transfer declarations and other documents as are necessary for the recordation of the deed for such Property and issuance of such Title Insurance Owner’s Policy.

4.1.27.    Deed. Each Borrower has delivered to Lenders a copy of a deed for such Property conveying the Property to such Borrower, with vesting in the actual name of such Borrower, and each Borrower hereby certifies that such Property’s deed has been recorded or presented to and accepted for recording by the applicable title insurance company issuing the related Title Insurance Owner’s Policy or binding commitment referred to in Section 4.1.26, with all fees, premiums and deed stamps and other transfer taxes paid.

4.1.28.    Brokers. There is no commission or other compensation payable to any broker or finder in connection with the purchase of any Property by any Borrower or any Affiliate of any Borrower that has not been paid.

4.1.29.    Property Pool Characteristics. The Properties consist of individual properties. Schedule V (as the same may be updated by Borrowers from time to time by delivery to Lenders) is a true, complete and accurate list of all HOA Properties, if any, and the HOAs affecting such HOA Properties, including the notice address of the HOAs pertaining to such HOA Properties, if any. Other than as set forth on Schedule V, none of the single family homes are subject to an HOA or a housing development area built by a specific developer and subject to specified criteria (such as HOA Fees), as established by the developer with permission from the applicable Governmental Authority that determined the private and common areas and building guidelines for residential housing within such area in lieu of what would otherwise be allowed by local zoning laws. No more than ten percent (10%) of the Properties are, or shall be, HOA Properties.

4.1.30.    Mortgages. The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements to be filed in connection therewith, will create (a) valid, perfected first priority Liens on the Properties and the Rents therefrom, enforceable as such against creditors of the applicable Borrower, subject only to Permitted Liens, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty referred to therein (including the Leases to the extent the same are personal property under applicable Legal Requirements), subject only to Permitted Liens. With respect to each Property, the Permitted Liens with respect to such Property, in the aggregate, do not have a material adverse effect on the value, use or operation of such Property or the enforceability, validity or perfection of the lien of the applicable Mortgage. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any Mortgages with respect to such Property have been paid (to the extent applicable).

Section 4.2.    Survival of Representations. The representations and warranties set forth in this Article 4 and elsewhere in this Agreement and the other Loan Documents shall (a) be made as of the Closing Date (or the date of any updated certificate delivered by Borrowers) but any claim for breach of representation or warranty shall survive until the Debt has been paid in full and (b) be deemed to have been relied upon by Lenders notwithstanding any investigation heretofore or hereafter made by a Lender or on such Lender’s behalf.

ARTICLE 5
COVENANTS

Section 5.1.    Compliance with Laws, Etc. Each Borrower shall, and shall cause each Relevant Party to, at all times conduct their businesses, including the ownership, leasing and operation of the Properties, in compliance with all Legal Requirements, and shall keep in full force and effect all licenses, permits, consents and approvals (including certificates of occupancy) necessary for the same, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect and to the extent Required Lenders have to reason to believe that there has been any non-compliance with Legal Requirements, upon Required Lenders’ request, each Borrower shall provide Lenders with reasonable proof of compliance with such Legal Requirements. Each Borrower shall, and shall cause each Relevant Party to, not commit or suffer to be committed any act or omission affording any Governmental Authority the right of forfeiture as against any Property or any part thereof.

Section 5.2.    Preservation of Entity Existence. Each Borrower shall and shall cause Equity Owner to (a) be a single member Delaware limited liability company, (b) comply with all procedures required by its organizational documents, (c) maintain its entity existence, rights, franchises and privileges in the State of Delaware and (d) qualify and remain in good standing in each other jurisdiction where the same is required under applicable Legal Requirements, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect.

Section 5.3.    Dissolution, Merger, Consolidation, Division, Etc. No Borrower shall, and shall cause Equity Owner not to (i) engage in any dissolution, liquidation or consolidation, division or merger with or into any other Person, (ii) engage in any business activity other than the business activity of such Loan Party described in Exhibit C or otherwise described herein, (iii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of a Borrower or Equity Owner except to the extent permitted by the Loan Documents, or (iv) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior written consent of Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed. Upon Required Lenders’ request, Borrowers shall and shall cause each other Loan Party to, at Borrowers’ sole cost and expense, execute and deliver additional security agreements and other instruments which are necessary to effectively evidence or perfect Collateral Agent’s security interest in the Collateral as a result of such change of principal place of business or place of organization. Each Relevant Party shall keep its books and records, including recorded data of any kind or nature, including software, writings, plans, specifications and schematics, at its chief executive office or other addresses identified in writing by Borrowers to Lenders (in each case other than obsolete or duplicate files sent for offsite storage or books and records held by Manager in accordance with the Management Agreement). At the request of Required Lenders (but not more than once in any twelve month period), Borrowers shall execute a certificate in form reasonably satisfactory to Required Lenders listing the trade names under which each Borrower intends to operate the Property, and representing and warranting that no Borrower does business under any other trade name with respect to the Property.

Section 5.4.    Indebtedness. No Borrower shall create, incur, assume or suffer to exist any Indebtedness other than (a) the Debt and (b) unsecured trade payables that (i) are incurred in the ordinary course of business relating to the ownership and operation of the Properties, including, without limitation, taxes not yet due or payable, (ii) are not evidenced by a note, (iii) do not exceed, at any time, two percent (2.0%) of the original principal amount of the Loan and (iv) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”). Each Borrower shall cause Equity Owner not to create, incur, assume or suffer to exist any Indebtedness other than: (A) Indebtedness incurred under the Equity Owner Guaranty and (B) unsecured trade payables that (1) are incurred in the ordinary course of business relating to the ownership of its membership interest in each Borrower, (2) are not evidenced by a note, (3) do not exceed, at any time, $10,000.00 and (4) are paid within thirty (30) days after the date incurred (collectively, “Equity Owner Permitted Indebtedness”).

Section 5.5.    Title; Liens against Collateral. Each Borrower shall take all necessary action to vest and retain legal and equitable title to the Properties and related Collateral owned by it irrevocably in such Borrower, free and clear of all Liens other than Permitted Liens. Each Borrower shall warrant and defend (a) the title to each Property and every part thereof owned by it, subject only to Permitted Liens and (b) the validity and priority of the Liens of the Mortgages, if any, on the Properties, subject only to Permitted Liens, in each case against the claims of all Persons whomsoever. No Borrower shall, and each Borrower shall cause Equity Owner not to, create, incur, assume or suffer to exist any Lien upon any interest in any Collateral except for Permitted Liens; provided, that Borrowers shall have the right to contest any Liens that are not voluntary liens (such as mechanics’ liens) pursuant to the provisions of Section 5.8.

Section 5.6.    Taxes, HOA Fees and Other Charges. Each Borrower shall, and shall cause Equity Owner to, timely (which may occur pursuant to lawful extensions) file all returns and reports that it is required by Legal Requirements to file with respect to any Taxes. Subject to Section 5.8, each Borrower shall, and shall cause Equity Owner to, pay or cause to be paid (a) in a timely manner prior to delinquency all Taxes, HOA Fees and Other Charges now or hereafter levied, assessed or imposed on it or on any of the Properties and shall deliver to Lenders receipts for the payment of Taxes, HOA Fees and material Other Charges and (b) shall promptly pay for all utility services provided to each Property as they become due and payable (other than any such utilities, which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider). Borrowers covenant and agree that in no event shall more than thirty percent (30%) of the Properties be HOA Properties.

Section 5.7.    No Joint Assessment. No Borrower shall suffer, permit or initiate the joint assessment of any Property with (a) any other real property constituting a tax lot separate from the applicable Property, or (b) any portion of the applicable Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any Taxes which may be levied against any such personal property shall be assessed or levied or charged to the applicable Property.

Section 5.8.    Right to Contest Legal Requirements, Taxes, HOA Fees and Other Charges. Notwithstanding Section 5.1 and Section 5.6, after prior written notice to Lenders, a Loan Party may contest by appropriate legal proceedings conducted in good faith and with due diligence, the applicability of any Legal Requirement, or the amount or validity of any Taxes, HOA Fees and Other Charges and, in such event, may permit the Legal Requirement, Taxes, HOA Fees and Other Charges being so contested to remain unsatisfied or unpaid during such contest so long as (a) if an Event of Default shall exist, the Loan Parties shall be current in the payment of all Obligations and all other obligations, (b) such proceeding shall be permitted under and conducted in accordance with all applicable Legal Requirements, (c) neither any Property or other Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, as determined by Required Lenders in good faith, (d) enforcement of the contested Legal Requirement, Taxes, HOA Fees or Other Charges is effectively stayed for the entire duration of such contest, (e) any Taxes, HOA Fees, Other Charges and other amounts in connection with such Legal Requirements determined to be due, together with any interest or penalties thereon, shall be promptly paid as required after final resolution of such contest, (f) the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, (g) if required by Required Lenders, Borrowers shall deposit into the Cash Management Account, for application to the applicable Reserves, cash security in an amount reasonably determined by Required Lenders to be sufficient to insure the payment of such Taxes, HOA Fees, Other Charges and other amounts, together with all interest and penalties thereon, (h) failure to comply with such Legal Requirements or to pay such Taxes, HOA Fees, Other Charges and other amounts will not, as determined by Required Lenders, present an unreasonable risk of any civil or criminal liability to a Lender or any Material Adverse Effect or Individual Material Adverse Effect, (i) such contest shall not affect the ownership, use or occupancy of any Property or other Collateral, and (j) Borrowers shall, upon request by Required Lenders, give Lenders prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth above. Notwithstanding the foregoing, Borrowers shall, and shall cause Equity Owner to, comply with all Legal Requirements and pay any contested Taxes, HOA Fees, Other Charges and other amounts (or, if cash or other security has been provided, Required Lenders may cause any such cash or other security to be paid to the claimant) if, in Required Lenders’ reasonable judgment, any of the foregoing conditions is not satisfied at any time or there shall be any danger of the Lien of any Collateral Document being primed.

Section 5.9.    Business and Operations. Each Borrower at all times shall, directly or through Manager, continuously engage in the businesses of ownership, leasing, maintenance, management and operation of the Properties owned by it. Each Borrower at all times shall own or lease all equipment, fixtures and personal property which are necessary to operate the Properties owned by it. No Borrower shall engage in any business activity other than the ownership, leasing, maintenance, management, operation and permitted sale of the Properties owned by it, performance of its respective obligations under the Loan Documents to which it is a party and the conduct of lawful business that is incident, necessary and appropriate to accomplish the foregoing. No Borrower shall own any real property other than the Properties owned by it and constituting a part of the Collateral and shall not own any personal property other than personal property necessary or incidental to its ownership and operation of the Properties owned by it. Borrowers agree that (i) the purpose of the Loan is for business and/or commercial purposes only, (ii) the Loan is not for personal, family or household use, (iii) no Property is used or will be used as a residence or second home of any direct or indirect holder of more than twenty percent (20%) of the equity interests in a Borrower or any family member (ancestors, spouse or lineal descendants) thereof and (iv) the Properties are an investment to be held for future appreciation and will be rented. Borrowers shall cause Equity Owner not to engage in any business activity other than the acting as the Sole Member of each Borrower and performance of its obligations under the Loan Documents to which it is a party and the conduct of lawful business that it incidental, necessary and appropriate to accomplish the foregoing. Borrowers shall cause Equity Owner not to own any assets other than its membership interest in each Borrower.

Section 5.10.    Condition and Operation of the Properties. Except if a Property has suffered a Casualty and is in the process of being restored in accordance with Section 6.4, each Borrower shall keep and maintain each Property owned by it in a good, safe and habitable condition and state of repair in compliance with all applicable Legal Requirements in all material respects. Without limitation, each Borrower shall timely cause to be made all necessary repairs and replacements to each Property owned by it. No Borrower shall commit or permit any waste on any Property owned by it that would reasonably be expected to have an Individual Material Adverse Effect, nor take any action that might invalidate any insurance carried on any of such Properties (and each Borrower shall promptly correct any such actions of which Borrower becomes aware). Each Borrower will promptly pay (or cause to be paid) when due all Operating Expenses and Capital Expenditures necessary for the operation of the Properties owned by it. Each Borrower shall (i) observe and perform (or cause Manager to perform on its behalf) in all material respects obligations imposed upon the lessor under the Leases for its respective Properties in a commercially reasonable manner consistent with residential real estate manager best practices and all applicable Legal Requirements.

Section 5.11.    Compliance with Agreements and Property Documents. No Borrower shall, and each Borrower shall cause Equity Owner not to, enter into any agreement or instrument or become subject to any restriction which would reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect. Each Borrower shall observe and perform in all material respects each and every term to be observed or performed by such Borrower pursuant to the terms of any agreement to which such Borrower is a party and each Property Document. Each Borrower shall enforce in a commercially reasonable manner the performance and observance of each and every agreement to which such Borrower is a party, including, without limitation the performance of any payment obligations under each Property Document (except to the extent the failure to enforce any such covenants in such Property Documents (other than payment obligations) would not cause a Material Adverse Effect or an Individual Material Adverse Effect), shall do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder and cause each Property owned by it to be operated in accordance therewith. No Borrower shall, without the prior written consent of Required Lenders, consent to the increase of the amount of any charges payable by such Borrower under any Property Document or the reduction of any material right of such Borrower thereunder (except to the extent such increase in the amount of charges payable by Borrower or reduction of material rights would not cause a Material Adverse Effect or an Individual Material Adverse Effect). Neither such Property nor any part thereof shall be subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Tenant or other third parties. During the continuance of an Event of Default, no Borrower shall exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents without Required Lenders’ prior written consent.

Section 5.12.    Property Management.

(a)    Each Borrower at all times shall provide competent and responsible management for the Properties owned by it by a Qualified Manager pursuant to the Existing Management Agreement or a Replacement Management Agreement and all Legal Requirements. Without Required Lenders’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if the Existing Management Agreement is amended only to add or delete any one or more Properties) both as to the form of the Management Agreement and the identity of Manager, no Borrower shall enter into, materially modify, amend or terminate the Management Agreement, or permit any change in control or identity of Manager, or otherwise retain or terminate the services of any property management company. Without limitation, each Management Agreement shall provide (i) that the compensation to Manager shall not exceed the Management Fee Cap (unless Required Lenders otherwise approve in writing greater compensation); (ii) except for the Existing Management Agreement, that the Management Agreement shall be terminable at the applicable Borrower’s option without penalty or premium (including without any transition or termination fees or expenses) on thirty (30) days’ notice or if required pursuant to the Loan Documents; and (iii) that, in the event the Management Agreement is terminated for any reason, Manager will continue to perform its duties thereunder (so long as such Manager continues to be paid thereunder) unless and until a replacement Qualified Manager is appointed. Any action or inaction of Manager within the scope of the rights and obligations of a Borrower that are delegated to a Manager under a Management Agreement shall be deemed attributed to such Borrower for purposes of determining compliance with or Default under the Loan Documents. Each Borrower shall (x) in a commercially reasonable manner, perform all of its obligations and enforce all material obligations of a Manager under a Management Agreement and (y) promptly notify Lenders of any material default under the Management Agreement of which it is aware.

(b)    Lenders shall have the right to terminate a Management Agreement and require a Borrower to replace Manager and enter into a Replacement Management Agreement with a Qualified Manager if any of the following occurs: (i) an Event of Default, (ii) any material default by Manager under the Management Agreement beyond any applicable cure period, (iii) in connection with any of the Properties or the Management Agreement, Manager is grossly negligent or commits any act of fraud or willful misconduct, misappropriates funds or violates any criminal law that could reasonably be expected to result in a forfeiture of any portion of the Collateral, (iv) an Event of Bankruptcy occurs with respect to Manager or (v) a Material Adverse Effect occurs as a result of actions taken by such Manager. Each Borrower shall select the replacement Qualified Manager and enter into a Replacement Management Agreement with the replacement Qualified Manager within sixty (60) days of Required Lenders’ demand to replace Manager; provided that if (x) a Material Adverse Effect described in the immediately preceding clause or an Event of Default has occurred and is continuing, (y) Manager being replaced is an Affiliate of a Borrower or (z) the applicable Borrower fails to enter into a Replacement Management Agreement with a replacement Qualified Manager within said period of sixty (60) days, then Required Lenders shall have the right to select the replacement Qualified Manager. At the time the Replacement Management Agreement is executed, the applicable Borrower shall cause (and Required Lenders shall have the right to cause) the Qualified Manager to execute and deliver an Assignment of Management Agreement and such other documents as Required Lenders shall require to implement the purposes of the Loan Documents, all in form and substance satisfactory to Required Lenders. Each Borrower hereby grants to Lenders an irrevocable power of attorney, coupled with an interest, to enter into the foregoing agreements and documents on behalf of such Borrower if such Borrower fails to do so within five (5) Business Days of written demand by Required Lenders.

Section 5.13.    Leasing. No Borrower shall enter into any Lease (including any renewal or extension of any existing Lease) with respect to any Property unless such Lease is an Eligible Lease with an Eligible Tenant. Each Borrower shall, in a commercially reasonable manner, perform the obligations of the lessor under all Leases, and enforce the obligations of the Tenants under such Leases. Each Borrower shall, and shall cause Manager to, comply in all material respects with all Legal Requirements in respect of leasing practices.

Section 5.14.    Security Deposits.

(a)    Within three (3) Business Days after receipt of any security deposit, each Borrower shall, and shall cause Manager to, deposit the same (except only as provided below with respect to combined payments) into one or more (if more than one, only the minimum number required by Legal Requirements) Eligible Accounts in such Borrower’s name or the applicable Manager’s name for safe keeping of security deposits (each a “Security Deposit Account”). Except only for deposits of de minimis funds to maintain a minimum balance or to pay fees of the bank at which the Security Deposit Account is maintained, each Borrower shall cause a Manager to ensure that no funds from any source shall be deposited into a Security Deposit Account other than security deposits (whether or not such security deposits are from Properties or otherwise) and interest paid thereon, and no funds shall be withdrawn except, in accordance with Legal Requirements, (i) to pay refunds of security deposits, (ii) to pay (or reimburse for payment of) expenses chargeable against security deposits, or (iii) to transfer forfeited security deposits to the Rent Deposit Account. Each Borrower shall, and shall cause Manager to, maintain complete and accurate books and records of all transactions pertaining to security deposits and the Security Deposit Accounts, with sufficient detail to identify all security deposits separate and apart from other payments received from or by Tenants. Only if a Borrower or a Manager receives a check or other payment that combines a security deposit together with rent or other amounts owing by a Tenant, then the applicable Borrower or the applicable Manager shall deposit the combined payment into the Rent Deposit Account.

(b)    At least five (5) days prior to each Payment Date, each Borrower shall deliver to Lenders and Servicer written notice of the aggregate amount of any security deposits deposited into the Cash Management Account since the immediately preceding Payment Date (or in the case of the initial Payment Date, since the Closing Date), which notice shall identify such security deposits and request a distribution of the security deposit amount from the Cash Management Account to the Security Deposit Account pursuant to Section 7.4.1(a).

(c)    Upon Required Lenders’ written request during an Event of Default, or upon a foreclosure of any Property or transfer in lieu of other remedies, each Borrower shall deliver to the Cash Management Account or to another account designated by Required Lenders the security deposits applicable to such Property for safe-keeping and not for application to the Obligations. Lenders acknowledge and agree that following such delivery, Collateral Agent, for the benefit of Lenders and subject to the written direction of Required Lenders, will exercise control over the security deposits solely for the purpose of safe-keeping the Tenant security deposits and will not apply such security deposits against the Debt, except to the extent any security deposits are forfeited by the applicable Tenant pursuant to the terms of the applicable Lease, in which event such funds will be treated as collections of Rent to be available to pay any Obligations under Section 7.4.1.

Section 5.15.    Keeping of Records and Books of Account. Each Borrower shall, and shall cause Equity Owner to, keep and maintain on a calendar year basis, in accordance with GAAP complete and accurate books and records of all transactions, revenues, income, costs and expenses in connection with the ownership and operation of the Properties, including all information reasonably necessary for the collection of Rents and other Collections and payment of its obligations. Further, each Borrower shall, and shall cause Equity Owner to, (i) maintain systems and procedures ensuring the ability to recreate all Records in the event of destruction and (ii) maintain books and records in accordance with the applicable requirements for a Special Purpose Entity set forth herein. Lenders shall have the right from time to time (but, absent an Event of Default, not more than once in any calendar year), at such Borrower’s cost, during normal business hours upon reasonable prior written notice, to examine and copy any and all systems and Records of the Loan Parties and Manager at the offices of the Loan Parties or any other Person maintaining the same. Each Borrower shall, and shall cause Equity Owner to, keep its chief place of business and chief executive office and the offices where it keeps the Records at the address(es) referred to on Schedule IV or upon thirty (30) days’ prior written notice to Lenders, at any other location in the United States where all actions reasonably requested by Required Lenders to protect and perfect the interests of Collateral Agent in the Collateral have been taken and completed.

Section 5.16.    Access to Properties. Subject to the rights of Tenants, each Borrower shall, without any expense to Lenders, permit and assist Lenders and their respective representatives to inspect the Properties at reasonable hours upon reasonable advance notice.

Section 5.17.    Further Assurances. Promptly following request by Required Lenders, each Borrower shall, and shall cause Equity Owner to, at its sole cost and expense: (a) execute and deliver, or cause to be executed and delivered, such documents, instruments, certificates, assignments and other writings, and do such other acts as Required Lenders may reasonably request, to correct any defects or omissions in the Loan Documents, and to grant, evidence, preserve, perfect and protect the Collateral and Collateral Agent’s Liens thereupon and the priority thereof; and (b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Required Lenders may reasonably require from time to time. If a Borrower fails to comply with the terms of this Section 5.17, Required Lenders may, at such Borrower's expense, perform such Borrower's obligations for and in the name of such Borrower, and each Borrower hereby irrevocably appoints Lenders its respective attorney-in-fact, coupled with an interest, to do so.

Section 5.18.    Anti-Money-Laundering. Borrowers shall, and shall cause Equity Owner to, comply with all applicable anti-money laundering laws and regulations, including without limitation, the Patriot Act and the Prescribed Laws (collectively, the “Anti-Money Laundering Laws”) and shall provide notice to Lenders, within two (2) Business Days, of any Anti-Money Laundering Law regulatory notice or action involving Borrower or Equity Owner.

Section 5.19.    Cooperate in Legal Proceedings. Except with respect to any claim by a Borrower against Lenders, Borrowers shall, and shall cause Equity Owner to, reasonably cooperate with Lenders with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lenders or Collateral Agent under the Loan Documents and, in connection therewith, permit Lenders, at Required Lenders’ election, to participate in any such proceedings.

Section 5.20.    Costs and Expenses.

(a)    Except as otherwise expressly set forth herein, Borrowers shall, jointly and severally, pay or, as applicable, reimburse Lenders upon receipt of notice from Lenders, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lenders, whether before or after the date hereof, in connection with the Loan Documents, the Obligations or the Collateral, including such costs and expenses pertaining to: (i) negotiation, preparation, execution, delivery, performance, exercise of rights, and enforcement of the Loan Documents; (ii) any consents, waivers or amendments to or under the Loan Documents; (iii) any requests by any Relevant Party; (iv) filing and recording fees and costs; (v) title insurance (including endorsements), BPOs; (vi) out‑of‑pocket costs of Property inspections and condition reports; (vii) creation, perfection and protection of Collateral Agent’s Liens in the Collateral (including title and lien searches, intangibles Taxes, personal Property Taxes, mortgage recording Taxes, due diligence expenses, travel expenses, accounting firm fees, and Lenders’ diligence consultant); (viii) claims, actions and proceedings involving any Relevant Party, the Loan Documents, or any Collateral; (ix) all fees (including all monthly fees) and expenses of the Diligence Agent (including costs of obtaining and reviewing BPOs), the Servicer and the Custodian with respect to the Loan and the Collateral; (x) all special servicing fees, work-out, liquidation fees and other fees payable to any special servicer or lender in connection with a Default, Event of Default, an acknowledgment by Borrowers that the Loan is likely to go into default, or any refinancing, restructuring, work-out or modification of the Loan; and (xi) related to any Event of Bankruptcy of any Relevant Party and related ancillary proceedings and appeals. Borrowers and Lenders agree that the inspections and condition reports contemplated in this Section 5.20 shall be performed by the Diligence Agent at the expense of Borrowers.

(b)    Any costs and expenses due and payable by Borrowers hereunder which are not paid by Borrower within ten (10) Business Days after demand may be paid by Required Lenders from any amounts in the Cash Management Account or the Reserves, with notice thereof to Borrowers. The obligations and liabilities of Borrowers under this Section 5.20 shall survive repayment of the Loan and exercise by Lenders or Collateral Agent of any rights or remedies under the Loan Documents.

Section 5.21.    Indemnity. Borrowers, jointly and severally, shall, and shall cause Equity Owner to, indemnify, defend and hold harmless the Indemnified Persons from and against any and all Losses, that may be imposed on, incurred by, or asserted against any Indemnified Person in any manner relating to or arising out of (a) this Agreement, any other Loan Document or the funding or maintenance of the Loan (including, any actual or alleged breach by any Relevant Party of its Obligations or any misrepresentation by such Relevant Party contained in, any Loan Document to which such Relevant Party is a party); and (b) the use or intended use of the proceeds of the Loan; provided, however, that this indemnity shall not be available to any Indemnified Person to the extent that such indemnified liabilities arise from the gross negligence, fraud or willful misconduct of such Indemnified Person or its Affiliates, as finally determined by a non-appealable order of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, each Lender hereby waives any rights it may have to claim or recover against any Borrower any special, exemplary, punitive or consequential damages, except in reimbursement of such damages payable by such Lender to a third party.

Section 5.22.    ERISA Matters. Borrowers shall not, and shall cause Equity Owner and their respective ERISA Affiliates not to, establish or be a party to any employee benefit plan within the meaning of Section 3(2) of ERISA that is a defined benefit pension plan that is subject to Section 412 or Part III of Subchapter D, Chapter 1, Subtitle A of the Code. Borrowers shall not, and shall cause Equity Owner not to, engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by a Lender or Collateral Agent of any of its respective rights under the Loan Documents) to be a non‑exempt prohibited transaction under ERISA or Section 4975 of the Code. Borrowers shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Required Lenders, that (a) no Relevant Party is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (b) no Relevant Party is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (c) none of the assets of a Relevant Party constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101, as modified by Section 3(42) of ERISA.

Section 5.23.    Limitation on Transactions with Affiliates. Borrowers shall not, and shall cause Equity Owner not to, enter into, or be a party to any transaction with any Affiliate of any Relevant Party except for: (a) the Loan Documents; (b) capital contributions by (i) Parent (directly or indirectly) to Equity Owner or (ii) Equity Owner to a Borrower; (c) Restricted Junior Payments which are not prohibited by Section 5.28; (d) if applicable, a Management Agreement; (e) Transfers of Disqualified Properties in compliance with Section 2.5; and (f) to the extent not otherwise prohibited under this Agreement, other transactions that are disclosed in writing in advance to Lenders and that are upon fair and reasonable terms materially no less favorable to the obligor Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 5.24.    Transfers. No Borrower shall, and each Borrower shall cause Equity Owner not to, cause or suffer to occur any Transfer other than the following Transfers (“Permitted Transfers”): (a) an Eligible Lease entered into in accordance with the Loan Documents; (b) a Permitted Lien; (c) a Transfer of a Property in accordance with Section 2.5; (d) Transfers that would not result in a Change of Control and (e) with the prior written consent of Required Lenders, any other Transfer of any direct interest in Equity Owner. Borrowers shall, jointly and severally, pay all reasonable costs and expenses of Lenders in connection with such Transfer, whether or not such Transfer is approved by Required Lenders, including all reasonable fees and expenses of Lenders’ counsel, whether internal or outside.

Section 5.25.    No Embargoed Persons. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted under this Agreement, Borrowers shall, and shall cause Equity Owner to, ensure that (a) none of the funds or other assets of any Relevant Party shall constitute property of, or shall be beneficially owned, directly or more than 15%) indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in any Relevant Party (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”) or that the Loan would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any Relevant Party with the result that the investment in any Relevant Party (whether directly or more than 15% indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Relevant Party shall be derived from any unlawful activity with the result that the investment in such Loan Party or Parent (whether directly or more than 15% indirectly), would be prohibited by law or the Loan would be in violation of law.

Section 5.26.    Loan Documents. Borrowers shall not, and shall cause each other Relevant Party not to, terminate, amend or otherwise modify any Loan Document, or grant or consent to any such termination, amendment, waiver or consent, except in accordance with the terms thereof.

Section 5.27.    Limitation on Investments. Borrowers shall not, and shall cause each other Loan Party not to, make or suffer to exist any loans or advances to, or extend any credit to, purchase any property or asset or make any investment (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of Indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for acquisition of the Properties and related Collateral, Permitted Investments, Permitted Transfers, capital contributions by Equity Owner to a Borrower.

Section 5.28.    Restricted Junior Payments. Borrowers shall not, and shall cause Equity Owner not to, make any Restricted Junior Payment (other than capital contributions from Equity Owner to a Borrower); provided that the Loan Parties may make Restricted Junior Payments so long as (a) no Default or Event of Default or Trigger Period shall then exist or would result therefrom and (b) such Restricted Junior Payments are paid from (i) Available Cash previously released to a Borrower or (ii) from capital contributions received by such Loan Party from its parent.

Section 5.29.    Special Purpose Entity.

(a)    Each Borrower at all times shall, and shall cause Equity Owner to, be a Special Purpose Entity. Without limitation, each Borrower at all times shall, and shall cause Equity Owner to, comply with all criteria applicable to it set forth in Exhibit C. No Borrower shall, and each Borrower shall cause Equity Owner not to, directly or indirectly make any change, amendment or modification to its governing documents, or otherwise take any action, which could result in any Borrower or Equity Owner not being a Special Purpose Entity.

(b)    Each Borrower shall, and shall cause each other Relevant Party to, comply in all material respects with all of the stated facts and assumptions made with respect to the Relevant Parties in each Insolvency Opinion. Each Borrower shall, and shall cause each other Relevant Party to, cause each entity other than a Relevant Party with respect to which an assumption is made or a fact stated in an Insolvency Opinion to comply in all material respects with all of the assumptions made and facts stated with respect to it in such Insolvency Opinion.

Section 5.30.    Changes to Accounts. Borrowers shall not, and shall cause Equity Owner not to, (a) open or permit to remain open any account for the collection of Rent and other Collections other than the applicable Rent Deposit Account and the Cash Management Account, (b) open or permit to remain open any account for the deposit and safekeeping of security deposits other than a Security Deposit Account subject to an Assignment of Management Agreement, (c) change or permit to change any account number of the Cash Management Account or a Rent Deposit Account, (d) open or permit to remain open any sub-account of the Cash Management Account or a Rent Deposit Account or (e) permit any funds of Persons other than a Borrower to be deposited or held in any of the Cash Management Account or a Rent Deposit Account.

Section 5.31.    Reporting Covenants. Borrowers shall, unless Required Lenders shall otherwise consent in writing, furnish or cause to be furnished to Lenders the following reports, notices and other documents:

5.31.1.    Financial Reporting. Borrowers shall furnish the following financial reports to Lenders:

(a)    annually, within one hundred twenty (120) days following the end of each calendar year, a true, complete, correct and accurate copy of Parent’s audited financial statements for such period, including (i) a statement of operations (profit and loss), (ii) a statement of cash flows, (iii) a balance sheet, (iv) an aged accounts receivable report and (v) such other information or reports as shall be requested by Required Lenders, in each case prepared in reasonable detail, such audited financial statements to be accompanied by a report of an independent accountant selected by Borrowers that is reasonably acceptable to Required Lenders (which report on such information shall be without (A) any qualification as to the scope of such audit or (B) a “going concern” or the like qualification (other than a going concern qualification that relates solely to the near term maturity of the Loan hereunder), together with a written statement of an officer of each Borrower (reviewed by such accountants in the ordinary course of preparing Parent’s financial statements) (x) to the effect that, in such officer has no knowledge of the existence of an Event of Default or a Default and (y) if such officer has obtained any knowledge of the existence of an Event of Default or Default, describing the nature thereof;

(b)    annually, within one hundred twenty (120) days following the end of each calendar year, a true, complete, correct and accurate copy of Borrowers’ consolidated unaudited financial statements for such period, including (i) a statement of operations (profit and loss), (ii) a statement of cash flows, (iii) a calculation of Underwritten Net Cash Flow prior to any adjustment of Operating Expenses by Required Lenders, (iv) a balance sheet, (v) an aged accounts receivable report, and (vi) such other information or reports as shall be requested by Required Lenders; in each case certified by each Borrower’s chief financial officer, treasurer or equivalent officer stating that such financial statements are complete and accurate in all material respects and fairly present the financial condition of Borrowers;

(c)    within forty-five (45) days following the end of each calendar quarter, a true, complete, correct and accurate copy of each of Borrowers’ and Parent’s unaudited financial statements for such period, including (i) a statement of operations (profit and loss), (ii) a statement of cash flows, (iii) a calculation of Underwritten Net Cash Flow, (iv) a balance sheet, (v) an aged accounts receivable report, and (vi) such other information or reports as shall be requested by Required Lenders; in each case certified by each Borrower’s chief financial officer, treasurer or equivalent officer stating that such financial statements are complete and accurate in all material respects and fairly present the financial condition of Borrowers or Parent, as applicable; provided that Borrowers’ reports provided pursuant to this Section 5.31.1(c) also shall include a brief description of any events or circumstances that would reasonably be likely to have an Individual Material Adverse Effect with respect to the Properties included in the Aggregate Collateral Value;

(d)    simultaneously with the delivery of the financial statements required by clause (a) or clause (b) above, a duly completed Compliance Certificate, with appropriate insertions, containing the data and calculations set forth on Exhibit E; and

(e)    as soon as available and in any event within sixty (60) days after the end of each the first three calendar quarters and ninety (90) days after the end of the fourth calendar quarter, commencing with the calendar quarter ending December 31, 2025, Parent shall provide Lenders with evidence of Parent’s Net Assets as evidenced by an Officer’s Certificate executed by a Responsible Officer accompanied by such supporting documentation as may be reasonably requested by Required Lenders.

5.31.2.    Reporting on Adverse Effects. Within five (5) Business Days after any Borrower obtains knowledge of the occurrence of any event or circumstance that has or would reasonably be expected to have a Material Adverse Effect or give rise to litigation which, if adversely determined, would be reasonably expected to have a Material Adverse Effect, written notice thereof that includes the details of such event or circumstance and the action which Borrower is taking or proposes to take with respect thereto.

5.31.3.    Litigation. Within five (5) Business Days after any Borrower obtains knowledge of any litigation (other than (a) ordinary course “slip and fall” litigation otherwise covered by insurance or (b) litigation in which the amount in controversy is less than One Hundred Thousand and No/100ths Dollars ($100,000.00)) or governmental proceedings, pending or threatened, against any Loan Party or against Manager with respect to any Property or any group of Properties or which alleges that the policies and procedures of any Relevant Party violate applicable Legal Requirements (which shall include any claims, actions, suits or proceedings regarding fair housing, anti-discrimination, or equal opportunity), written notice thereof that includes a reasonably detailed summary of such litigation or proceeding.

5.31.4.    Event of Default. Within five (5) Business Days after any Borrower obtains knowledge of any Default or Event of Default, such Borrower shall deliver to Lenders a written statement setting forth the details of such Event of Default or Default and the action that the Relevant Parties are taking or propose to take to cure such Default or Event of Default.

5.31.5.    Defaults under Agreements and Property Documents. Within five (5) Business Days after receipt or effective service thereof, as applicable, the applicable Borrower shall deliver to Lenders a true and complete copy of each and every notice of default received or served by such Borrower with respect to any obligations under any agreement to which such Borrower is a party or any Property Document. Notwithstanding the foregoing, default notices sent to Tenants under Eligible Leases in the ordinary course of business shall only be required to be described in Borrower’s reports provided pursuant to Section 5.31.1(c).

5.31.6.    Properties Schedule. Borrowers shall deliver to Lenders no later than the twentieth (20th) day of each calendar month (provided, that if such twentieth (20th) day is not a Business Day, then such delivery shall be permitted on the immediately succeeding Business Day), commencing with the calendar month ending October 31, (a) an updated Properties Schedule in Excel format containing each of the data fields set forth on Schedule II (other than those under the caption “BPO Values”); provided, that the information under the caption “Underwritten Net Cash Flow” need only be updated in the Properties Schedule delivered for the quarter ending in March, June, September and December of each year, commencing with the Properties Schedule delivered for the quarter ending December 31, 2025, and (b) a calculation of the monthly turnover rate for the Properties for the prior calendar month, which shall be equal to the number of Properties that became vacant during such calendar month divided by the daily average number of Properties during such calendar month. The foregoing information shall be delivered together with a certificate of a Responsible Officer of each Borrower certifying that it is true, correct and complete in all material respects (i) with respect to the information in the Properties Schedule other than Underwritten Net Cash Flow data, as of the last day of the preceding calendar month, (ii) with respect to the Underwritten Net Cash Flow data in the Properties Schedule, for the calendar quarter most recently ended, and (iii) with respect to the turnover rate of the Properties, for the prior calendar month.

5.31.7.    Other Reports.

(a)    Borrowers shall deliver to Lenders, within ten (10) Business Days after Required Lenders’ request therefor, copies of any requested Property Tax, Other Charge or insurance bills, statements or invoices received by any Loan Party with respect to the Properties; and

(b)    Borrowers shall, as soon as reasonably practicable after request by Required Lenders, furnish or cause to be furnished to Lenders in such manner and in such detail as may be reasonably requested by Required Lenders, such evidence of compliance with the Loan Documents and such additional information, documents, records or reports as may be reasonably requested with respect to any Property or the conditions or operations, financial or otherwise, of the Relevant Parties.

5.31.8.    Delivery Standards. All financial statements and other documents to be delivered pursuant to this Agreement shall (i) be in form and substance acceptable to Required Lenders, (ii) be prepared in accordance with GAAP or the cash basis of accounting consistently applied, and (iii) be certified by a Responsible Officer of each Borrower as being true, correct, complete and accurate in all material respects and fairly reflecting the results of operations and financial condition of Borrowers for the relevant period.

Section 5.32.    Zoning. No Borrower shall initiate or consent to any zoning reclassification of any portion of any Property owned by it or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Property owned by it in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Required Lenders, not to be unreasonably withheld, conditioned or delayed

ARTICLE 6
INSURANCE, CASUALTY AND CONDEMNATION

Section 6.1.    Insurance.

(a)    Borrowers shall, at their sole cost and expense, obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrowers and their respective Properties providing at least the coverages set forth in Exhibit A.

(b)    If at any time Lenders are not in receipt of written evidence that all insurance required hereunder is in full force and effect, and such failure continues for two (2) Business Days after request from Required Lenders, Lenders shall have the right, without notice to Borrowers, to take such action as Required Lenders deem necessary to protect Collateral Agent’s and Lenders’ respective interest in the Properties, including the obtaining of such insurance coverage as Required Lenders determine and all premiums incurred by Lenders in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lenders upon demand and until paid shall be secured by the Collateral Documents and shall bear interest at the Default Rate. Lenders hereby agree to cooperate with Borrowers in minimizing or eliminating any such premiums incurred if Borrowers subsequently obtain the requisite insurance required herein.

Section 6.2.    Casualty. If a Property is damaged or destroyed, in whole or in part, by fire or other casualty (in either case, a “Casualty”), the applicable Borrower shall give prompt notice thereof to Lenders. Lenders may, but shall not be obligated to, make proof of loss if not made promptly by the applicable Borrower. In addition, Lenders may participate in any settlement discussions with any insurance companies if an Event of Default has occurred and is continuing and the settlement with the insurance company is reasonably likely to exceed the Restoration Threshold Amount, and the applicable Borrower shall not settle or permit any settlement in excess of the Restoration Threshold Amount without Required Lenders’ approval, (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds thereof or the costs of completing the Restoration are reasonably expected to be equal to or greater than the Restoration Threshold Amount, and the applicable Borrower shall deliver to Lenders all instruments required by Required Lenders to permit such participation. Any Insurance Proceeds in connection with any Casualty (whether or not Required Lenders elect to settle and adjust the claim or such Borrower settles such claim) shall be due and payable solely to the Cash Management Account and held and disbursed in accordance with the terms of this Agreement. Except as provided in Section 6.4, if a Borrower or any party other than a Lender receives any Insurance Proceeds, such Borrower shall immediately deliver such proceeds to the Cash Management Account and shall endorse, and cause all such third parties to endorse, a check payable therefor to Lenders, for deposit into the Cash Management Account. Each Borrower hereby irrevocably appoints Lenders as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lenders. Each Borrower hereby releases Lenders from any and all liability with respect to the settlement and adjustment by Lenders of any claims in respect of any Casualty, other than for actions that constitute gross negligence or intentional misconduct. In lieu of complying with the provisions set forth above and in Section 6.4, not later than thirty (30) days after the occurrence of any Casualty, the applicable Borrower may prepay the Allocated Loan Amount of the Property which suffered such Casualty together with accrued and unpaid interest on such portion of the Loan but without any Yield Maintenance Premium. With respect to any Restoration of a Property with a total expected cost exceeding Twenty-Five Thousand and No/100ths Dollars ($25,000.00), Required Lenders (or their designee) shall have the right to inspect such Property after the completion of such Restoration to determine if the Restoration meets the Renovation Standards.

Section 6.3.    Condemnation. Each Borrower shall promptly give Lenders notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of a Property owned by it and shall deliver to Lenders copies of any and all papers served in connection with such proceedings. Lenders may participate in any such proceedings, and the applicable Borrower shall from time to time deliver to Lenders all instruments requested by Required Lenders to permit such participation. The applicable Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lenders, their respective attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings which is reasonably expected to involve an Award of an amount greater than the Restoration Threshold Amount. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), the applicable Borrower shall continue to pay the Debt at the time and in the manner provided for in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lenders, after the deduction of expenses of collection, to the reduction or discharge of the Debt. If a Borrower or any party other than a Lender receives any Award, such Borrower shall immediately deposit such Award into the Cash Management Account and shall endorse, and cause all such third parties to endorse, a check payable therefore to the order of Lenders. Lenders shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. Net Proceeds from a Condemnation shall be applied as follows:

(a)    If a partial Condemnation of a Property does not interfere with the use of such Property as a residential rental property (as determined by Required Lenders), then the Net Proceeds thereof paid by the condemning authority shall be applied to the prepayment of the Debt in accordance with Section 2.4.2(a)(ii).

(b)    If a partial Condemnation of a Property does interfere with the use of such Property as a residential rental property or if there occurs a complete Condemnation of a Property (each, a “Fully Condemned Property”), then (i) Lenders may retain any Award received by Lenders, (ii) the applicable Borrower shall immediately deposit into the Cash Management Account any Award paid to such Borrower, (iii) the Net Proceeds of such Award shall be applied to the prepayment of the Debt pursuant to Section 2.4.2(a)(ii) in an amount equal to the Release Amount for the Fully Condemned Property, together with interest and other amounts required to be paid in connection therewith under Section 2.4.4 (collectively, the “Fully Condemned Property Prepayment Amount”) and (iv) the applicable Borrower shall prepay the Loan in an amount equal to the excess, if any, of the Fully Condemned Property Prepayment Amount over the Net Proceeds of the Award. Following the applicable Borrower’s written request after receipt by Lenders of the Fully Condemned Property Prepayment Amount, (x) Required Lenders shall direct Collateral Agent in writing to execute and deliver to such Borrower documents prepared by such Borrower to release the Fully Condemned Property from the applicable Mortgages and related Lien, provided that (A) such Borrower has delivered to Collateral Agent and Lenders a draft release (and, in the event the Mortgage applicable to the Fully Condemned Property encumbers other Property(ies) in addition to the Fully Condemned Property, such release (i) shall be a partial release that relates only to the Fully Condemned Property, (ii) shall be in form and substance appropriate for the jurisdiction in which such Fully Condemned Property is located, (iii) shall contain standard provisions protecting the rights of Collateral Agent and Lenders, and (iv) shall not affect the Liens and security interests encumbering or on the other Property(ies)) and (B) such Borrower shall file and record such release and shall pay all costs, Taxes and expenses associated with such release (including cost to file and record the release and Collateral Agent’s and Lenders’ reasonable attorneys’ fees) and (y) Required Lenders shall direct Collateral Agent in writing to cause Cash Management Account Bank to disburse to the applicable Borrower the Net Proceeds paid by the condemning authority and held in the Cash Management Account in excess of the Fully Condemned Property Prepayment Amount for such Property; provided that, during the continuance of a Trigger Period, such excess Net Proceeds shall instead be delivered to the Cash Collateral Reserve and disbursed in accordance with Section 7.3.7.

In lieu of complying with the provisions set forth above, not later than thirty (30) days after the occurrence of any Condemnation, the applicable Borrower may prepay the portion of the Loan allocated to the Property which suffered such Condemnation together with accrued and unpaid interest on such portion of the Loan but without any Yield Maintenance Premium.

Section 6.4.    Restoration. Subject to the last sentence of Section 6.2, the following provisions shall apply in connection with the Restoration of Properties affected by a Casualty:

(a)    If (i) the Net Proceeds reasonably expected to be received in connection with any single Casualty event is less than the Restoration Threshold Amount and (ii) the Restoration Conditions are satisfied within sixty (60) days after the occurrence of such Casualty, then (A) if Insurance Proceeds are paid by the insurance company directly to the applicable Borrower subsequent to delivering the undertaking required by the Restoration Conditions, such Insurance Proceeds may be retained by such Borrower (for the avoidance of doubt, Insurance Proceeds received by the applicable Borrower prior to delivering the undertaking required by the Restoration Conditions shall be immediately paid to the Cash Management Account as required by Section 6.2), (B) if Insurance Proceeds are paid by the insurance company to Lenders or deposited into the Cash Management Account, such Insurance Proceeds will be disbursed to such Borrower and (C) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of Section 6.4(d) and (e).

(b)    If (i) the Net Proceeds reasonably expected to be received in connection with any single Casualty event is greater than the Restoration Threshold Amount and (ii) the Restoration Conditions are satisfied, then (A) the applicable Borrower shall immediately deliver to the Cash Management Account any Insurance Proceeds paid to such Borrower and (B) the applicable Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of and subject to the conditions of Section 6.4(d) and (e).

(c)    If following a Casualty, the Restoration Conditions are not satisfied within sixty (60) days after the occurrence of such Casualty, then, unless Required Lenders otherwise agree to the contrary, (i) Lenders may retain any Insurance Proceeds received by or for the benefit of Lenders, (ii) the applicable Borrower shall immediately deliver to the Cash Management Account any Insurance Proceeds paid to such Borrower, (iii) such Net Proceeds shall be applied to the prepayment of the Debt pursuant to Section 2.4.2(a)(ii) in an amount equal to the Release Amount for the applicable Property, together with interest and other amounts required to be paid in connection therewith under Section 2.4.4 (collectively, the “Casualty Prepayment Amount”), (iv) the applicable Borrower shall prepay the Loan in an amount equal to the excess, if any, of the Casualty Prepayment Amount over such Net Proceeds, and (v) following such Borrower’s written request after receipt by Lenders of the Casualty Prepayment Amount, (x) Required Lenders shall direct Collateral Agent in writing to execute and deliver to the applicable Borrower a release prepared by such Borrower to release the affected Properties from the applicable Mortgages and related Liens, provided that (A) the applicable Borrower has delivered to Collateral Agent and Lenders draft releases (and, in the event any of the Mortgages applicable to any of the affected Properties encumber other Property(ies) in addition to the affected Properties, such release shall (i) be a partial release that relates only to the affected Property(ies), (ii) be in form and substance appropriate for the jurisdiction in which such Property(ies) is located, (iii) contain standard provisions protecting the rights of Collateral Agent and Lenders and (iv) not affect the Liens and security interests encumbering or on the other Properties), and (B) the applicable Borrower shall file and record such release and pay all costs, Taxes and expenses associated with such release (including cost to file and record the release and the reasonable attorneys’ fees of Collateral Agent’s and Lenders’ counsel) and (y) Required Lenders shall direct Collateral Agent in writing to cause Cash Management Account Bank to disburse to the applicable Borrower the Net Proceeds paid by the applicable insurance company and held by or for the benefit of Lender in excess of the Casualty Prepayment Amount for such Property; provided that, during the continuance of a Trigger Period, such excess Net Proceeds shall instead be delivered to the Cash Collateral Reserve and disbursed in accordance with Section 7.3.7.

(d)    If a Borrower is required to conduct the Restoration of affected Properties under Section 6.4(a) or (b) then (i) such Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty occurs) and shall diligently pursue the Restoration to satisfactory completion; (ii) such Borrower shall cause the affected Property and the use thereof after the Restoration to be in compliance with and permitted under all applicable Legal Requirements and such Property, after Restoration, shall be of the same character as prior to such damage or destruction; (iii) the Restoration shall be done and completed by such Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and (iv) such Borrower shall deliver, or cause to be delivered, to Lenders a signed detailed budget approved in writing by such Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Required Lenders. If at any time the Net Proceeds or the unused portion thereof shall not, in the reasonable opinion of Required Lenders, be sufficient to pay in full the balance of the costs which are estimated by Required Lenders to be incurred in connection with the completion of the Restoration, the applicable Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) into the Cash Management Account before any further use or disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency shall be deposited into the Casualty and Condemnation Reserve and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds pursuant to Section 6.4(e), and until so disbursed, shall constitute additional security for the Obligations.

(e)    If a Borrower is required to conduct the Restoration of affected Properties under Section 6.4(b), then Required Lenders may impose such reasonable requirements on the use or expenditure of Net Proceeds as Required Lenders may require, in accordance with Required Lenders’ standard construction lending practices or in any other manner approved by Required Lenders. Without limiting the generality of the foregoing, Required Lenders may, at their option, condition disbursement of Net Proceeds on (i) delivery of an Expenditures Certificate reasonably satisfactory to Required Lenders, (ii) completion of a property inspection reasonably satisfactory to Required Lenders, (iii) Lender’s approval of plans and specifications of an architect satisfactory to Required Lenders; (iv) the identity, experience, reputation and financial condition of contractors and subcontractors; (v) contractor’s cost estimates; (vi) architect’s certificates; (vii) waivers of Liens; (viii) sworn statements of mechanics and materialmen and such other evidence of costs; (ix) percentage completion of construction; (x) frequency of disbursements; (xi) application of payments; (xii) customary retainage and satisfaction of Liens, in each case, as Required Lenders may reasonably require. The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited in the Cash Management Account after the Restoration has been completed in accordance with the provisions of this Section 6.4(e), and the receipt by Lenders of evidence satisfactory to Required Lenders that all costs incurred in connection with the Restoration have been paid in full, shall be remitted to the applicable Borrower, provided no Event of Default shall have occurred and shall be continuing.

(f)    Notwithstanding clauses (a) and (b) above, (i) in the event that a single Casualty causes damage or destruction to one Property which would cost more than such Property’s Allocated Loan Amount to restore or repair such Property, written consent of Required Lenders shall be required prior to any restoration or repair of such Property pursuant to the terms of this Agreement and (ii) in the event that a single Casualty causes damage or destruction to any part of two or more Properties which in the aggregate would cost more than Two Hundred Thousand and No/100ths Dollars ($200,000.00) to restore or repair, written consent of Required Lenders shall be required prior to any restoration or repair of such Properties pursuant to the terms of this Agreement.

(g)    All reasonable and documented out-of-pocket costs and expenses incurred by Lenders in connection with any Restoration including reasonable attorneys’ fees and disbursements, shall be paid by Borrowers within ten (10) days of Required Lenders’ written request therefor.

(h)    In the event of foreclosure of a Mortgage, or other transfer of title to a Property or Properties in extinguishment in whole or in part of the Debt, then all right, title and interest of the applicable Borrower in and to the Policies that are not blanket Policies then in force concerning such Property or Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lenders or other transferee in the event of such other transfer of title.

Section 6.5.    Insurance Proceeds and Awards. Each Borrower shall cooperate with Lenders, in accordance with this Agreement, to enable Lenders to receive the benefits of any Insurance Proceeds or Awards payable in connection with any Property, and Lenders shall be reimbursed for any reasonable and documented out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by the applicable Borrower of the reasonable expense of an Approved BPO Provider on behalf of Lenders in case of Casualty or Condemnation affecting any Property or any part thereof) out of such Insurance Proceeds or Awards.

ARTICLE 7
CASH MANAGEMENT; SECURITY INTEREST; RESERVES

Section 7.1.    Cash Management Arrangements.

7.1.1.    Cash Management Account. Borrowers will cooperate with Lenders’ opening, maintaining, and, if Required Lenders so elect, changing, a Cash Management Account, which shall be an Eligible Account as to which Borrowers, Collateral Agent and the Cash Management Account Bank shall have entered into a Cash Management Agreement. The Cash Management Account shall be under the sole control and dominion of Collateral Agent for the benefit of Lenders, with Class A Lender designated as the “directing lender” thereunder, and none of Borrowers nor Manager shall have any right of access thereto or to withdraw funds therefrom. Each Borrower covenants and agrees, upon demand of Required Lenders, to pay (or if applicable reimburse Lenders for) any and all amounts that Lenders may be obligated to pay, or shall have paid, to the Cash Management Account Bank pursuant to the terms and conditions of the Cash Management Agreement. Funds on deposit in the Cash Management Account shall be applied and disbursed in accordance with this Agreement and the Cash Management Agreement. All funds in the Cash Management Account (including any Reserves) shall be held in cash or may be invested in Permitted Investments. During the continuance of an Event of Default, all funds on deposit in the Cash Management Account may be applied by Lenders in such order and priority as Required Lenders shall determine.

7.1.2.    Operating Account and Rent Deposit Account.

(a)    Borrower shall establish and at all times maintain the Operating Account, which shall be an Eligible Account in Borrower’s name. Borrower shall, or shall cause Manager to, establish and at all times maintain, the Rent Deposit Account, which shall be an Eligible Account in Borrower’s name as to which Borrower, Collateral Agent and the Rent Deposit Account Bank shall have executed and delivered a Rent Deposit Account Control Agreement.

(b)    Each Borrower shall cause all payments of Rents from Tenants at its respective Properties to be remitted into the applicable Rent Deposit Account within three (3) Business Days of receipt from Tenants. Each Borrower shall require the applicable Manager to deposit all Collections (other than security deposits which shall be handled as set forth in Section 5.14 above) deposited into the Rent Deposit Account, which have posted to the Rent Deposit Account as funds available for transfer or withdrawal, into the Cash Management Account within five (5) Business Days after such funds are available for transfer or withdrawal, and to the extent Manager does not comply with such Borrower’s directions, such Borrower shall enforce its rights under the applicable Management Agreement that requires such Manager to comply with this Section 7.1.2. To the extent a Borrower or any Affiliate (other than any affiliated Manager) shall receive any Rent or other Collections, such Borrower shall, and such Borrower shall cause such Affiliates to, promptly (but in any event within five (5) Business Days after receipt) deposit all such Collections (other than security deposits, which shall be handled as set forth in Section 5.14 above) into the Cash Management Account. Notwithstanding the foregoing, if a Borrower or a Manager receives from a Tenant a check or other payment in an amount that is less than the Tenant then owes, then the applicable Borrower or the applicable Manager may return the same to the Tenant, without first depositing the same into the Cash Management Account or the Rent Deposit Account, as applicable, solely in order to preserve its right of eviction, provided that in any month, the aggregate of such returned amounts shall not exceed two percent (2.0%) of the Rents collected in the immediately preceding month. Without in any way limiting the foregoing, all Rents and other Collections shall be collateral for the Obligations and shall be held by the applicable Borrower and such Manager in trust for the benefit, and as the property, of Collateral Agent for the benefit of Lenders, and such amounts shall not be commingled with any other funds or property of such Borrower or such Manager. Except for security deposits that are deposited into the Cash Management Account as described in Section 5.14 above, no Borrower shall deposit and no Borrower shall suffer to be deposited into the Cash Management Account any funds of any Person other than a Borrower.

(c)    During the continuance of an Event of Default, Required Lenders may, in addition to any and all other rights and remedies available to Lenders, direct Collateral Agent or Servicer in writing to apply any sums then present in the Rent Deposit Account to the payment of the Debt in any order in their sole discretion.

7.1.3.    Tenant Direction Letters. During the continuance of a Trigger Period, Required Lenders may, in addition to all other rights and remedies available to Lenders, require that each Borrower notify and advise each current and future Tenant via an instruction letter in the form of Exhibit G attached hereto (a “Tenant Direction Letter”) and any other sources of Collections (including, without limitation, credit card companies) that Required Lenders deem necessary to send all payments of Rent and other Collections (whether by cash, check or electronic means) directly to the Cash Management Account, subject to a lockbox services agreement in form and substance satisfactory to Required Lenders. Without the prior written consent of Required Lenders, no Borrower nor a Manager shall terminate, amend, revoke or modify any Tenant Direction Letter or other direction letter in any manner whatsoever, or direct or cause any Tenant or other source of Collections to pay any amount in any manner other than as provided in such Tenant Direction Letter or other direction letter, whether or not a Trigger Period is continuing. Each Borrower hereby grants to Lenders an irrevocable power of attorney, coupled with an interest, to execute and deliver to Tenants and other sources of Collections such Tenant Direction Letters and other direction letters during the continuance of a Trigger Period. Funds deposited into the Cash Management Account shall be applied and disbursed in accordance with this Agreement and the Cash Management Agreement. For avoidance of doubt, and notwithstanding anything set forth herein to the contrary, Required Lenders shall have the right, at any time following the occurrence and continuance of a Trigger Period, to direct each Borrower and each Manager, and to directly notify Tenants and any other Person, to deposit any Collections directly into the Cash Management Account, or to any other deposit account established by Required Lenders from time to time. No Borrower shall deposit and each Borrower shall cause Manager not to deposit into the Cash Management Account any funds of any Person other than Borrower. Funds deposited into the Cash Management Account shall be applied and disbursed in accordance e with this Agreement and the Cash Management Agreement.

7.1.4.    Expenses. Borrowers shall, jointly and severally, pay for all expenses of opening and maintaining the Cash Management Account, the Rent Deposit Account, the Operating Account and any Security Deposit Account.

Section 7.2.    Security Interest. As security for the Obligations, each Borrower hereby grants to Collateral Agent, for the benefit of Lenders, a first-priority security interest in the Rent Deposit Account, each Reserve, the Cash Management Account and any other Account and all amounts at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Collateral Agent, for the benefit of Lenders, a perfected first priority security interest therein, including executing and delivering to Collateral Agent, for the benefit of Lenders, deposit account control agreements and filing UCC‑1 financing statements and continuations thereof. Each Borrower further authorizes Collateral Agent, at the direction of Required Lenders, to file such UCC‑1 financing statements and amendments and continuations thereof to maintain a first priority, perfected security interest in the Collateral. Such financing statements may describe the Collateral in the same manner as described herein and in the Collateral Document or may describe the Collateral as “all of the debtor’s personal property and other assets, whether now owned or existing or hereafter acquired or arising, together with all products and proceeds thereof, substitutions and replacements therefor, and additions and accessions thereto” or words of similar meaning. Required Lenders shall have the right, upon the occurrence and during the continuance of a Trigger Period that occurs (i) as result of an Event of Default, to direct the applicable banks to deliver all funds then held in the Cash Management Account, the Rent Deposit Account, and any Reserve, to an account established by Collateral Agent at the written direction of Required Lenders, for the benefit of all Lenders, to be applied to the payment of any portion of the Debt, as determined by Required Lenders, in their sole discretion, without seeking the appointment of a receiver and without adversely affecting the rights of Collateral Agent, at the written direction of Required Lenders, to foreclose the Lien of any Collateral Document or Lenders to exercise their rights under the Loan Documents, and (ii) as a result of the commencement of a Low Debt Service Period, to apply all Available Cash as provided in the first sentence of Section 7.3.7.

Section 7.3.    Reserves.

7.3.1.    Tax Reserve. On the Closing Date, Borrowers shall deposit in the Cash Management Account an amount sufficient to pay four (4) months of all Property Taxes (estimated as set forth in Section 7.3.11) that will be payable with respect to the Properties during the next ensuing twelve (12) months following the Closing Date. The reserves required to be maintained under the immediately preceding sentence are referred to collectively as the “Tax Reserve,” and the amounts deposited into the Tax Reserve are referred to herein as the “Tax Funds.” The Tax Reserve and all Tax Funds on deposit therein shall be held as additional collateral security for the payment and performance of the Obligations.

7.3.2.    HOA Reserve. On the Closing Date, Borrowers shall deposit in the Cash Management Account an amount sufficient to pay four (4) months of all homeowner association dues (“HOA Dues”) (estimated as set forth in Section 7.3.11) that will be payable with respect to the Properties during the next ensuing twelve (12) months following the Closing Date. The reserves required to be maintained under the immediately preceding sentence are referred to collectively as the “HOA Reserve,” and the amounts deposited into the HOA Reserve are referred to herein as the “HOA Funds.” The HOA Reserve and all HOA Funds on deposit therein shall be held as additional collateral security for the payment and performance of the Obligations.

7.3.3.    Insurance Reserve. (a) Except as otherwise provided in Section 7.3.3 (b) below, on the Closing Date, Borrowers shall deposit in the Cash Management Account an amount sufficient to pay four (4) months of the Insurance Premiums (estimated as set forth herein) that will be payable during the next ensuing twelve (12) months following the Closing Date. The reserves required to be maintained under the immediately preceding sentence are referred to collectively as the “Insurance Reserve,” and the amounts deposited into the Insurance Reserve are referred to herein as the “Insurance Funds.” Except as otherwise provided in Section 7.3.3 (b) below, the Insurance Reserve and all Insurance Funds on deposit therein shall be held as additional collateral security for the payment and performance of the Obligations.

(b)    Notwithstanding anything to the contrary contained in this Section 7.3.3, in the event that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 6.1, deposits into the Insurance Reserve required for Insurance Premiums pursuant to this Section 7.3.3 shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. As of the date hereof, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 6.1.

7.3.4.    Capital Expenditures Reserve. Borrowers shall deposit in the Cash Management Account on the Closing Date an amount equal $500.00 multiplied by the number of Properties as a reserve for the completion of maintenance work and capital projects at such Properties. The reserves required to be maintained under the immediately preceding sentence are referred to collectively as the “Capital Expenditures Reserve,” and amounts deposited into the Capital Expenditures Reserve are referred to herein as the “Capital Expenditures Funds.” The Capital Expenditures Reserve and all Capital Expenditures Funds on deposit therein shall be held as additional collateral security for the payment and performance of the Obligations.

7.3.5.    Reserved.

7.3.6.    Casualty and Condemnation Reserve. Borrowers shall deposit, or cause to be deposited, in the Cash Management Account all Insurance Proceeds and Awards in accordance with and to the extent required by the provisions of Section 6.2, Section 6.3 and Section 6.4 (the “Casualty and Condemnation Reserve”). Amounts deposited into the Casualty and Condemnation Reserve are referred to herein as the “Casualty and Condemnation Funds.” All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 6.3 or Section 6.4, as applicable.

7.3.7.    Cash Collateral Reserve. During any Trigger Period, but subject to Collateral Agent’s and Lenders’ respective paramount rights during an Event of Default described in Section 7.4.2, all Available Cash (after payment of the Monthly Budgeted Amount and any Approved Extraordinary Operating Expenses) shall be deposited in the Cash Management Account to be held for the benefit of Collateral Agent, for the benefit of Lenders, as cash collateral for the Obligations (the “Cash Collateral Reserve”). Amounts deposited into the Cash Collateral Reserve are referred to as the “Cash Collateral Funds.” Required Lenders shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in the sole and absolute discretion of Required Lenders, to direct Collateral Agent in writing to direct the Cash Management Account Bank to disburse any Cash Collateral Funds (and any other Collateral) to the Obligations, in such order and in such manner as Required Lenders shall determine. Following written request by Borrowers after a Trigger Period ends, and provided that no new Trigger Period then exists, Required Lenders shall direct the Cash Management Account Bank to release Cash Collateral Funds to, or at the direction of, Borrowers.

7.3.8.    Interest Reserve. On each Payment Date, Borrowers shall deposit in the Cash Management Account an amount sufficient to pay all interest payable, or reasonably estimated by Required Lenders to be payable with respect to the Debt during the next ensuing thirty (30) days (the “Interest Reserve”). Amounts deposited into the Interest Reserve are referred to herein as the “Interest Funds.” Any Interest Funds remaining after the Debt has been paid in full in cash shall be returned to Borrowers.

7.3.9.    Eligibility Reserve.

(a)         Deposit of Eligibility Funds. If a Borrower shall be required to make a prepayment in respect of any Property pursuant to Section 2.4.2(a)(iii)(A) (other than in the case of any Property that constitutes a Disqualified Property due to the occurrence of a Voluntary Action in respect thereof), such Borrower shall have an option to deposit into a subaccount established at the Cash Management Account Bank to hold such funds (the “Eligibility Reserve”) an amount equal to, in any case, one hundred percent (100%) of the Allocated Loan Amount for any such Property (“Eligibility Reserve Funds”); provided that such Borrower provides Lenders and Servicer with written notice of any such Eligibility Funds and, no later than the due date for the prepayment required under Section 2.4.2(a)(iii)(A), delivers such Eligibility Funds to the Cash Management Account for transfer to the Eligibility Reserve.

(b)         Release of Eligibility Funds. Provided no Default or Event of Default exists, Servicer, at the direction of Required Lenders, shall disburse the Eligibility Funds with respect to a Property to the applicable Borrower (i) upon the sale of such Property and prepayment of the Debt in an amount equal to the Release Amount for such Property, (ii) upon such Property becoming an Eligible Property or (iii) upon the substitution of a Substitute Property for such Property.

7.3.10.    Transfer of Certain Reserves. Upon request of Borrowers, Required Lenders agree to direct Collateral Agent in writing to transfer one or more of the Tax Reserve, the Insurance Reserve, and the Interest Reserve from the Cash Management Account to an account at another Eligible Institution reasonably acceptable to Required Lenders and under the sole dominion and control of Collateral Agent, for the benefit of Lenders, subject to a control agreement satisfactory to Required Lenders (the “Alternate Reserve Account”).

7.3.11.    Reserves Reporting Requirements. Not earlier than thirty (30) days and not later than ten (10) days prior to each Payment Date, Borrowers shall provide to Lenders estimates reasonably acceptable to Required Lenders together with appropriate supporting documentation of (i) Property Taxes payable with respect to the Properties during the twelve month period commencing on such Payment Date, (ii) HOA Dues payable with respect to the Properties during the twelve month period commencing on such Payment Date and (iii) Insurance Premiums payable with respect to the renewal or replacement of the Policies during the twelve month period commencing on such Payment Date.

7.3.12.    Minimum Balance Cure. If at any time the Tax Reserve, HOA Reserve, Capital Expenditures Reserve, or Insurance Reserve falls below the respective minimum balance described in this Section 7.3, Required Lenders shall notify Borrowers in writing, and Borrowers shall have fifteen (15) Business Days to deposit into the respective Reserve an amount sufficient to cause such Reserve to rise above the respective required minimum balance (the “Reserve Cure Deposit”). If Borrowers make the Reserve Cure Deposit the failure to maintain the respective Reserve minimum balance shall not be a Default or Event of Default under this Agreement.

Section 7.4.    Property Cash Flow Allocation.

7.4.1.    Order of Priority of Funds in Cash Management Account. Unless otherwise directed by Required Lenders during the continuance of an Event of Default pursuant to Section 7.4.2, on each Payment Date, Collections on deposit in the Cash Management Account (less any fees and expenses of the Cash Management Account Bank then due and payable) on such day shall be applied on such Payment Date in the following order of priority:

(a)    first, to the Security Deposit Account, the amount of any security deposits that have been deposited into the Cash Management Account by Borrowers during the calendar month ending immediately prior to such Payment Date;

(b)    second, to Collateral Agent, the fees, expenses and indemnities then owed to Collateral Agent under the Collateral Agency Agreement;

(c)    third, if such Payment Date is the Maturity Date, to Lenders, pro rata based on their applicable Lender Percentages, funds sufficient to pay the Outstanding Principal Balance of the Loan on the Maturity Date;

(d)    fourth, to Lenders, pro rata based on their applicable Lender Percentages, the amount of any mandatory prepayment of the Outstanding Principal Balance of the Loan;

(e)    fifth, to the Tax Reserve in the amount of Tax Funds then required under Section 7.3.1 to be transferred thereto, to the extent such transfer has not yet occurred;

(f)    sixth, to the Insurance Reserve in the amount of Insurance Funds then required under Section 7.3.3 to be transferred thereto, to the extent such transfer has not yet occurred;

(g)    seventh, to the HOA Reserve in the amount of HOA Funds then required under Section 7.3.2 to be transferred thereto, to the extent such transfer has not yet occurred;

(h)    eighth, to Lenders, pro rata based on their applicable Lender Percentages, the unpaid Monthly Debt Service Payment then due and payable to Lenders for the related Payment Date and any accrued and unpaid Monthly Debt Service Payment payable to Lenders with respect to any prior Payment Date;

(i)    ninth, to the Capital Expenditures Reserve in the amount of Capital Expenditures Funds (if any) then required under Section 7.3.4 to be transferred thereto, to the extent such transfer has not yet occurred;

(j)    tenth, to Manager, the management fees payable to such Manager for the prior calendar month (but not in excess of the Management Fee Cap) together with any other Operating Expenses incurred by such Manager on behalf of Borrowers for such period;

(k)    eleventh, to transfer into the Casualty and Condemnation Reserve, in the amount of Casualty and Condemnation Funds (if any) then required under Section 7.3.5 to be transferred thereto to the extent such transfer has not yet occurred;

(l)    twelfth, to Lenders, pro rata based on their applicable Lender Percentages, any other fees, costs, expenses or indemnities then due or payable under this Agreement or any other Loan Document, including without limitation, payment of the monthly servicing fee of any Servicer, if a Servicer is then being retained;

(m)    thirteenth, if no Trigger Period is in effect, all amounts remaining after payment of the amounts set forth in clauses (a) through (m) above (the “Available Cash”) to one or more Operating Accounts of each Borrower; and

(n)    fourteenth, if a Trigger Period is in effect, all Available Cash (but subject to the paramount rights of Collateral Agent and Lenders if an Event of Default is continuing as described in Section 7.4.2), to the Cash Collateral Reserve to be held or disbursed in accordance with Section 7.3.7; provided, however, that to the extent a Borrower has incurred any Approved Extraordinary Operating Expenses pursuant to Section 7.4.4 below, Required Lenders shall direct Servicer in writing to remit the amount of such Approved Extraordinary Operating Expenses from the Cash Collateral Reserve to or at the direction of such Borrower.

7.4.2.    Application During an Event of Default. Notwithstanding anything to the contrary contained herein (including in this Article 7) or elsewhere in the Loan Documents, upon the occurrence and during the continuance of an Event of Default, Required Lenders, at their option, may apply any Collections then in the possession of Servicer or the Cash Management Account Bank and any Reserve Funds on deposit in the Reserves to the payment of the Obligations sequentially first to any fees, expenses or indemnities then owed to Collateral Agent under the Collateral Agency Agreement, and second, in such order, proportion and priority as Required Lenders may determine. The right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender pursuant to any Legal Requirements and the Loan Documents.

7.4.3.    Annual Budget. Within fifteen (15) days after the commencement of any Trigger Period and for so long as any Trigger Period continues, each Borrower shall submit to Lenders the Annual Budget for the succeeding twelve (12) calendar month period. Required Lenders shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing). Required Lenders shall grant or deny, in writing to the applicable Borrower(s) with a reasonable explanation of any objections, any consent required hereunder within twenty (20) Business Days after receipt of the applicable proposed Annual Budget. In the event that Required Lenders fail to respond within such period, a Borrower may resubmit such request. If Required Lenders again fail to respond within ten (10) Business Days of such resubmission, such failure shall be deemed to be the consent and approval of Required Lenders. Annual Budgets approved by Required Lenders shall hereinafter be referred to as an “Approved Annual Budget.” Until such time that any Annual Budget has been approved by Required Lenders, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Required Lenders to reflect actual increases in Property Taxes, Insurance Premiums and utilities expenses) or, if no applicable Approved Annual Budget exists during any period when an Annual Budget is required, then any distribution pursuant to Section 7.4.1(n) shall be subject to Required Lenders’ discretion for each applicable Payment Date. Neither a Borrower nor a Manager shall change or modify any Approved Annual Budget without the prior written consent of Required Lenders. The “Monthly Budgeted Amount” for each Payment Date means the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the calendar month that includes such Payment Date, but excluding management fees, Property Taxes, and Insurance Premiums.

7.4.4.    Extraordinary Operating Expenses. During any Trigger Period, if a Borrower incurs or is required to incur any Operating Expense not set forth in the Approved Annual Budget (each an “Extraordinary Operating Expense”), then such Borrower shall promptly deliver to Lenders a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Required Lenders’ approval. Any Extraordinary Operating Expense approved by Required Lenders is referred to herein as an “Approved Extraordinary Operating Expense.” Any funds distributed to a Borrower for the payment of Approved Extraordinary Operating Expenses pursuant to Section 7.4.1 shall be used by such Borrower only to pay for such Approved Extraordinary Operating Expenses or reimburse such Borrower for such Approved Extraordinary Operating Expenses, as applicable, and the distribution thereof shall be subject to the satisfaction of conditions determined by Required Lenders.

Section 7.5.    Release of Reserve Funds Generally. No Borrower shall be entitled to any earnings or interest on funds deposited into the Cash Management Account or the Reserves other than the Interest Reserve which shall be credited with interest or earnings, if any, obtained by Collateral Agent, for the benefit of Lenders, thereon. Any funds remaining in any Reserve (other than earnings or interest on those Reserves other than the Interest Reserve) after the Obligations have been paid in full shall be returned to such Borrower.

ARTICLE 8
DEFAULTS

Section 8.1.    Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(a)    if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest due under this Agreement or the Note is not paid in full on the applicable Payment Date, (C) any payment or prepayment of principal due under this Agreement or the Note (or any interest payable in connection with such prepayment) is not paid when due, or (D) the Yield Maintenance Premium is not paid when due; provided, however, that as to payments due under clause (B) only, and no more than two (2) times in any calendar year, in the event that such regularly scheduled monthly payment of interest is not paid when due, Borrowers shall not be in default under this subsection (a) if Lenders receive such regularly scheduled monthly payment of interest within three (3) Business Days following written notice of such failure by Lenders.

(b)    if any deposit to the Reserve Funds is not made when due, with such failure continuing for three (3) Business Days after Lenders deliver written notice thereof to Borrowers;

(c)    if any other amount payable pursuant to any Loan Document (other than as set forth in the foregoing clauses (a) and (b)) is not paid in full when due, with such failure continuing for five (5) Business Days after Lenders deliver written notice thereof to Borrowers;

(d)    if any Policies satisfying the requirements hereof are not (A) delivered to Lenders within five (5) Business Days of Lenders’ written request, or (B) kept in full force and effect;

(e)    if a Transfer not permitted under Section 5.24 occurs;

(f)    if any certification, representation or warranty made by a Relevant Party in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lenders shall have been false or misleading in any material and adverse respect as of the date the same was made or delivered unless such certification, representation or warranty relates solely to a Disqualified Property, in which case neither the conditions specified in Section 2.5 shall be satisfied with respect to such Disqualified Property nor the conditions specified in Section 2.5 shall be satisfied with respect to such Disqualified Property, in each case thirty (30) days following the date the applicable Property became a Disqualified Property;

(g)    (A) if any Event of Bankruptcy shall occur with respect to any Relevant Party (other than Manager), or (B) if any Event of Bankruptcy shall occur with respect to Manager and such Manager is not replaced by another Qualified Manager which enters into a Replacement Management Agreement and an Assignment of Management Agreement within sixty (60) days after such Event of Bankruptcy occurs;

(h)    if any Relevant Party attempts to assign its rights under any of the Loan Documents;

(i)    a breach of the covenants pertaining solely to the Property set forth in Section 5.2, Section 5.3, Section 5.4 (except that a breach of such provision regarding trade payables shall not be an Event of Default unless such default is not cured within five (5) Business Days after notice from Lenders), Section 5.5, Section 5.6, Section 5.9, Section 5.18, Section 5.22, Section 5.23, Section 5.25, Section 5.26, Section 5.27, Section 5.28 or Section 7.1.2, except with respect to any such breach of a covenant set forth in Section 5.4, Section 5.5, or Section 5.6 that relates solely to a Disqualified Property, in which case an Event of Default shall not occur unless the cure provisions set forth in clause (f) of this Section 8.1 have not been complied with;

(j)    a breach of the representations, warranties and covenants set forth in Sections 4.1.1, 4.1.3, 4.1.5, 4.1.8, 4.1.22 and 4.1.28;

(k)    if, (A) without Required Lenders’ prior written consent, (i) the Management Agreement is terminated (unless simultaneously therewith, a Borrower and a new Qualified Manager enter into a Replacement Management Agreement), or (ii) there is a default by a Borrower under a Management Agreement beyond any applicable notice or grace period and such Manager terminates or cancels the applicable Management Agreement (unless, within thirty (30) days after the expiration of such notice or grace period, the applicable Borrower and a new Qualified Manager enter into a Replacement Management Agreement) or (B) following the occurrence of any default by Manager to perform its duties or obligations under a Management Agreement, the applicable Borrower fails to exercise its right to terminate Manager under the Management Agreement;

(l)    if any Relevant Party shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(m)    if with respect to any Disqualified Property, the applicable Borrower fails, within the time periods specified in Section 2.4.2(a)(iii), to pay the Release Amount in respect thereof and such failure continues for more than five (5) Business Days after written notice thereof from Lenders to such Borrower;

(n)    if Parent fails to maintain the Parent Financial Covenant; provided, however, Parent shall have the right to remedy such failure without such failure constituting a Default or Event of Default by providing evidence of the cure within ten (10) Business Days following the date of the delivery of the financial statements which evidence such failure to satisfy the Parent Financial Covenant;

(o)    if there shall be a Default under any Loan Document that continues beyond any applicable cure period specified for the same in such Loan Document, or if any other event or condition shall occur if the effect of such occurrence under any Loan Document is to accelerate or to permit Lenders to accelerate the maturity of all or any portion of the Obligations;

(p)    if any Loan Document or any Lien granted thereunder shall (except in accordance with its terms or pursuant to Required Lenders’ written consent), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the parties thereto; or if any Relevant Party or any Affiliate thereof shall disaffirm or contest in writing such effectiveness, validity, binding nature or enforceability (other than as a result of payment in full of the Obligations), provided that if such Lien granted thereunder relates solely to a Disqualified Property, such failure shall not be an Event of Default if the conditions specified in Section 2.5 shall be satisfied with respect to such Disqualified Property, in each case within thirty (30) days following the date the applicable Property became a Disqualified Property;

(q)    if one or more final judgments aggregating (i) two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) or more shall be rendered against any Loan Party, or (ii) one Million and No/100ths Dollars ($1,000,000.00) or more shall be rendered against Parent, and such amount is not covered by insurance or indemnity or not discharged, paid or stayed within sixty (60) days after (A) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (B) the date on which all rights to appeal have been extinguished;

(r)    if any of the assumptions contained in the Insolvency Opinion, or in any Additional Insolvency Opinion, is or shall become untrue in any material respect; provided, such breach shall not constitute an Event of Default in the event that such breach shall be remedied within no more than thirty (30) days after Borrowers receive notice of such breach or within thirty (30) days following the request of Required Lenders, whichever occurs first, Borrowers deliver to Lenders an Additional Insolvency Opinion or an opinion of counsel to the effect that such breach does not impair, negate or adversely change the opinions rendered in the non-consolidation opinion delivered on the Closing Date, in each case in a form reasonably acceptable to Required Lenders;

(s)    if any Relevant Party shall be in breach of any of the other terms, covenants or conditions of any Loan Document not specified above, and such breach shall continue for ten (10) Business Days after notice to Borrowers from Lenders; provided, however, that if such breach is not a monetary breach and is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period, and if Borrowers shall have commenced to cure such breach within such ten (10) Business Day period and shall thereafter diligently and expeditiously proceed to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Borrowers, in the exercise of due diligence, to cure such breach, provided that the aggregate cure period will not exceed forty-five (45) days;

(t)    a Manager shall intentionally prevent or impede the compliance of a Borrower in any way with such Borrower’s obligations under Section 7.1.3; or

(u)    the Cash Management Account Bank shall resign or shall be terminated without a new Cash Management Account Bank having been appointed on the effective date of such resignation or termination; provided, however, that in the event that (A) the Cash Management Agreement is terminated by Required Lenders as a result of a breach of the Cash Management Agreement by the Cash Management Account Bank or fraud, gross negligence or willful misconduct on the part of the Cash Management Account Bank or (B) the Cash Management Agreement is terminated by the Cash Management Account Bank as a result of a breach of the Cash Management Agreement by Lenders or fraud, gross negligence or willful misconduct on the part of a Lender, then thirty (30) days shall have elapsed following resignation or termination of the Cash Management Account Bank without a new Cash Management Account Bank having been appointed.

If more than one of the foregoing paragraphs shall describe the same condition or event, then Required Lenders shall have the right to select which paragraph or paragraphs shall apply. In any such case, Lenders shall have the right (but not the obligation) to designate the paragraph or paragraphs that provide for no notice or lesser notice or for a shorter time to cure (or for no time to cure).

Section 8.2.    Remedies.

8.2.1.    Acceleration, Other Remedies. Without the necessity of notice or demand to any Person (which notice and demand each Borrower hereby expressly waives), (a) all Obligations shall be accelerated and shall become immediately due and payable automatically upon the occurrence of any Event of Default described in Section 8.1(g), and (b) such Obligations as Required Lenders may designate shall be accelerated and shall become immediately due and payable at the election of Required Lenders at any time upon or after the occurrence of any other Event of Default (and also as to any Event of Default described in clause (a) of this Section 8.2.1 to the extent that automatic acceleration is prevented by any lawful stay). Upon and at all times following the occurrence of any Event of Default, Lenders may suspend performance of any and all of its obligations under the Loan Documents, and Collateral Agent and Lenders shall have all rights and remedies available to them pursuant to the Loan Documents, and pursuant to all Legal Requirements, and Lenders may take, or direct Collateral Agent in writing to take, any action, without notice or demand (which notice and demand each Borrower hereby expressly waives) that Required Lenders elect to protect and enforce their rights against any Relevant Party and in and to the Collateral.

8.2.2.    Remedies Cumulative. Each of the rights, powers and remedies of Collateral Agent and Lenders under this Agreement, the Loan Documents, applicable Legal Requirements and at equity shall be cumulative and not exclusive of any other such right, power or remedy. Collateral Agent’s and Lenders’ respective rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such times and from time to time and as often and in such order as Required Lenders may determine, to the fullest extent permitted by law, without impairing or otherwise affecting any of the other such rights, powers and remedies of Collateral Agent and Lenders. Without limiting the generality of the foregoing, if an Event of Default is continuing and to the extent permitted by applicable Legal Requirements, (a) neither Collateral Agent nor any Lender shall be subject to any “one action” or “election of remedies” law or rule, (b) all Liens and other rights, powers and remedies provided to Collateral Agent for the benefit of Lenders shall remain in full force and effect until all of the Obligations have been paid in full and (c) Lenders may pursue, or Required Lenders may direct Collateral Agent in writing to pursue, any right, power or remedy against any Person or Collateral with or without accelerating the Obligations or pursuing any other right, power or remedy against any other Person or Collateral. No delay or omission of the exercise of any right, power or remedy shall limit or impair the same or any other right, power or remedy, nor shall it be construed as a waiver thereof. A waiver of any Default or Event of Default with respect to any Person or Collateral shall not be construed to be a waiver as to any other Person or Collateral, nor of any subsequent Default or Event of Default with respect to the same Person or Collateral.

8.2.3.    Severance.

(a)    During the continuance of an Event of Default, Required Lenders shall have the right from time to time to direct Collateral Agent in writing to partially foreclose any Mortgage or the Lien of any of the other Collateral Documents in any manner and for any amounts secured by the Collateral Documents then due and payable as determined by Required Lenders, including the following circumstances: (i) if Borrowers default beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Required Lenders shall have the right to direct Collateral Agent in writing to foreclose one or more of the Mortgages or other Collateral Documents to recover such delinquent payments, or (ii) if Required Lenders elect to accelerate less than the entire Debt, Required Lenders may direct Collateral Agent in writing foreclose one or more of the Mortgages or other Collateral Documents to recover so much of the Outstanding Principal Balance of the Loan as Required Lenders may accelerate and such other sums secured by the Mortgages and the other Collateral Documents as Required Lenders may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Mortgages and the other Collateral Documents to secure payment of the sums secured by the Collateral Documents and not previously recovered.

(b)    During the continuance of an Event of Default, each Lender shall have the right from time to time to sever its Note into one or more separate notes, in such denominations as such Lender shall determine for purposes of evidencing and enforcing its respective rights and remedies provided under the Loan Documents. Borrowers shall execute and deliver to each Lender from time to time, promptly after the request of such Lender, a severance agreement and such other documents as such Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to such Lender. Each Borrower hereby absolutely and irrevocably appoints each Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, no Lender shall make or execute any such documents under such power until three (3) days after notice has been given to Borrowers by such Lender of such Lender’s intent to exercise its rights under such power.

(c)    During the continuance of an Event of Default, any amounts recovered from the Collateral may be applied by Required Lenders toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Required Lenders determine.

8.2.4.    Lenders’ Right to Perform. If any Relevant Party fails to pay or perform any obligation under any Loan Document or the Management Agreement beyond the expiration of any applicable cure period, Required Lenders may, but shall have no obligation to, pay, perform, or cause the performance of, such obligation, in which case all costs, expenses (including reasonable attorneys’ fees and expenses), liabilities, penalties and fines incurred or paid by Lenders in connection therewith shall be paid or reimbursed by Borrowers, jointly and severally, to Lenders upon demand, and shall bear interest from such demand at the Default Rate. Lender need not give advance notice of any such action if Required Lenders determine in good faith that Lenders would incur risk of adverse consequences by doing so, and otherwise Required Lenders shall give five (5) Business Days’ advance notice of any such action. Any such payment or performance by Lender shall not limit Lenders’ other rights and remedies under the Loan Documents or under any Legal Requirement and shall not be deemed to waive or release any Borrower from performing any such obligation or its Obligations under the Loan Documents.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1.    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, or sent by e-mail transmission (with no “bounce back” message having been received), addressed to the party to be so notified at its address as set forth on Schedule VI, or to such other address as such party may hereafter specify in accordance with the provisions of this paragraph. Any Notice shall be deemed to have been given when received or when delivery is refused; provided that any notice that is delivered on a day that is not a Business Day, or after 5:00 p.m. in the time zone of the intended recipient, such notice shall be deemed given on the next Business Day. Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this paragraph. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice from Lenders may also be given by Servicer and Lenders hereby acknowledge and agree that Borrowers shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lenders.

Section 9.2.    Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Lenders of such Lender’s Note and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Each Lender has the right, at any time, to sell, transfer, assign or participate all or any of its interest in the Loan and its other rights and obligations under the Loan Documents, or to sell a participation in its interest in the Loan or any such rights and obligations, provided, that no Lender shall, without the prior written consent of Borrowers, transfer any such interest or participation to a person that is a Prohibited Assignee. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrowers, shall inure to the benefit of the legal representatives, successors and assigns of each Lender. Without limiting the foregoing, Borrowers’ obligations under Section 5.20 and Section 5.21 shall survive repayment of the Loan and exercise by Collateral Agent or any Lender of any rights or remedies under the Loan Documents.

Each Borrower shall cooperate with Lenders in furnishing such information and providing such other assistance and reports as a Lender may reasonably request in connection with any participation, transfer, assignment or sale. In addition, each Borrower acknowledges that a Lender may release or disclose to potential purchasers, transferees, assignees, investors, servicers, or participants of the Loan, who agree to be bound by the confidentiality provisions set forth under Section 9.25, or to rating agencies, originals or copies of the Loan Documents, title information, engineering reports, financial statements, operating statements, value reports, Leases, and all other materials, documents and information in such Lender’s possession or which such Lender is entitled to receive under the Loan Documents with respect to the Loan, any Relevant Party, Manager or the Properties. Notwithstanding the foregoing, no Lender shall disclose any of the information described in the prior sentence to a Prohibited Assignee.

Section 9.3.    Governing Law.

(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDERS AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND ANY APPLICABLE LEGAL REQUIREMENTS OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, EXCEPT FOR MATTERS RELATING TO THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST A LENDER OR A BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) MAY AT A LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER AGREES THAT SERVICE OF PROCESS UPON SUCH BORROWER AT THE ADDRESS FOR BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK, EACH BORROWER SHALL GIVE PROMPT NOTICE TO LENDERS OF ANY CHANGE IN THE ADDRESS FOR SUCH BORROWER SET FORTH HEREIN. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST A BORROWER IN ANY OTHER JURISDICTION.

Section 9.4.    Modifications. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Relevant Party therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, any Relevant Party shall entitle any Relevant Party to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lenders in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, no Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Required Lenders shall have the right to waive or reduce any time periods that Lenders are entitled to under the Loan Documents in its sole and absolute discretion.

Section 9.5.    Waiver of Trial by Jury. BORROWERS AND LENDERS EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWERS AND LENDERS AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 9.6.    Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.7.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid pursuant to all Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid pursuant to Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.8.    Preferences. If a Borrower makes a payment or payments to Lenders that is, in whole or in part, subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such amount, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such amount had not been received by Lenders.

Section 9.9.    Waiver of Notice. Borrowers shall not be entitled to any notices of any nature whatsoever from Lenders except with respect to matters for which this Agreement, the other Loan Documents or applicable Legal Requirements specifically and expressly provide for the giving of notice by Lenders to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lenders with respect to any matter for which this Agreement, the other Loan Documents or applicable Legal Requirements do not specifically and expressly provide for the giving of notice by Lenders to Borrowers.

Section 9.10.    Remedies of Borrowers. If a claim or adjudication is made that a Lender or its respective agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither such Lender nor its agents shall be liable for any monetary damages and Borrowers’ sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment, unless such unreasonable delay or action shall also be determined to be the result of gross negligence or willful misconduct. Any action or proceeding to determine whether a Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 9.11.    Offsets, Counterclaims and Defenses. Any assignee of a Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses that are unrelated to the assignment of this Agreement and the other Loan Documents and that a Borrower may otherwise have against such Lender, and no such unrelated counterclaim or defense shall be interposed or asserted by such Borrower in any action or proceeding brought by any such assignee upon this Agreement and the other Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by a Borrower. Nothing set forth in this Section 9.11 shall constrain the right of any Borrower to raise a defense based on payments made to Lender prior to an assignment.

Section 9.12.    No Joint Venture or Partnership; No Third-Party Beneficiaries. Borrowers and Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrowers, on the one hand, and Lenders, on the other hand, nor to grant Lenders any interest in any Property other than that of beneficiary or lender. The Loan Documents are solely for the benefit of Lenders and Collateral Agent, on the one hand, and Borrowers on the other hand, and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Lenders, Collateral Agent and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 9.13.    Publicity. All news releases, publicity or advertising by Borrowers or any of their Affiliates through any media intended to reach the general public, including, without limitation, public securities filings, which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lenders or their respective Affiliates (with respect to the Loan only) shall be subject to the prior written approval of each Lender. Lenders shall have the right to publicly describe the Loan, the Properties financed thereby in advertising and public communications of all kinds, including press releases, direct mail, newspapers, magazines, journals, e‑mail, or internet advertising or communications.

Section 9.14.    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrowers, Equity Owner and others with interests in Borrowers, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lenders under the Loan Documents to a sale by Collateral Agent, for the benefit of Lenders, of the Collateral for the collection of the Obligations without any prior or different resort for collection, or of the right of Lenders to the payment of the Obligations out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

Section 9.15.    Certain Waivers. Each Borrower hereby waives the right to assert a counterclaim in any action or proceeding brought against it by any Lender or its respective agents except for any compulsory counterclaim or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by a Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrowers are obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, each Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by any Legal Requirements, any rights it may have to claim or recover against a Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 9.16.    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Borrower acknowledges that, with respect to the Loan, such Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of any Lender or any parent, subsidiary or Affiliate of any Lender. No Lender shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of such Lender of any equity interest any of them may acquire in any Borrower, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to such Lender’s exercise of any such rights or remedies. Each Borrower acknowledges that each Lender and its Affiliates engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of each Borrower or its Affiliates.

Section 9.17.    Brokers and Financial Advisors. Borrowers shall, jointly and severally, indemnify, defend and hold each Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including such Lender’s reasonable attorneys’ fees and expenses of outside counsel) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of a Borrower or any of its respective Affiliates in connection with the transactions contemplated herein. The provisions of this Section 9.17 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 9.18.    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective Affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 9.19.    Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgages or any of the other Loan Documents, each Lender may at any time create a security interest in all or any portion of its respective rights under this Agreement, the Note, the Mortgages and any other Loan Document in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 9.20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 9.21.    Set-Off. In addition to any rights and remedies of Lenders provided by this Agreement and by law, each Lender has the right in its sole discretion, upon any amount becoming due and payable by Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits, credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate thereof to or for the credit or the account of Borrowers; provided, however, a Lender may only exercise such right during the continuance of an Event of Default. Each Lender agrees promptly to notify Borrowers after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.22.    Lenders’ Discretion. Whenever pursuant to this Agreement or any Loan Document (a) a Lender has any right to approve or disapprove any matter or grant any consent or waiver, (b) a Lender is entitled to make any determination, or (c) any matter is to be satisfactory to a Lender, then unless otherwise specifically provided in a section of this Agreement, such Lender shall have the right to so approve, disapprove, grant or withhold, determine, or be satisfied or unsatisfied, as applicable, in its sole discretion, and any such decision and shall be final and conclusive.

Section 9.23.    Servicer. At the option of Required Lenders, the Loan may be serviced by a servicer (the “Servicer”) selected by Required Lenders, and Lenders may delegate all or any portion of their rights or responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement (the “Servicing Agreement”). Borrowers shall, jointly and severally, pay Servicer directly or, at Required Lender’s sole option, reimburse Lenders, for the fees and out-of-pocket costs and expenses of any Servicer. As of the Closing Date, the Servicer shall be Situs AMC.

Without limiting the foregoing and subject to the terms of the Servicing Agreement, Servicer shall have the right to exercise all rights of Lenders and to enforce all obligations of Borrowers and other Persons pursuant to the terms and provisions of this Agreement, the Note and the other Loan Documents.

Borrowers shall deliver to Servicer at the address set forth on Schedule VI duplicate copies of all notices, documents and other instruments which Borrowers may or shall be required to deliver to Lenders pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices, documents or other instruments by Borrowers to Lenders shall be of any force or effect unless such duplicates are simultaneously delivered to Servicer).

Section 9.24.    Usury Savings. Anything to the contrary notwithstanding, if by the terms of this Agreement or the other Loan Documents, Borrowers are at any time required to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lenders for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Legal Requirements, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 9.25.    Confidentiality. Each Lender agrees that any statements relating to a Relevant Party and any proprietary information relating to the business of Borrowers or the Properties received from Borrowers (the “Borrower Confidential Information”) and each Borrower agrees that any information relating to the terms and provisions of this Agreement and the other Loan Documents (the “Lender Confidential Information” and, together with Borrower Confidential Information, the “Confidential Information”) shall be maintained by a Lender or a Borrower, as applicable, as confidential, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions no less restrictive than those of this Section to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of a Lender’s rights or obligations under this Agreement or (ii) any actual or prospective counterparty, servicer, rating agency or trustee (or their respective advisors) to any swap, derivative transaction or securitization transaction relating to Borrowers and their obligations, (f) with the written consent of each Borrower (in the case of Borrower Confidential Information) or with the written consent of Required Lenders (in the case of Lender Confidential Information) or (g) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available on a non-confidential basis from a source other than a Borrower, a Manager or their respective Affiliates (in the case of Borrower Confidential Information) or from a source other than a Lender or its respective Affiliates (in the case of Lender Confidential Information).

For the avoidance of doubt, “Confidential Information” shall not include information that (i) is or becomes publicly available, other than as a result of acts by Lenders or Borrowers in breach of this Section 9.25 or through illegal or improper disclosure by a third party, (ii) is in such Person’s possession prior to disclosure by the disclosing party and is not subject to any prior confidentiality agreement, (iii) is disclosed to such Person by a third party on a non-confidential basis, provided that the source of such information, to the best of the disclosing Person’s knowledge, did not obtain the information improperly and is not prohibited from transmitting such information by a contractual, legal, the disclosing party without the aid, application or use of the Confidential Information, (v) has been approved for release by prior authorization of the non-disclosing party, or (vi) is required to be disclosed pursuant to applicable Legal Requirements.

In the event that a Lender or a Borrower receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or other order issued by a court of competent jurisdiction or by another governmental agency, including the National Association of Insurance Commissioners or any stock exchange or any similar organization or regulatory or quasi-regulatory body, such Person may comply with the order, however before complying such Person shall, to the extent practicable and legally permitted, (i) promptly notify the other party of the existence, terms and circumstances surrounding such a request, (ii) consult with the other party on the advisability of taking reasonable steps to resist or narrow such request, at the other party’s expense (iii) if disclosure of such Confidential Information is required, furnish only such portion of the Confidential Information as such Person are advised by counsel (which may be an in-house counsel) is legally required to be disclosed, and (iv) provide the other party sufficient opportunity and reasonably cooperate, at such other party’s expense, with any action reasonably requested by such other party in its efforts to obtain an order preventing such disclosure or providing reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required to be disclosed.

Section 9.26.    Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” means “including, but not limited to.” Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. References herein to any Loan Document include such document as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. Each Borrower shall be deemed to have knowledge of a fact or matter if any officer, director or manager of any Relevant Party has actual (and not constructive) knowledge thereof.

ARTICLE X
COLLATERAL AGENT

Section 10.1         Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or authorized to act for, any other Lender. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities.

Section 10.2         Each Lender, by signing this Agreement (i) represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold its portion of the Loan hereunder and (ii) expressly acknowledges that neither any other Lender nor any of its respective officers, directors, employees, agents, attorneys in fact have made any representations or warranties to it and that no act by any other Lender hereafter taken, including any review of the affairs of a Relevant Party, shall be deemed to constitute any representation or warranty by any Lender. Each Lender shall, independently and without reliance upon any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning a Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 10.3         U.S. Bank Trust Company, National Association has been appointed Collateral Agent for the benefit of Lenders hereunder pursuant to the Collateral Agency Agreement. It is expressly understood and agreed by the parties hereto that any authority conferred upon Collateral Agent hereunder is subject to the terms of the delegation of authority made by Lenders to Collateral Agent pursuant to the Collateral Agency Agreement, and that Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained in the Collateral Agency Agreement (including the rights and protections of Collateral Agent thereunder). Any successor Collateral Agent appointed pursuant to the Collateral Agency shall be entitled to all the rights, interests and benefits of Collateral Agent hereunder.

Section 10.4         Collateral Agent is a “representative” of Lenders within the meaning of the term “secured party” as defined in the UCC. Lenders hereby authorize and direct Collateral Agent to enter into each of the Collateral Documents and the other Loan Documents and to take all action contemplated by such documents. Lenders agree that they shall not have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by Collateral Agent (for the benefit of Lenders) upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, pursuant to the terms of the Collateral Agency Agreement, Collateral Agent shall be authorized, and shall be granted a power of attorney, to execute and deliver on behalf of Lenders any Collateral Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of Collateral Agent on behalf of Lenders. Lenders have authorized Collateral Agent to release any Lien granted to or held by Collateral Agent upon any Collateral (i) as expressly described herein; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders (unless such release is required to be approved by all of Lenders hereunder). Upon request by Collateral Agent at any time, Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant hereto.

[NO FURTHER TEXT ON THIS PAGE]

The parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDERS:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as Class A Lender

By:	Barings, LLC, its investment manager

	By:	/s/ Burak Cetin
Name: Burak Cetin
Title: Managing Director

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, as Class B Lender

By:	Barings, LLC, its investment manager

	By:	/s/ Burak Cetin
Name: Burak Cetin
Title: Managing Director

MARTELLO RE LIMITED, as Class C Lender

By:	Barings, LLC, its investment manager

	By:	/s/ Burak Cetin
Name: Burak Cetin
Title: Managing Director

BORROWERS:

VB TWO, LLC, a Delaware limited liability company

By:	/s/ Paul Richards
	Name:	Paul Richards
	Title:	Authorized Signatory

VB THREE, LLC, a Delaware limited liability company

By:	/s/ Paul Richards
	Name:	Paul Richards
	Title:	Authorized Signatory

SUBSIDIARY BORROWERS:

CONREX RESIDENTIAL PROPERTY GROUP 2013-1, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-2 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-3 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-4 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-5 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-6 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-7 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-8 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-9 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-10 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-11 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-12 OPERATING COMPANY, LLC

CONREX RESIDENTIAL PROPERTY GROUP 2013-13 OPERATING COMPANY, LLC

REX RESIDENTIAL PROPERTY OWNER, LLC

REX RESIDENTIAL PROPERTY OWNER A, LLC

REX RESIDENTIAL PROPERTY OWNER II, LLC

REX RESIDENTIAL PROPERTY OWNER III, LLC

REX RESIDENTIAL PROPERTY OWNER IV, LLC

REX RESIDENTIAL PROPERTY OWNER V, LLC

REX RESIDENTIAL PROPERTY OWNER VI, LLC, each a Delaware limited liability company

By:	/s/ Paul Richards
	Name:	Paul Richards
	Title:	Authorized Signatory

JOINDER

Each of the undersigned Equity Owner and Parent hereby joins in the execution and delivery of this Agreement and hereby:

(a)         represents and warrants that each of the representations and warranties set forth in the Loan Agreement and each other Loan Document and applicable to it is true and correct as of the date hereof; and

(b)         agrees to be bound by all of the covenants and agreements set forth in Article V of the Loan Agreement and each other Loan Document applicable to it.

The existence and provisions of this Joinder shall in no event be interpreted to imply recourse against any of the Equity Owner or Parent under the Loan Documents except as otherwise explicitly set forth in the Loan Documents.

EQUITY OWNER:

VB TWO EQUITY, LLC, a Delaware limited liability company

By:	/s/ Paul Richards
	Name:	Paul Richards
	Title:	Authorized Signatory

PARENT:

VINEBROOK HOMES TRUST, INC., a Maryland corporation

By:	/s/ John Good
	Name:	John Good
	Title:	Chief Executive Officer

EXHIBIT A

INSURANCE REQUIREMENTS

[Intentionally Omitted]

EXHIBIT B

FORM OF REQUEST FOR RELEASE

[Intentionally Omitted]

EXHIBIT C

DEFINITION OF SPECIAL PURPOSE ENTITY

Each Borrower hereby represents and warrants to, and covenants with, Lenders that since the date of the formation of such Borrower and Equity Owner, each such party has complied with the following and at all times on and after the Closing Date and until such time as the Obligations shall be paid and performed in full each Borrower shall, and shall cause Equity Owner to, comply with the following:

(a)    Such Borrower (i) is and will be organized solely for the purpose of acquiring, renovating, rehabilitating, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Properties owned by it, entering into the Loan Documents to which it is a party, refinancing the Properties in connection with a permitted repayment of the Loan and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) does not own, and will not own any asset or property other than (A) the Properties, and (B) incidental personal property necessary for the ownership or operation of the Properties.

(b)    Equity Owner (i) is and will be organized solely for the purpose of acting as the Sole Member of each Borrower, executing the Loan Documents to which it is a party and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) does not own, and will not own any asset or property other than its membership interest in each Borrower.

(c)    Such Borrower has not engaged and will not engage in any business other than the acquisition, renovation, rehabilitation, ownership, management and operation of its respective Properties and such Borrower will conduct and operate its business as presently conducted and operated.

(d)    Equity Owner has not engaged and will not engage in any business other than acting as the member of each Borrower and Equity Owner will conduct and operate its business as presently conducted and operated.

(e)    Each Loan Party has not and will not enter into any contract or agreement with any Affiliate of such Loan Party except upon commercially reasonable terms and conditions that are comparable to those of an arms-length basis with third parties other than any such party.

(f)    No Loan Party has incurred and will not incur any Indebtedness other than, with respect to each Borrower, Permitted Indebtedness, and with respect to Equity Owner, Equity Owner Permitted Indebtedness, and no Loan Party has granted a security interest in or lien over any of its assets to secure any Indebtedness. Except with respect to Permitted Liens, no Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Collateral.

(g)    Each Loan Party has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), other than Restricted Junior Payments permitted pursuant to Section 5.28, and has not and shall not acquire obligations or securities of its Affiliates.

(h)    Since its date of formation, each Loan Party has been, is, and intends to remain solvent and each Loan Party has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of any Loan Party to make any additional capital contributions to such Loan Party.

(i)    Since its date of formation, each Loan Party has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and no Loan Party will, nor will such Loan Party permit any Person to, (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Required Lenders have consented and (B) such Loan Party has received an Additional Insolvency Opinion, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents.

(j)    Since its date of formation, each Loan Party has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. No Loan Party’s assets will be listed as assets on the financial statement of any other Person, provided, however, that a Loan Party’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Loan Party and such Affiliates and to indicate that such Loan Party’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on such Loan Party’s own separate balance sheet. Except to the extent that such Loan Party is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Legal Requirements, each Loan Party will file its own tax returns (to the extent such Loan Party is required to file any such tax returns) and will not file a consolidated, combined or unitary income tax return (as provided for in IRC Sec. 1501 or any applicable state or local law) with any other Person. Each Loan Party has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.

(k)    Since its date of formation, each Loan Party has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of such Loan Party or any constituent party of such Loan Party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(l)    Since its date of formation, each Loan Party has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of any Loan Party to make any additional capital contributions to such Loan Party.

(m)    No Loan Party or any constituent party of such Loan Party has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of such Loan Party.

(n)    Other than any funds owned by a Borrower and deposited into a Rent Deposit Account or a Security Deposit Account, no Loan Party has or will commingle the funds and other assets of such Loan Party with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(o)    Since its date of formation, each Loan Party has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(p)    No Loan Party has or will assume, guarantee or become obligated for the debts of any other Person (other than other Loan Parties) and no Loan Party has or will hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person (other than other Loan Parties), except, in each case, as contemplated by this Agreement or the other Loan Documents.

(q)    The organizational documents of each Loan Party shall provide that at all times there shall be (and each Loan Party shall at all times cause there to be) at least one (1) duly appointed Independent Director, and that such Independent Director may not be removed or replaced without Cause and unless Lenders are provided with not less than three (3) Business Days’ prior written notice of (i) any proposed removal of such Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director.

(r)    The organizational documents of each Loan Party shall also provide an express acknowledgment that each Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(s)    The organizational documents of each Loan Party shall provide that such Loan Party shall not take any action which, under the terms of such organizational document, requires a unanimous vote of the (i) the sole member of such Loan Party (the “Sole Member”) or (ii) the board of directors of such Loan Party, unless at the time of such action there shall be at least one (1) duly appointed Independent Director has participated in such vote. The organizational documents of each Loan Party shall provide that actions requiring such unanimous written consent, including the Independent Director, shall include each of the following with respect to such Loan Party (each, a “Material Action”): (A) filing or consenting to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (B) seeking or consenting to the appointment of a receiver, liquidator or any similar official of such Loan Party, or a substantial part of its business, (C) making an assignment for the benefit of creditors, (D) admitting in writing its inability to pay debts generally as they become due, (E) declaring or effectuating a moratorium on the payment of any obligations, or (F) taking any action in furtherance of the foregoing, provided, for purposes of clauses (D) and (F), the following shall not constitute a Material Action: (1) admissions or statements which are compelled and required by law and which are true and correct, or (2) admissions or statements in writing to Lenders or any Servicer of the Loan, or in connection with any audit opinion or “going concern” qualification in its audited financial statements, that (x) such Borrower cannot pay its Operating Expenses, (y) such Borrower cannot pay Debt Service on the Loan, or (z) such Borrower cannot repay or refinance the Loan on the Maturity Date. In addition, the organizational documents of each Loan Party shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (v), the Independent Director shall consider only the interests of the Loan Party including its creditors. No Loan Party shall take any of the foregoing actions without the unanimous written consent of its board of directors or its member(s) including (or together with) the Independent Director. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to the Loan Party (including duties to equity holders solely to the extent of their respective economic interests in the Loan Party and to the Loan Party’s creditors as set forth in the immediately preceding sentence), such Independent Director shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (aa) the Loan Party or the Loan Party’s other equity holders, (bb) other Affiliates of the Loan Party, or (cc) any group of Affiliates of which the Loan Party is a part; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(t)    Notwithstanding anything herein to the contrary, each Loan Party shall be a Delaware single-member limited liability company satisfying the requirements below:

(i)    the organizational documents shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes the Sole Member of such limited liability company to cease to be a member of such limited liability company (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in the limited liability company and the admission of the transferee, if permitted pursuant to the organizational documents and the Loan Documents or (B) the resignation of Sole Member and the admission of an additional member to the limited liability company, if permitted pursuant to the organizational documents and the Loan Documents), the Independent Director of such Loan Party shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of such limited liability company, automatically be admitted as members of the limited liability company (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of the limited liability company without dissolution. The organizational documents of the limited liability company shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as a Special Member unless (y) a successor Special Member has been admitted to the limited liability company as a Special Member, and (z) such successor Special Member has also accepted its appointment as the Independent Director.

(ii)    The organizational documents of the limited liability company shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (x) Sole Member may not resign, and (y) no additional member shall be admitted to the limited liability company; and

(iii)    the organizational documents of the limited liability company shall provide that, as long as any portion of the Obligations remains outstanding: (v) the limited liability company shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of the limited liability company or the occurrence of any other event which terminates the continued membership of the last remaining member of the limited liability company unless the business of the Loan Party is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (w) upon the occurrence of any event that causes the last remaining member of the limited liability company to cease to be a member of the limited liability company or that causes Sole Member to cease to be a member of the limited liability company (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in the limited liability company and the admission of the transferee, if permitted pursuant to the organizational documents and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of the limited liability company, if permitted pursuant to the organizational documents and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the limited liability company, agree in writing (I) to continue the existence of the limited liability company, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the limited liability company, effective as of the occurrence of the event that terminated the continued membership of such member in the limited liability company; (x) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of the limited liability company and upon the occurrence of such an event, the business of the limited liability company shall continue without dissolution; (y) that in the event of the dissolution of the limited liability company, the limited liability company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the limited liability company in an orderly manner), and the assets of the limited liability company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (z) that to the fullest extent permitted by law, each of Sole Member and the Special Member shall irrevocably waive any right or power that they might have to cause the limited liability company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the limited liability company, to compel any sale of all or any portion of the assets of the limited liability company pursuant to any applicable Legal Requirements or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the limited liability company.

(u)    No Loan Party has permitted or will permit any Affiliate (except (i) Manager pursuant to a Management Agreement entered into in accordance with this Agreement and (ii) in such Affiliate’s capacity as Managing Member of a Loan Party) or constituent party independent access to its bank accounts.

(v)    Each Loan Party has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of any Loan Party to make any additional capital contributions to such Loan Party.

(w)    Each Loan Party has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of any Loan Party to make any additional capital contributions to such Loan Party.

(x)    Each Loan Party has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(y)    Except in connection with the Loan or other Indebtedness paid off on the Closing Date, no Loan Party has pledged and no Loan Party will pledge its assets for the benefit of any other Person.

(z)    No Loan Party has and no Loan Party will have any obligation to indemnify its officers, directors, members or partners, as the case may be, except any such obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(aa)    If such Loan Party is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (except with respect to the Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any Person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth on this Exhibit C without the consent of Required Lenders.

(bb)    No Loan Party has, does or will have any of its obligations guaranteed by an Affiliate (other than by Equity Owner Guaranty and the Recourse Guaranty).

(cc)    Since the date of its formation, each Loan Party has conducted and shall conduct its business so that the assumptions made with respect to such Loan Party in the Insolvency Opinion or any Additional Insolvency Opinion shall be true and correct in all material respects. In connection with the foregoing, each Loan Party hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding such Loan Party or any other Persons) set forth in the Insolvency Opinion or any Additional Insolvency Opinion in all material respects, (ii) all of the representations, warranties and covenants in this Exhibit C in all material respects, and (iii) all of the organizational documents of such Loan Party in all material respects.

“Cause” means, with respect to the Independent Director, (i) acts or omissions by such Independent Director, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s duties, (ii) such Independent Director has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of the applicable Loan Party’s organizational documents of (iv) there is a material increase in the fees charged by such Independent Director or a material change to such Independent Director’s terms of service, (v) such Independent Director is unable to perform his or her duties as Independent Director as applicable, due to death, disability or incapacity, or (vi) such Independent Director no longer meets the definition of Independent Director.

“Independent Director” means a natural person selected by the applicable Loan Party (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director and is not, will not be while serving as Independent Director (except pursuant to an express provision in the applicable Loan Party’s operating agreement providing for the appointment of such Independent Director to become a “special member” upon the last remaining member of a Borrower or Equity Owner ceasing to be a member of such Loan Party) and shall not have been at any time during the preceding five (5) years, any of the following:

(i)    a stockholder, member (other than a Special Member), director (other than as an Independent Director), officer, employee, partner, attorney or counsel of any Loan Party, any Affiliate of any Loan Party or any direct or indirect parent of any Loan Party;

(ii)    a customer, supplier or other Person who derives any of its purchases or revenues from its activities with any Loan Party or any Affiliate of any Loan Party or a creditor to any Relevant Party;

(iii)    a Person or other entity Controlling or under common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above;

(iv)    a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

(v)    employee of a law firm that has provided legal services of any kind to any Relevant Party.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with a Loan Party shall be qualified to serve as an Independent Director of a Loan Party, provided that the fees that such individual earns from serving as Independent Director of Affiliates of such Loan Party in any given year constitute in the aggregate less than five percent (5.0%) of such individual’s annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director of a Loan Party if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Nationally Recognized Service Company” means any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Required Lenders, in each case that is not an Affiliate of any Relevant Party and that provides professional independent directors and other corporate services in the ordinary course of its business.

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Compliance Certificate

[Intentionally Omitted]

EXHIBIT E

FORM OF TENANT DIRECTION LETTER

[Intentionally Omitted]

EXHIBIT F

FORM OF DATA TAPE

Form on file with Borrowers and Lenders

EXHIBIT G

FORM OF LEASE

On File with Diligence Agent and Lenders

SCHEDULE I

CLOSING DATE DATA TAPE

[Intentionally Omitted]

SCHEDULE II

FORM OF MONTHLY PROPERTIES SCHEDULE

On File with Borrower and Lenders.

SCHEDULE III

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

SCHEDULE IV

CHIEF EXECUTIVE OFFICE, PRIOR NAMES, EMPLOYER IDENTIFICATION NUMBER AND ORGANIZATIONAL CHART

[Intentionally Omitted]

SCHEDULE V

HOA PROPERTIES

[Intentionally Omitted]

SCHEDULE VI

NOTICE ADDRESSES

[Intentionally Omitted]